UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
Amendment No. 1
on
FORM 10

General Form for Registration of Securities
Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934

MAXIM TEP, INC.
(Exact name of registrant as specified in its charter)

Texas	20-0650828
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9400 Grogan’s Mill Road, Suite 205
The Woodlands, Texas 77380
www.maximtep.com

(Address of principal executive offices)

Registrant’s Telephone Number, Including Area Code: (281) 466-1530

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.00001
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐
(Do not check if a smaller reporting company)	Smaller reporting company ☒

MAXIM TEP, INC.

Forward Looking Statements

This Registration Statement on Form 10 contains forward-looking statements concerning our beliefs, plans, objectives, goals, expectations, anticipations, estimates, intentions, operations, future results and prospects, including statements that include the words “may,” “could,” “should,” “would,” “believe,” “expect,” “will,” “shall,” “anticipate,” “estimate,” “intend,” “plan” and similar expressions. These forward-looking statements are based upon current expectations and are subject to risk, uncertainties and assumptions, including those described in this Registration Statement on Form 10. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, expected, projected, intended, committed or believed. We provide the following cautionary statement identifying important factors (some of which are beyond our control) which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions.

PART I

ITEM 1.  BUSINESS

(A)  GENERAL

Maxim TEP, Inc. (“Maxim” or the “Company”), is headquartered in The Woodlands, Texas, a suburb of Houston. The Company is an oil and natural gas exploration, development and production (E&P) company geographically focused on the onshore United States. The Company’s operational focus is the acquisition, through the most cost effective means possible, of production or near production of oil and natural gas field assets. Targeted fields generally have existing wells that are often past primary energy recovery, but whose enhancement through secondary and tertiary recovery methods could revitalize them. Targeted fields also have the availability of additional drilling sites. The Company seeks to have an inventory of existing wells to enhance and a number of new drilling sites to maintain growth, while increasing reserves and cash flow. Maxim uses both conventional and non-conventional methods to bring non-producing wells back into production and to minimize operational costs.

(B)  HISTORY AND DEVELOPMENT

During October of 2003, the founders conceived a business plan and named the Company Maxim Energy, Inc. On September 23, 2004 Maxim Energy, Inc. merged into Maxim TEP, Inc., a Texas corporation, which resulted in Maxim TEP, Inc. as the surviving entity headquartered in The Woodlands, Texas. The founders began to acquire oil and natural gas properties during 2004 with its first acquisition being a property in Oklahoma. Acquisition of properties continued in 2005 and 2006 and the Company now owns fields in Louisiana, California, Arkansas, Kansas, Kentucky and New Mexico.

The Company has a three phases of development:

▪	Phase One – Acquisition Phase: Acquire property and oil and natural gas leases as budgets would allow while carefully selecting targeted properties that met the Company’s long range objectives.
▪
Phase Two – Development Phase: Drill development wells in careful “step outs” from known reserve areas to raise likelihood of productive new wells and enhance existing wells with recovery technologies available to the Company. The goal is to drill, complete and produce as much oil and natural gas as possible thereby increasing proved reserves and cash flows so as to support Phase Three.

▪
Phase Three – Expansion Phase: During this phase, the Company would continue to expand and replace production that it is selling into the market, offset historic decreases in production and monetize fields at appreciated values from their original purchase price.

Phase One – Acquisition Phase

The Company’s fundamental belief was premised on the proposition that oil prices would increase because world supplies were diminishing while worldwide demand was increasing. The founders are believers in “Peak Oil,” a belief that recognizes that since the production and extraction of oil and natural gas has grown almost every year and (It is currently at about 84 million barrels a day) production is likely to start a decline so we will have “peaked,” a theory first espoused by M. King Hubbert in the 1950’s who predicted the peak to occur between 1965-1970 and actually did occur in the lower 48 states in 1970-1971. Mr. Hubbert believed in the 1950’s, the world would use more than half its supply in the near future, then the industry would shift from a buyers’ market to a sellers’ market since oil production would more than likely stop growing and start a decline. The founders held that this decline would lead to higher prices and attention towards secondary and tertiary oil and gas recovery from older fields. By acquiring fields first, the belief was that prices would be lower than when the market realized the importance of older fields. Hence, many oil and natural gas fields were inexpensive as they were not economical, given the then-oil-and-gas prices. Nevertheless, these fields could become economical if oil and natural gas prices rose, giving the owner the potential to eventually monetize at higher energy prices.

The Company sought financing for its Phase One. Maxim secured initial funding from several accredited investors, and set out to acquire fields, and now currently owns the rights to oil and natural gas leases in six states: Kentucky, California, Louisiana, Kansas, Arkansas and New Mexico.

In buying existing oil and natural gas fields, the Company set out to extensively study the fields, the formations in which oil and natural gas were found, the history of sales from the field and the history of all surrounding fields, and their production. From this information, a better assessment could be made as to the value of the target property.

Phase Two – Development Phase

Phase Two is the monetization of the Company’s fields through secondary and tertiary recovery methods in existing wells, as well as the development through drilling of the undeveloped acreage that exist in its fields. The Company has the availability to workover over 530 wells through secondary and tertiary advanced stimulation methods. The Company also believes it has at least 2,159 drillable sites across all of its fields. This phase is highly dependent on the Company’s ability to secure funding from debt and equity sources.

Currently, the Company has active drilling, completion and operations on six of its seven fields (located in California, Kentucky, Arkansas and Louisiana), with plans to start activity in New Mexico as well. The Company has over 470 small producing natural gas wells in its Marion field in Louisiana that it received from the purchase of this field along with over 110 miles of natural gas gathering pipeline. It has plans to repair or put in place new pipeline to more efficiently capture additional natural gas from these existing wells. The Company began an eight-well drilling program in its Belton Field in Kentucky, resulting in three gas wells, three oil wells and one water well (for disposal purposes). The eighth well has not yet been drilled. The drilled wells are in different stages of completion. First production began in the fourth quarter of 2007. The Company has begun a workover program on six existing wells on its Days Creek Field in Arkansas. The Company began three wells of a five-well drilling program in its Stephens Oil and Gas field in Arkansas, of which two are in production. Lastly, the Company has thirteen oil wells in the Delhi Field in Louisiana and is beginning an active well workover program on seven of them.

The Company initiated its Phase Two drilling and work-over program in the late stages of 2006-2007. In 2008, Maxim intends to drill or enhance a total of 33 wells should it receive adequate funding.

In 2008 the Company plans to drill an injection well in Kentucky; work-over and enhance 10 existing wells and drill 7 new wells in Days Creek; drill 4 wells in the deeper zone of the Stephens Field; workover 12 wells in Delhi; and no new wells in Marion. While there are no assurances of success with all new wells, it is anticipated that this drilling plan, coupled with well enhancements in Marion and Delhi, could contribute significant additional production by December 2008.

The following table sets forth 2008 planned wells.

	Wells Planned to Drill or Enhance in 2008	Active Wells December 2007
Marion–Louisiana	—	476
Days Creek–Arkansas	17	4
Delhi–Louisiana	12	—
Belton–Kentucky	—	2
South Belridge–California	—	9
Stephens (Deep)–Arkansas	4	2
Stephens (Shallow)–Arkansas	—	—
Medicine Lodge–Kansas	—	—
Total	33	493

All of the planned drilling and enhancements assume that the Company is successful in securing its 2008 funding for a drilling and development budget of approximately $12.4 million. The actual number of wells drilled will vary depending upon various factors, including the availability and cost of drilling rigs, any working interest partner issues, our ability to raise additional capital, the success of our drilling programs, weather delays and other factors. If we drill the number of wells we have budgeted for 2008, depreciation, depletion and amortization, oil and natural gas operating expenses and production are expected to increase over levels incurred in 2007. Our ability to drill this number of wells is heavily dependent upon the timely access to oilfield services, particularly drilling rigs. The shortage of available rigs and financing in 2007 delayed the drilling and enhancement of several planned wells, slowing our growth in production. Due to the lack of funding, as of March 2008, the Company has not yet begun any of these planned 2008 activities.

Phase Three – Expansion Phase

In the Phase Three development of the Company, an effort will be made to replace the oil and natural gas reserves currently being developed in fields operated by the Company. Monetizing fields through the creation of Master Limited Partnerships (“MLP”) is also an option that offers cash flow to investors and the Company. With the enhanced oil recovery (“EOR”) methods available to the Company there are fields that it can acquire, either for development of reserves, enhancement, or monetization through resale. See EOR discussed in more detail on Page 8.

(C)  DESCRIPTION OF FIELDS

The following table sets forth certain information regarding our developed and undeveloped lease acreage as of December 31, 2006. “Developed Acreage” refers to acreage on which wells have been drilled or completed to a point that would permit production of oil and natural gas in commercial quantities. “Undeveloped Acreage” refers to acreage on which wells have not been drilled or completed to a point that would permit production of oil and natural gas in commercial quantities whether or not the acreage contains proved reserves.

	2006	12/31/2006	Average
	Production	Proved	Working	Developed Acreage		Undeveloped Acreage		Total
	BOE	Reserves	Interest	Gross	Net	Gross	Net	Gross	Net
Marion–LA	38,094	762,589	100.00%	10,300	10,300	11,200	11,200	21,500	21,500
Days Creek–AR	743	26,053	85.00%	480	408	260	221	740	629
Delhi–LA	—	2,408,983	95.77%	680	651	720	690	1,400	1,341
Belton– KY	156	79	100.00%	90	90	2,918	2,918	3,008	3,008
South Belridge–CA	29,438	57,091	50.00%	45	23	915	457	960	480
Stephens–AR	—	—	24.00%	—	—	1,114	267	1,114	267
Medicine Lodge–KS	—	—	100.00%	—	—	640	640	640	640
Total	68,431	3,254,795		11,595	11,472	17,767	16,393	29,362	27,865

An element of an oil or natural gas lease is the obligation to drill upon the fields that are acquired. If the Company is not successful in securing its 2008 funding for a drilling and development budget of approximately $12.4 million, some of leases might be lost. So as to maintain its leases in the Stephens Field, six wells must be drilled by the end of 2008 or the Company will lose its rights to the undeveloped acres. The Company has already drilled and completed three of these wells. The Medicine Lodge Field also requires drilled production to hold its 640 undeveloped acres. Due to the lack of funding, the Company currently has no plans to drill in this field and believes that more than likely these leases will expire in 2008. The South Belridge Field lease carries a 10 wells per year drilling commitment or the remaining undeveloped acres could be lost, but the Company’s working interest partner and the operator has been complying with this commitment even without the Company’s contribution. In that scenario, the Company only forfeits the well spacing acres of any wells in which it chooses to go non-consent. The Marion Field, Days Creek Field, and Delhi Field do not have any future drilling commitments and current production is sufficient to maintain those leases. The Company is the mineral interest owner in its initial 3,008 acres of the Belton Field and therefore there is not drilling or production requirements on this property. During 2007 the Company has leased an additional 6,317 surrounding acreage, typically under five year leases with an option to renew the lease for an additional five years for a rental fee.

The table does not take into account additional leases acquired by the Company California (600 acres) and in Kentucky (6,317 acres), negotiations for access to 2,080 acres in New Mexico and negotiations for shallow rights interest in the Stephens field (1,400 acres), all done and launched in 2007.

Marion Field (Monroe Gas Field), Louisiana

The Company purchased this approximately 21,500 acre natural gas field in December 2005 which included a pipeline and operational equipment.

•	Wells: 476 currently producing though existing pipeline needs modernization and enhancement
•	The Company has a 100% working interest (“WI”) and a net revenue interest (“NRI”) of 76%
•	Natural gas production from the Arkadelphia zone
•	Strategic plan initiated for natural gas field workover program to increase production revenue, and pipeline replacement program to handle increased production of natural gas
•	Developing strategic plan for exploration and development of deeper prospective pay zones

Days Creek Field, Arkansas

In November 2006, the Company purchased approximately 740 acres in Miller County Arkansas using $400,000 in cash and three convertible notes in an aggregate principal amount of $6.0 million, which notes are convertible into an aggregate of 4,000,000 shares of common stock.

•	Wells: 12 existing wells with eight planned “Work-Overs” and four Producing Wells
•	The Company has a 85% WI and a 62.75% NRI
•	There are four operating oil and natural gas wells in Smackover Zone
•	Developing strategic plan for additional in-field drilling and development

Delhi Field, Louisiana

The Company purchased an approximately 1,400 acre lease in December 2006 that is a water injection oil field.

•	Proved oil reserves in the Mengel sands
•	Wells: 13 wells are in place and completed
•	The Company currently has a 95.8% WI and a 82.7% NRI
•	Active well workover program on seven existing oil wells
•	Developing strategic plan for implementation of waterflood program

Hospah, Lone Pine & Clovis Oil and Natural Gas Fields, New Mexico

Over the course of two years, the Company has negotiated and continues to negotiate the purchase of acreage in New Mexico. We currently have acquired leases to 2,080 acres in Hospah while working towards leasing more acreage near Clovis, New Mexico in McKinley County.

•	The Company has a 100% WI and an 81.5% NRI on the first approximately 2,080 acres in Hospah
•	Oil and natural gas production since 1927 from the Hospah Sandstones reservoir located on the field have yielded nearly 22 million barrels of oil and nearly 53 bcf of gas through 2005

 Belton Field, Kentucky

The Belton Field was the Company’s first acquisition in April of 2004, acquiring 3,008 acres initially and since that time the Company has leased an additional 6,317 surrounding acreage and is negotiating up to an additional 11,855 acres, for a total acreage position of 21,180 acres, all located in Muhlenberg County, Kentucky.

•	Wells: three oil wells and three natural gas wells are newly drilled and in various stages of completion with one additional well not yet drilled
•	The Company has a 100% WI and an approximate 79.6% NRI
•	A drilling program is nearly completed to develop shallow reserves and explore for deeper productive oil and natural gas pay zones

South Belridge Field, California

Maxim negotiated a joint operating agreement (“JOA”) with Orchard Petroleum, Inc. in February 2005 on a prospect of approximately 960 acres in Kern County, California. The Company spent a total of $1.72 million for the opportunity to buy into this project with Orchard for a 75% working interest of Orchard’s 75% interest. In addition, the Company was obligated to pay for the first $28.5 million in capital expenditures (CAPEX) to drill wells, later reduced to $23.5 million for a 50% working interest. In support of Orchard’s drilling operations, the Company invested the $23.5 million on wells drilled in the South Belridge field for a total investment of $25.2 million including the initial $1.72 million buy in. In early 2007, the Company paid $500,000 for a 50% working interest in 600 acres of section 18 which is adjacent to the original 960 acre prospect. The Company is in negotiation to sell this property to reduce outstanding debt.

Stephens Field, Arkansas

The Company purchased rights to approximately 1,114 acres in Ouachita County, Arkansas in December 2006.

•	Wells: two wells are completed
•	The Company currently has a 24% WI and a 17% NRI at depths of 2,500 feet and deeper, and
•	The Company is currently negotiating a 100% WI and a 75% NRI on the zones which are 2,500 feet and less
•	Planned shallow well workover program and development program in the deeper Petit Lime and Smackover Zones

Medicine Lodge Field, Medicine Lodge, Kansas

Maxim acquired a section of property, 640 acres with a Devonian shale play potential, as partial consideration of a legal settlement in 2005. Currently, the Company has no plans to develop this field but may in the future.

(D)  OIL AND NATURAL GAS OPERATIONS, PRODUCTION AND DEVELOPMENT

Volumes, Prices and Oil & Natural Gas Operating Expense

The following table sets forth certain information regarding the production volumes of, average sales prices received for and average production costs associated with our sales of oil and natural gas for the periods indicated.

	Year Ended December 31,
	2006	2005
Production volumes
Oil (Bbls)	16,167	10,816
Natural gas (Mcf)	313,585	32,061
Barrel of oil equivalent (BOE)	68,431	16,160

Average sales prices
Oil (per Bbl)	$62.57	$53.50
Natural gas (per Mcf)	$6.27	$4.20
Barrel of oil equivalent (per BOE)	$43.54	$44.14

Average costs (per BOE) (1)	$30.91	$38.29

(1)	Includes direct lifting costs (labor, repairs and maintenance, materials and supplies), workover costs and the administrative costs of production offices, insurance and property and severance taxes.

Oil and Natural Gas Reserves

The following table sets forth our estimated net proved oil and natural gas reserves and the PV-10 value of such reserves as of December 31, 2006. The reserve data and the present value as of December 31, 2006 were derived from reserve estimates prepared by Aluko & Associates, Inc., independent petroleum engineers. No reserve reports were provided to any government agency. The PV-10 value was derived using constant prices as of the calculation date, discounted at 10% per annum on a pretax basis, and is not intended to represent the current market value of the estimated oil and natural gas reserves owned by the Company. For further information concerning the present value of future net revenues from these proved reserves, see Note 15 of notes to Consolidated Financial Statements.

	Proved Reserves
	Developed	Undeveloped	Total
Oil and condensate (Bbls)	665,751	1,799,070	2,464,821
Natural gas (Mcf)	4,739,841	—	4,739,841
Total proved reserves (BOE)	1,455,725	1,799,070	3,254,795
PV-10 Value (1)(2)	$14,945,162	$46,221,589	$61,166,751

(1)
The PV-10 value as of December 31, 2006 is pre-tax and was determined by using the December 31, 2006 sales prices, which averaged $54.39 per Bbl of oil, $5.92 per Mcf of natural gas. Management believes that the presentation of PV-10 value may be considered a non-GAAP financial measure. Therefore we have included a reconciliation of the measure to the most directly comparable GAAP financial measure (standardized measure of discounted future net cash flows in footnote (2) below). Management believes that the presentation of PV-10 value provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and natural gas companies. Because many factors that are unique to each individual Company may impact the amount of future income taxes to be paid, the use of the pre-tax measure provides greater comparability when evaluating companies. It is relevant and useful to investors for evaluating the relative monetary significance of our oil and natural gas properties. Further, investors may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies.

Management also uses this pre-tax measure when assessing the potential return on investment related to its oil and natural gas properties and in evaluating acquisition candidates. The PV-10 value is not a measure of financial or operating performance under GAAP, nor is it intended to represent the current market value of the estimated oil and natural gas reserves owned by us. The PV-10 value should not be considered in isolation or as a substitute for the standardized measure of discounted future net cash flows as defined under GAAP.

(2)
Future income taxes and present value discounted (10%) future income taxes were $14,199,754 and $7,849,504, respectively. Accordingly, the after-tax PV-10 value of Total Proved Reserves (or “Standardized Measure of Discounted Future Net Cash Flows”) is $53,317,247.

Development, Exploration and Acquisition Capital Expenditures

The following table sets forth certain information regarding the gross costs incurred in the purchase of proved and unproved properties and in development and exploration activities.

	Year Ended December 31,
	2006	2005
Acquisition costs
Unproved prospects	$6,094,136	$1,120,000
Proved properties	5,929,225	6,904,843
Exploration	85,453	2,174,789
Development	7,446,629	10,889,002
Asset retirement obligation (1)	890,355	727,602

Total costs incurred	$20,445,798	$21,816,236

(1)	Includes non-cash asset retirement obligations accrued in accordance with SFAS No. 143 of $890,355 and $727,602, respectively, for the years ended December 31, 2006 and 2005, respectively.

Productive Wells

The following table sets forth the number of productive oil and natural gas wells in which we owned an interest as of December 31, 2006.

	Company
	Operated		Other		Total
	Gross	Net	Gross	Net	Gross	Net
Oil	22	20.5	9	4.3	31	24.8
Natural gas	478	478.0			478	478.0
Total	500	498.5	9	4.3	509	502.8

Drilling Activity

The following table sets forth our drilling activity for the last two fiscal years ended December 31, 2006 and 2005. The Company had no drilling activity prior to 2005. In the table, “gross” refers to the total wells in which we have a working interest and “net” refers to gross wells multiplied by our working interest therein. Our drilling activity from January 1, 2005 to December 31, 2006 has resulted in an apparent commercial success rate of approximately 92%.

	Year Ended December 31,
	2006		2005
	Gross	Net	Gross	Net
Exploratory Wells
Productive	—	—	1	0.8
Nonproductive	—	—	1	0.8
Total	—	—	2	1.6
Development Wells
Productive	4	4	7	4.2
Nonproductive	—	—	—	—
Total	4	4	7	4.2

Delivery Commitments

We are not obligated to provide a fixed and determinable quantity of oil or natural gas in the near future under existing contracts or agreements. Furthermore, during the last three years we had no significant delivery commitments.

(E)  ENHANCED OIL RECOVERY

A focus of the Company involves enhanced oil recovery (“EOR”). This refers to the recovery of oil that is left behind after primary recovery methods are either exhausted or no longer economical. The Company can utilize both conventional and non conventional methods to achieve EOR.

Primary production is the first oil out, the “easy” oil. Once a well has been drilled and completed in a hydrocarbon-bearing zone, the natural pressures at that depth may and often does cause the oil to flow through the rock or sand formation toward the lower pressure wellbore.

Secondary recovery methods are used when there is insufficient underground pressure to move the remaining oil. Water-flooding is one of the most common and efficient secondary recovery processes. Water is injected into the oil reservoir in certain wells in order to renew a part of the original reservoir energy. As this water is forced into the oil reservoir, it spreads out from the injection wells and pushes some of the remaining oil toward the producing wells. Eventually the water front will reach these producers and increasingly larger quantities of water will be produced with a corresponding decrease in the amount of oil. Other processes include stimulations by re-permeating through technologies for fracturing formations (“Fracing”), as well as lateral horizontal drilling. Management believes that in time and with prolonged deployment in a number of its wells, the lateral drilling technology available to Maxim will prove most efficient at the lowest cost. Tertiary recovery involves injecting other gases, such as carbon dioxide, to stimulate the flow of the oil and to produce remaining fluids.

EOR Technology Available to the Company

Lateral Horizontal Drilling (Water Jetting)

Utilizing existing drilled wells, the Lateral Horizontal Drilling Technology (“LHD Technology”) is a technique where the well bore casing is milled at different directions and at different levels in a “wheel and spoke” fashion and then fluid is jetted at high pressure through the formation. The jetted fluid can penetrate laterally for up to 300 feet in up to four directions at any given depth. LHD Technology can be conducted at a fraction of the time and cost of conventional drilling methods. The LHD Technology employs low volumes of water, is friendly to the environment, and no attendant mud pits or drilling fluids are required. The LHD Technology can be adapted for use on both new and existing wells, although the Company believes that it is most effective on formations with low production.

LHD Technology can provide the Company an alternative, non-traditional, method to recover oil and natural gas reserves that otherwise may have been beyond the reach of conventional technologies.   LHD Technology can also be utilized for fracturing, water injection and acidizing intervals or water zones at a fraction of the time and cost of conventional methods.

Propellant Fracturing

In 2006 the Company began utilizing a fracturing technology that employs a propellant fracturing tool using solid propellant, referred to as “low order explosives” to generate high pressure gas at a rapid rate which can be tailored to formation characteristics. The technique is designed to create multiple fractures radiating more than 20 feet from the wellbore and avoids pulverizing and compacting the rock.

This propellant fracturing tool is compatible with both open and cased-hole completions.  The tool is usually deployed by wireline or coiled tubing. Typically little or no cleanup is required, and the well can usually be put back on production soon after the stimulation, hence offering little “down” time.

(F)  ORGANIZATION

The company has set in place a corporate structure that organizes different functions and individual holdings in separate subsidiaries. In this way it can finitely address both budget and funding/reporting needs, while also limiting any unnecessary corporate exposure.

1) Maxim TEP Financial, LLC coordinates all Company funding and finance, as well as coordination and presentation of the Company to public markets

2) MTEP Land & Mineral Management, LLC oversees drilling and field enhancement operations within each of the Company’s wholly owned subsidiaries:

A.	Axiom TEP, LLC controlling the Marion, Louisiana properties
B.	Smackover Creek Energy, LLC and DC Operating Co., LLC for two Arkansas properties.
C.	HM Operating Company, LLC and MTEP Clovis (being formed) for two New Mexico acquisitions.
D.	Tiger Bend Gas Pipeline, LLC controlling the Company’s Louisiana pipeline holdings.
E.	Mud River Energy, LLC controlling the Company’s Kentucky operations, and
F.	MTEP Technologies, LLC a technology holding firm for the non conventional Radial/Lateral Drilling Licensing, LLC (being formed) owned by the Company.
G.	Tiger Bend Drilling, LLC provides vertical well drilling services.

The Board of Directors oversees the corporate activities, working in conjunction with the President/CEO and Management team.

Employees

At January 28, 2008, Maxim and its subsidiaries had a total of 20 full-time employees, and four part-time employees. There are 4 employees at the Company’s corporate headquarters in The Woodlands, Texas. See “Item 6, Executive Compensation.”

Trademarks and Other Intellectual Property

The Company purchased exclusive North American rights for a non-conventional lateral drilling technology invented by Carl Landers, a Director of the Company from inception. The patents comprising this lateral drilling technology are: US Patent Number 5,413,184 Method and Apparatus for Horizontal Well Drilling , issued May 9, 1995; US Patent Number 5,853,056 Method and Apparatus for Horizontal Well Drilling , issued December 12, 1998; and US Patent Number 6,125,949 Method and Apparatus for Horizontal Well Drilling , issued October 3, 2000. There can be no assurance that these patents and the related technology will perform to the Company’ expectations. Further, there can be no assurance that these patents and related technology do not infringe upon the intellectual property rights of others.

Distribution Methods

Each of our fields that produce oil distributes all of the oil that it produces through one purchaser for each field. We do not have a written agreement with some of these oil purchasers. These oil purchasers pick up oil from our tanks and pay us according to market prices at the time the oil is picked up at our tanks. There is significant demand for oil and there are several companies in our operating areas that purchase oil from small oil producers.

Each of our fields that produce natural gas distributes all of the natural gas that it produces through one purchaser for each field. We have distribution agreements with these natural gas purchasers that provide us a tap into a distribution line of a natural gas distribution company and to be paid for our natural gas at either a market price at the beginning of the month or market price at the time of delivery, less any transportation cost charged by the natural gas distribution company. These charges can range widely from 2 percent to 20 percent or more of the market value of the natural gas depending on the availability of competition and other factors. Due to the lack of available distribution lines on our South Belridge field, the operator has elected to sell the natural gas produced to a neighboring company to be used on their lease at a high discount.

Competitive Business Conditions

We encounter competition from other oil and natural gas companies in all areas of our operations. Because of record high prices for oil and natural gas, there are many companies competing for the leasehold rights to good oil and natural gas prospects. And, because so many companies are again exploring for oil and natural gas, there is often a shortage of equipment available to do drilling and workover projects. Many of our competitors are large, well-established companies that have been engaged in the oil and natural gas business for much longer than we have and possess substantially larger operating staffs and greater capital resources than we do. We may not be able to conduct our operations, evaluate and select properties and consummate transactions successfully in this highly competitive environment.

The oil and natural gas industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. If one or more of the technologies we use now or in the future were to become obsolete or if we are unable to use the most advanced commercially available technology, our business, financial condition and results of operations could be materially adversely affected.

Source and Availability of Raw Materials

We have no significant raw materials. However, we make use of numerous oil field service companies in the drilling and workover of wells. We currently operate in areas where there are numerous oil field service and drilling companies that are available to us.

Dependence on One or a Few Customers

There is a ready market for the sale of crude oil and natural gas. Each of our fields currently sells all of its oil production to one purchaser for each field and all of its natural gas production to one purchaser for each field. However, because alternate purchasers of oil and natural gas are readily available at similar prices, we believe that the loss of any of our purchasers would not have a material adverse effect on our financial results.

The Company sold oil and natural gas production representing more than 10% of its oil and natural gas revenues as follows:
	Year Ended December 31,
	2006	2005
Kern Oil & Refining, Co. (1)	32%	78%
Aera Energy, LLC (1)	15%	19%
Interconn Resources, Inc.	51%	—
(1) Kern Oil & Refining, Co. and Aera Energy, LLC purchase all of the oil and natural gas, respectively from our South Belridge field, in which we are not the operator. Orchard Petroleum as the operator of this field has contracts with these purchasers. Under the Joint Operating Agreement, Orchard Petroleum has the authority to market our share of the oil and natural gas from the field on a best efforts basis and we receive our proportional share of the revenue. The Orchard Petroleum-Joint Operating Agreement has been filed as an exhibit.

Periodic Reports and Available Information

We are filing this registration statement under Section 12(g) of the Securities Exchange Act of 1934. The effectiveness of this registration statement subjects us to the periodic reporting requirements imposed by Section 13(a) of the Securities Exchange Act.

We will electronically file with the Commission the following periodic reports:

•	Annual reports on Form 10-K;

•	Quarterly reports on Form 10-Q;

•	Periodic reports on Form 8-K;

•	Annual proxy statements to be sent to our shareholders with the notices of our annual shareholders' meetings.

In addition to the above reports to be filed with the Commission, we will prepare and send to our shareholders an annual report that will include audited consolidated financial statements.

The public may read and copy any materials we file with the Commission at the Commission's Public Reference Room at 100 F Street NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Also, the Commission maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that electronically file reports with the Commission.

Government Regulations

Our facilities in the United States are subject to federal, state and local environmental laws and regulations. Compliance with these provisions has not had, and we do not expect such compliance to have, any material adverse effect upon our capital expenditures, net earnings or competitive position.

Regulation of transportation of oil

Sales of crude oil, condensate, natural gas and natural gas liquids are not currently regulated and are made at negotiated prices. Nevertheless, Congress could reenact price controls in the future.

Our sales of crude oil are affected by the availability, terms and cost of transportation. The transportation of oil in common carrier pipelines is also subject to rate regulation. The Federal Energy Regulatory Commission, (“FERC”), regulates interstate oil pipeline transportation rates under the Interstate Commerce Act. In general, interstate oil pipeline rates must be cost-based, although settlement rates agreed to by all shippers are permitted and market-based rates may be permitted in certain circumstances. Effective January 1, 1995, the FERC implemented regulations establishing an indexing system (based on inflation) for transportation rates for oil that allowed for an increase or decrease in the cost of transporting oil to the purchaser. A review of these regulations by the FERC in 2000 was successfully challenged on appeal by an association of oil pipelines. On remand, the FERC in February 2003 increased the index slightly, effective July 2001. Intrastate oil pipeline transportation rates are subject to regulation by state regulatory commissions. The basis for intrastate oil pipeline regulation, and the degree of regulatory oversight and scrutiny given to intrastate oil pipeline rates, varies from state to state. Insofar as effective interstate and intrastate rates are equally applicable to all comparable shippers, we believe that the regulation of oil transportation rates will not affect our operations in any way that is of material difference from those of our competitors.

Further, interstate and intrastate common carrier oil pipelines must provide service on a non-discriminatory basis. Under this open access standard, common carriers must offer service to all similarly situated shippers requesting service on the same terms and under the same rates. When oil pipelines operate at full capacity, access is governed by pro-rationing provisions set forth in the pipelines’ published tariffs. Accordingly, we believe that access to oil pipeline transportation services generally will be available to us to the same extent as to our competitors.

Regulation of transportation and sale of natural gas

Historically, the transportation and sale for resale of natural gas in interstate commerce have been regulated pursuant to the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978 and regulations issued under those Acts by the FERC. In the past, the federal government has regulated the prices at which natural gas could be sold. While sales by producers of natural gas can currently be made at uncontrolled market prices, Congress could reenact price controls in the future. Deregulation of wellhead natural gas sales began with the enactment of the Natural Gas Policy Act. In 1989, Congress enacted the Natural Gas Wellhead Decontrol Act. The Decontrol Act removed all Natural Gas Act and Natural Gas Policy Act price and non-price controls affecting wellhead sales of natural gas effective January 1, 1993.

The FERC regulates interstate natural gas transportation rates and service conditions, which affects the marketing of natural gas that we produce, as well as the revenues we receive for sales of our natural gas. Since 1985, the FERC has endeavored to make natural gas transportation more accessible to natural gas buyers and sellers on an open and non-discriminatory basis. The FERC has stated that open access policies are necessary to improve the competitive structure of the interstate natural gas pipeline industry and to create a regulatory framework that will put natural gas sellers into more direct contractual relations with natural gas buyers by, among other things, unbundling the sale of natural gas from the sale of transportation and storage services. Beginning in 1992, the FERC issued Order No. 636 and a series of related orders to implement its open access policies. As a result of the Order No. 636 program, the marketing and pricing of natural gas have been significantly altered. The interstate pipelines’ traditional role as wholesalers of natural gas has been eliminated and replaced by a structure under which pipelines provide transportation and storage service on an open access basis to others who buy and sell natural gas. Although the FERC’s orders do not directly regulate natural gas producers, they are intended to foster increased competition within all phases of the natural gas industry.

In 2000, the FERC issued Order No. 637 and subsequent orders, which imposed a number of additional reforms designed to enhance competition in natural gas markets. Among other things, Order No. 637 effected changes in FERC regulations relating to scheduling procedures, capacity segmentation, penalties, rights of first refusal and information reporting. Most pipelines’ tariff filings to implement the requirements of Order No. 637 have been accepted by the FERC and placed into effect.

Gathering service, which occurs upstream of jurisdictional transmission services, is regulated by the states on shore and in state waters. Although its policy is still in flux, FERC has reclassified certain jurisdictional transmission facilities as non-jurisdictional gathering facilities, which may increase our costs of getting gas to point of sale locations.

Intrastate natural gas transportation is also subject to regulation by state regulatory agencies. The basis for intrastate regulation of natural gas transportation and the degree of regulatory oversight and scrutiny given to intrastate natural gas pipeline rates and services varies from state to state. Insofar as such regulation within a particular state will generally affect all intrastate natural gas shippers within the state on a comparable basis, we believe that the regulation of similarly situated intrastate natural gas transportation in any states in which we operate and ship natural gas on an intrastate basis will not affect our operations in any way that is of material difference from those of our competitors. Like the regulation of interstate transportation rates, the regulation of intrastate transportation rates affects the marketing of natural gas that we produce, as well as the revenues we receive for sales of our natural gas.

Regulation of production

The production of oil and natural gas is subject to regulation under a wide range of local, state and federal statutes, rules, orders and regulations. Federal, state and local statutes and regulations require permits for drilling operations, drilling bonds and reports concerning operations. Such regulations govern conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum allowable rates of production from oil and natural gas wells, the regulation of well spacing, and plugging and abandonment of wells. The effect of these regulations is to limit the amount of oil and natural gas that we can produce from our wells and to limit the number of wells or the locations at which we can drill, although we can apply for exceptions to such regulations or to have reductions in well spacing. Moreover, each state generally imposes a production or severance tax with respect to the production and sale of oil, natural gas and natural gas liquids within its jurisdiction.

The failure to comply with these rules and regulations can result in substantial penalties. Our competitors in the oil and natural gas industry are subject to the same regulatory requirements and restrictions that affect our operations.

Environmental, health and safety regulation

Our operations are subject to stringent and complex federal, state, local and provincial laws and regulations governing environmental protection, health and safety, including the discharge of materials into the environment. These laws and regulations may, among other things:

▪	Require the acquisition of various permits before drilling commences;
▪
Restrict the types, quantities and concentration of various substances that can be released into the environment in connection with oil and natural gas drilling, production and transportation activities;

▪	Limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas; and
▪	Requires remedial measures to mitigate pollution from former and ongoing operations, such as requirements to close pits and plug abandoned wells.

These laws and regulations may also restrict the rate of oil and natural gas production below the rate that would otherwise be possible. The regulatory burden on the oil and gas industry increases the cost of doing business in the industry and consequently affects profitability. Additionally, Congress and federal and state agencies frequently revise environmental, health and safety laws and regulations, and any changes that result in more stringent and costly waste handling, disposal and cleanup requirements for the oil and gas industry could have a significant impact on our operating costs.

The following is a summary of the material existing environmental, health and safety laws and regulations to which our business operations are subject.

Waste handling . The Resource Conservation and Recovery Act, or RCRA, and comparable state statutes, regulate the generation, transportation, treatment, storage, disposal and cleanup of hazardous and non-hazardous wastes. Under the auspices of the federal Environmental Protection Agency, or EPA, the individual states administer some or all of the provisions of RCRA, sometimes in conjunction with their own, more stringent requirements. Drilling fluids, produced waters and most of the other wastes associated with the exploration, development and production of crude oil or natural gas are currently regulated under RCRA’s non-hazardous waste provisions. However, it is possible that certain oil and natural gas exploration and production wastes now classified as non-hazardous could be classified as hazardous wastes in the future. Any such change could result in an increase in our costs to manage and dispose of wastes, which could have a material adverse effect on our results of operations and financial position.

Comprehensive Environmental Response, Compensation and Liability Act . The Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, also known as the Superfund law, imposes joint and several liability, without regard to fault or legality of conduct, in connection with the release of a hazardous substance into the environment. Persons potentially liable under CERCLA include the current or former owner or operator of the site where the release occurred and anyone who disposed or arranged for the disposal of a hazardous substance to the site where the release occurred. Under CERCLA, such persons may be subject to joint and several liabilities for the costs of cleaning up the hazardous substances that have been released into the environment, damages to natural resources and the costs of certain health studies. In addition, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.

We own and lease, and may in the future operate, numerous properties that have been used for oil and natural gas exploitation and production for many years. Hazardous substances may have been released on, at or under the properties owned, leased or operated by us, or on, at or under other locations, including off-site locations, where such substances have been taken for disposal. In addition, some of our properties have been or are operated by third parties or by previous owners or operators whose handling, treatment and disposal of hazardous substances were not under our control. These properties and the substances disposed or released on, at or under them may be subject to CERCLA, RCRA and analogous state laws. In certain circumstances, we could be responsible for the removal of previously disposed substances and wastes, remediate contaminated property or perform remedial plugging or pit closure operations to prevent future contamination. In addition, federal and state trustees can also seek substantial compensation for damages to natural resources resulting from spills or releases.

Water discharges . The Federal Water Pollution Control Act, or the Clean Water Act, and analogous state laws, impose restrictions and strict controls with respect to the discharge of pollutants, including oil and other substances generated by our operations, into waters of the United States or state waters. Under these laws, the discharge of pollutants into regulated waters is prohibited except in accordance with the terms of a permit issued by EPA or an analogous state agency. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with discharge permits or other requirements of the Clean Water Act and analogous state laws and regulations.

The Safe Drinking Water Act, or SDWA, and analogous state laws impose requirements relating to underground injection activities. Under these laws, the EPA and state environmental agencies have adopted regulations relating to permitting, testing, monitoring, record keeping and reporting of injection well activities, as well as prohibitions against the migration of injected fluids into underground sources of drinking water.

Air emissions . The Federal Clean Air Act and comparable state laws regulate emissions of various air pollutants through air emissions permitting programs and the imposition of other requirements. In addition, EPA and certain states have developed and continue to develop stringent regulations governing emissions of toxic air pollutants at specified sources. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with air permits or other requirements of the Federal Clean Air Act and analogous state laws and regulations.

The Kyoto Protocol to the United Nations Framework Convention on Climate Change became effective in February 2005. Under the Protocol, participating nations are required to implement programs to reduce emissions of certain gases, generally referred to as greenhouse gases that are suspected of contributing to global warming. The United States is not currently a participant in the Protocol, and Congress has not acted upon recent proposed legislation directed at reducing greenhouse gas emissions. However, there has been support in various regions of the country for legislation that requires reductions in greenhouse gas emissions, and some states have already adopted legislation addressing greenhouse gas emissions from various sources, primarily power plants. The oil and natural gas industry is a direct source of certain greenhouse gas emissions, namely carbon dioxide and methane, and future restrictions on such emissions could impact our future operations.

National Environmental Policy Act . Oil and natural gas exploration and production activities on federal lands are subject to the National Environmental Policy Act, or NEPA. NEPA requires federal agencies, including the Department of Interior, to evaluate major agency actions that have the potential to significantly impact the environment. In the course of such evaluations, an agency will prepare an Environmental Assessment that assesses the potential direct, indirect and cumulative impacts of a proposed project and, if necessary, will prepare a more detailed Environmental Impact Statement that may be made available for public review and comment. All exploration and production activities on federal lands require governmental permits that are subject to the requirements of NEPA. This process has the potential to delay the development of oil and natural gas projects on federal lands.

Health, safety and disclosure regulation . We are subject to the requirements of the federal Occupational Safety and Health Act (OSHA) and comparable state statutes. The OSHA hazard communication standard, the Emergency Planning and Community Right to Know Act and similar state statutes require that we organize and/or disclose information about hazardous materials stored, used or produced in our operations.

We expect to incur capital and other expenditures related to environmental compliance. Although we believe that our compliance with existing requirements will not have a material adverse impact on our financial condition and results of operations, we cannot assure you that the passage of more stringent laws or regulations in the future will not have a negative impact on our financial position or results of operation.

ITEM 2 .  FINANCIAL INFORMATION

The following discussion is intended to assist you in understanding our business and results of operations together with our present financial condition. This section should be read in conjunction with our consolidated financial statements and the accompanying notes included elsewhere in this report. Statements in our discussion may be forward-looking statements. These forward-looking statements involve risks and uncertainties. We caution that a number of factors could cause future production, revenues and expenses to differ materially from our expectations.

Going concern

As presented in the accompanying financial statements, the Company has incurred net losses of $22,656,207 for the nine months ended September 30, 2007 and $36,822,509 for the year ended December 31, 2006, and losses are expected to continue in the near term. As of September 30, 2007, the Company has an accumulated deficit of $81,914,778 and current liabilities exceed current assets by $54,791,157. Amounts outstanding and payable to creditors are in arrears and the Company is in negotiations with certain creditors to obtain extensions and settlements of outstanding amounts. The Company is currently in default on certain of its debt obligations. Management anticipates that significant additional capital expenditures will be necessary to develop the Company’s oil and natural gas properties, which consist primarily of proved reserves that are non-producing, before significant positive operating cash flows will be achieved.

Management's plans to alleviate these conditions include the renegotiation of certain trade payables, settlements of debt amounts with stock, deferral of certain scheduled payments, and sales of certain noncore properties, as considered necessary. In addition, management is pursuing business partnering arrangements for the acquisition and development of its properties as well as debt and equity funding through private placements. Without outside investment from the sale of equity securities, debt financing or partnering with other oil and natural gas companies, operating activities and overhead expenses will be reduced to a pace that available operating cash flows will support. While the Company is actively seeking additional funding sources, no future borrowing or funding sources are available under existing financing arrangements.

The accompanying financial statements are prepared as if the Company will continue as a going concern. The financial statements do not contain adjustments, including adjustments to recorded assets and liabilities, which might be necessary if the Company were unable to continue as a going concern.

General Overview

We are an independent oil and natural gas company engaged in the production, acquisition and exploitation of oil and natural gas properties. Our areas of operation include California, Louisiana, Arkansas and Kentucky.

Over our first three years, we have emphasized the acquisition of properties that provided current production and upside potential through further development and the enhanced recovery through secondary/tertiary technology innovations. Our drilling and EOR activity is directed at infield development; specifically on projects that we believe provide repeatable successes in particular fields. Our combination of acquisitions and development allows us to direct our capital resources to what we believe to be the most advantageous investments that result in immediate cash-flow, reduced risk by using developmental drilling, and reserve value.

We target the purchase of operated and non-operated properties that should meet or exceed our rate of return criteria. For acquisitions of properties with additional development, exploitation and exploration potential, our focus has been on acquiring operated properties so that we can better control the timing and implementation of capital spending. We intend to continue to acquire both operated and non-operated interests to the extent we believe they meet our return criteria. We may sell properties when we believe that the sale price realized will provide an above average rate of return for the property or when the property no longer matches the profile of properties we desire to own.

Using that business model, we constantly look for drilling opportunities for new proved reserves and to develop proved undeveloped reserves on properties that provide low-risk, immediate revenue. In future years, the Company will strive to create a balance of near-term and long-term production, but for now our focus is on current and near-term production. We target the acquisition of properties with proved reserves that we can quickly develop and subsequently produce to help us meet our production goals.

At the inception of the Company, in Phase One, management understood that during the first years of the Acquisitions Phase, the Company would report losses and increased expenses as a result of the overhead, financing costs, and initial drilling and the lack of oil and natural gas sales, or the limited sales in the case of the acquisition of fields that had some oil and natural gas production.

During 2006 and 2007, Maxim initiated its Phase Two, starting with the drilling of four wells in Marion Louisiana (completing one). We also drilled seven wells in an initial eight-well drilling program in Kentucky and two wells in the Stephen’s Field funding them through debt instruments and equity investment received from existing shareholders. This drilling program is part of what has been termed the “Low Hanging Fruit” work plan aimed at increasing cash flow from a portion of the available wells so as to stimulate additional production. From these drilling activities, anticipated production would provide additional cash flow that could be used for ongoing drilling of more wells. This plan includes enhancement and completion work on seven (of the thirteen) wells in Days Creek and completion of three remaining wells in Kentucky, as well as the drilling and completion of two wells at the Stephens Field in Smackover Creek.

Oil and Natural Gas Operations—The Company’s principal revenue stream is derived from the sale of oil and natural gas. For the sale of oil, the Company contracts with buyers and distributors who pick up the oil at our tank batteries for a spot price. By far the majority of the natural gas is sold through a marketing company for a spot price. We deliver the gas to an interstate gas pipeline normally at pressures in excess of 600 psi. The quality of the gas stream is rated in British thermal units, (Btu”) and must be pipeline quality. The spot price is adjusted for changes in Btus.

Drilling Revenues—Because of high prices for oil and natural gas, there are many companies exploring for oil and natural gas resulting in a shortage of equipment available to do drilling and workover projects. Accordingly, the Company formed Tiger Bend Drilling, LLC in early 2006 and purchased two used drilling rigs and then refurbished the rigs and trained crews. The Company’s direct drilling rig investments were intended to be an effective hedge to higher service costs and have a competitive advantage in making acquisitions and in developing the Company’s own leaseholds on a more timely and efficient basis. The Company needed rig availability that could be timed to its free cash flow for capital expenses. Working with a local drilling supervisor, the rigs drilled four new gas wells on our Marion field, followed by one contracted well in mid-2006. The Company decided that the carrying costs of the drilling rigs and equipment outweighed the benefits of ownership and rig availability. Therefore, in November 2006 the Company sold the drilling rigs and related equipment for $1,550,000 and recorded a loss on the sale of approximately $768,000. In 2007, the drilling subsidiary leased a rig and drilled two wells in which the Company had an interest. The drilling subsidiary currently has no activity.

Lateral Drilling License Fees, Royalties and Related Services—The Company purchased the master license for the Lander’s Horizontal Drilling Technology (“LHD Technology”), and later completed the acquisition by purchasing the patents from the inventor. The Company initially focused its attention on obtaining aging oil and natural gas properties and enhancing their performance through the use of this wholly-owned proprietary technology. As a new entity, the Company found little internal expertise or resources available to make meaningful improvements to the technology. The Company entered into a series of sublicensing agreements that were intended to fully commercialize the technology and focus on continuing improvements. Through its licensing program, the Company was able to generate needed cash flow from license fees and LHD Technology equipment sales. The Company entered into a contract with another company to jointly market and perform lateral drilling services. The in-house resources required to make the lateral drilling venture a success detracted from the development and operation of the oil and natural gas fields. The Company and its partner terminated the relationship in 2005. The Company wanted to demonstrate its faith in the technology and contracted one of its sub licensees to laterally jet four gas wells in the Marian field. During 2006, the Company determined that it would no longer actively market territorial exclusive licensees for the technology. Sub licensees with exclusive contracts were simply not performing to expected levels and faced no competition when armed with an exclusive license. With the reduction in sub licensing opportunities, the sale of rigs and downhole tools also decreased. In 2007, the Company entered into an agreement with a sub licensee to provide downhole tools, training and technology development for a percent of the gross receipts. Currently, the Company owns one coiled tubing unit designed for LHD Technology in wells less than 2,500 feet deep.

Revenue Recognition—The Company recognizes oil and natural gas revenues upon transfer of ownership of the product to the customer which occurs when (i) the product is physically received by the customer, (ii) an invoice is generated which evidences an arrangement between the customer and us, (iii) a fixed sales price has been included in such invoice and (iv) collection from such customer is probable. Volumes sold are not materially different than volumes produced.

The Company recognizes drilling revenues when services are performed and earned.

The Company recognizes revenue from issuing sublicenses for the right to use the Company’s LHD Technology and from the sale of specifically constructed lateral drilling rigs and related rig service parts required by the licensees to utilize the LHD Technology. Revenue from license fees is recognized over the term of the license agreement. For license agreements entered into that have an indefinite term, revenue is earned and recorded at closing, subject to the credit worthiness of the licensee if credit terms are extended. License royalty revenue is recognized when licensees drill wells that utilize LHD Technology and a royalty is earned. Revenue generated from the sale of rigs and rig service parts is recognized upon delivery.

Commodity pricing risks—The Company’s profitability is highly dependent on the prices of oil and natural gas. Commodity prices are outside of our control and historically have been and are expected to remain volatile. Commodity prices are affected by changes in market demands, overall economic activity, weather, pipeline capacity constraints, inventory storage levels, basis differentials and other factors. As a result, we cannot accurately predict future natural gas, natural gas liquids and crude oil prices, and therefore, cannot accurately predict revenues. Sustained periods of low prices for oil or natural gas could materially and adversely affect our financial position, our results of operations, the quantities of oil and natural gas reserves that we can economically produce and our access to capital.

Operating cost controls—To maintain our competitive position, we must control our lease operating costs and other production costs. As reservoirs are depleted and production rates decline, per unit production costs will generally increase and affect our profitability and operating cash flows. Similar to capital expenditures, our ability to control operating costs can be affected when commodity prices rise significantly. Our production is focused in core areas of our operations where we can achieve economies of scale to assist our management of operating costs.

Capital investment discipline—Effectively deploying our very limited resources into capital projects is key to maintaining and growing future production and oil and natural gas reserves. Therefore, maintaining a disciplined approach to investing in capital projects is important to our profitability and financial condition. In addition, our ability to control capital expenditures can be affected by changes in commodity prices. During times of high commodity prices, drilling and related costs often escalate due to the effects of supply versus demand economics. One-hundred percent of our planned 2008 investment in capital projects is dedicated to a foundation of low-risk projects the United States. By deploying our capital in this manner, we are able to consistently deliver cost-efficient drill-bit growth and provide a strong source of cash flow while balancing short-term and long-term growth targets.

Impairment of Oil and Natural Gas Properties— The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment and Disposal of Long-Lived Assets.” If the carrying amount of the asset, including any intangible assets associated with that asset, exceeds its estimated future undiscounted net cash flows, the Company will recognize an impairment loss equal to the difference between its carrying amount and its estimated fair value. The fair value used to calculate the impairment for an individual producing oil and natural gas field is first determined by comparing the undiscounted future net cash flows associated with total proved producing properties to the carrying value of the underlying evaluated property. If the cost of the underlying evaluated properties is in excess of the undiscounted future net cash flows, the future net cash flows are used discounted at 10% to determine the amount of impairment. For unevaluated property costs, management reviews these investments for impairment on a property by property basis at each reporting period or if a triggering event should occur that may suggest that an impairment may be required.

Accordingly, the Company recorded $7,195,367 as impairment of proved and unproved oil and natural gas properties and related equipment during the nine months ended September 30, 2007, due to management’s evaluation of the South Belridge field. The Company recorded $4,843,688 and $6,330,320 as impairment of proved oil and natural gas properties and related equipment during the years ended December 31, 2006 and 2005, respectively, due to management’s evaluation of the South Belridge field.

Alternative Investment Market Fund Raising Activities—The Company incurred several pre-initial public offering costs over a one-year period straddling the 2005-2006 fiscal years as the Company investigated and attempted placement on the Alternative Investment Market (“AIM”) of the London Stock Exchange. AIM fund raising activities for 2006 and 2005 were $2,666,587 and $142,542, respectively. AIM fund raising activities in 2006 mostly consisted of $1,271,183 of consulting services, of which $1,162,500 was recorded as the value of 1,550,000 shares of common stock issued for services. Costs of $680,274 in 2006 and $86,189 in 2005 were incurred for two separate law firms and public accounting firms, one in the United States and one in the United Kingdom. Costs of $368,908 in 2006 were also incurred to secure a third party engineering assessment of the Company’s US based assets that would not have been required other than for this offering. In addition, these costs include $345,060 in 2006 and $52,791 in 2005 of incremental increased travel and related expenses in opening and maintaining offices in London. The Company terminated its association with the London based broker for listing on the AIM when it became apparent that funding could not be secured under favorable terms and that tax issues would prove unattractive to all existing shareholders.

Equity, Debt and Asset Based Financing in 2004, 2005, 2006 and 2007 — From inception, the Company has sought investment from accredited investors and through the issuance of debt instruments. The Company has also utilized the offer of net revenue interests (“NRI”), overriding revenue interests (“ORRI”) and working interest in individual wellbores as a means of securing financing for both corporate and field operations. The Company has secured a total of $16,178,880 in funds from the sale of shares of common stock at $0.75 per share. In 2004, the Company received $2,830,600 for which it issued 3,774,133 shares of common stock at $0.75 per share. Additionally, the Company raised a total of $3,247,375 in debt and revenue-sharing debt instruments. Of these debt funds, $1,000,000 was raised with NRIs primarily from two related parties: then-Chairman Stephen Warner and Director Harvey Pensack. With these funds, the Company purchased certain of its first properties and supported the operations of a drilling joint venture in Oklahoma.

In 2005, the Company sold 6,030,878 shares of common stock at $0.75 per share and had one investor convert their warrants and options for total proceeds of $583,125, for a total equity raise of $5,106,280. Additionally, the Company raised $7,533,000 by the issuance of debt instruments plus $6,275,000 in production payments payable secured through a financial institution to acquire the Company’s Marion, Louisiana field for a total of $13,808,000 in debt financing. Additionally the Company received a total of $2,710,000 in revenue sharing debt instruments comprised of $210,000 in NRI financing received from two related parties. The Company received new funds totaling $2,500,000. These funds were in consideration of working interest in specific wellbores acquired from us by related parties. The majority of these funds were used to finance drilling operations of Maxim’s Operator-partner Orchard Petroleum in South Belridge California which was initiated upon the purchase of that property in February 2005.

In 2006, the Company sold 6,760,865 shares of common stock at $0.75 per share raising $5,050,650. Additionally, the Company raised $37,408,772 in debt from a private European equity firm, the Greater Europe Fund Limited and used these funds to satisfy the Company’s contractual obligations to Orchard Petroleum on the South Belridge California property, as well as acquire the Delhi Field Unit in Louisiana and the Stephens Field in Arkansas. The Company also raised $566,667 in debt from three parties in consideration for NRI in wells in Louisiana; $1,450,000 from the Riderwood Group for debt in our California property which all converted to equity; $6,000,000 in debt issued to the sellers to acquire Days Creek; and an additional draw down of allocated work-over funds available from the asset-based finance of the Marion Field in the amount of $222,000. The Company issued debt to a Board member for the purchase of intellectual property in the amount of $3,650,000. Additionally, other funds were raised in 2006 consisting of the sale of two drilling rigs raising $1,550,000, and all of these those funds were used in the operation of the Company and its newly acquired fields.

In 2007, the Company sold 4,255,133 shares of common stock to investors at $0.75 per share raising $3,191,350. Additionally, the Company raised $4,582,333 in debt financing from its Executive Officers and Directors. In May 2007, the Company closed on the sale of certain wellbores, representing a portion of the Delhi Field Unit for $2,500,000. All funds raised in 2007 were used to support operations and continue our Phase Two drilling and well enhancement program.

Results of Operations

Nine Month Period Ended September 30, 2007 Compared to Period Ended September 30, 2006

Oil and Natural Gas Revenues. Oil and natural gas revenues for the nine months ending September 30, 2007 and 2006 were $2,439,398 and $2,341,046, respectively, an increase of 4.2%. This increase was attributed to the acquisition of the Days Creek field and the Delhi field, which had revenues for the nine months ending September 30, 2007 of $309,377 and $291,340, respectively. This increase was offset by a decrease in the Marion field revenues of $119,696 due to average natural gas price decrease, and by a decrease in the South Belridge field revenues of $384,994 due to both oil and natural gas production declines over the life of the wells in that field.

Drilling Revenues. Drilling revenues for the nine months ending September 30, 2007 and 2006 were $329,018 and $0, respectively. In fourth quarter 2006 the Company began drilling on its own fields. The Company’s Tiger Bend Drilling, LLC subsidiary drilled two wells in the Stephens field, of which the Company holds a 24% working interest, during this 2007 period and the $329,018 in drilling revenues corresponds to the billings to the other working interest partners for drilling services.

License Fees, Royalties & Related Services. License fees, royalties and related services for the nine months ending September 30, 2007 and 2006 were $400,000 and $377,500, respectively, an increase of 6.0%. Licensing revenues increased from $125,000 for the 2006 period to $358,000 for the 2007 period. These fees were associated with the granting of sectional and regional licensing of the Company’s proprietary lateral drilling technology. The Company believes that licensing revenues should decrease in the near future as the Company is not currently actively marketing sublicenses of its technology in favor of concentrating on internal field development, but believe that with ongoing in-house usage of the technology, there will be future opportunities to market the technology based on results documented by the Company. This increase was offset by a decrease in the sale of lateral drilling technology equipment from $252,000 for the 2006 period to $42,000 for the 2007 period.

Production and Lease Operating Expenses. Production and lease operating expenses for the nine months ending September 30, 2007 and 2006 were $2,260,480 and $1,173,586, respectively, an increase of 92.6%. This increase was attributed to the acquisition of the Days Creek field and the Delhi field, which had operating expenses for the nine months ending September 30, 2007 of $514,879 and $423,609, respectively. These expenses included several initial well workovers, repair and maintenance of the existing infrastructure and equipment. Of the $148,406 remaining increase in operating expenses, $76,908 was due to two more wells on production for the full 2007 period in the South Belridge field $60,427 was due to and rising costs of oil field services in the Marion field.

Drilling Operating Expenses. Drilling operating expenses for the nine months ending September 30, 2007 and 2006 were $764,748 and $180,754, respectively. During the 2007 period the Company incurred $366,034 in subcontract labor, $48,720 in per diem costs, and $145,976 in rig fuel, maintenance and other operational costs to drill 2 deep wells in Arkansas in which the Company had a drill and completion 37.33% working interest. The Company also incurred $400,000 during the 2007 nine month period to lease a big drilling rig to use for these deep wells. This was an incremental cost to the prior year when the Company had owned its own drilling rigs. The Company spent 35 billable days drilling these 2 deep wells and capitalized $195,983 of the costs incurred to oil and gas properties as intangible drilling costs. The Company incurred two weeks of downtime because of drill stem reconditioning and mud pump repairs, and attributed approximately $105,000 of the costs incurred as expenses of keeping crews and the drilling rig active to hold circulation in the well. These costs could not be billed to working interest owners of the property and were recorded 100% as expense to the Company.

During the 2006 period the Company incurred $238,071 in subcontract labor, $18,673 in per diem costs, and $43,760 in rig fuel, maintenance and other operational costs to drill 3 shallow wells in Louisiana in which the Company had a 100% working interest. The Company spent 20 days drilling these 3 shallow wells and capitalized $119,750 of the costs incurred to oil and gas properties as intangible drilling costs. The remainder of these 2006 costs were attributed to start up costs of the drilling subsidiary company to train crews and repair the drilling rig in preparation for drilling work and were therefore expensed.

Costs Attributable to License Fees and Related Services . License fees and related service costs for the nine months ending September 30, 2007 and 2006 were $270,345 and $602,073 respectively, a decrease of 55.1%. The majority of the decrease is due to the decrease in the cost basis of the lateral drilling technology equipment with less equipment sold in the 2007 period and is consistent with the decrease in related revenues. In addition the Company has decided to decrease this line of service, thus decreasing marketing and operational related expenses in 2007.

Depletion, Depreciation and Amortization. Depletion, depreciation, and amortization for the nine months ending September 30, 2007 and 2006 was $1,406,051 and $992,506 respectively, an increase of 41.7%. The increase was primarily due to the addition of $508,929 of amortization expense related to the purchased technology patent which was acquired in September 2006, the addition of $220,043 of depletion and depreciation from the Days Creek field and Delhi field acquisitions, and the increase in depletion and depreciation from new wells put on production, and other capital additions. These increases were offset by a reduction in depletion on the South Belridge field resulting from the reduced cost basis in the property after impairment charges and production declines in the field.

Impairment of Oil and Natural Gas Properties. Impairment of oil and natural gas properties for the nine months ending September 30, 2007 and 2006 was $7,195,367 and $1,994,202 respectively. Management performed its impairment evaluation of its long lived assets and determined that the South Belridge Field required an impairment charge in both periods due to the future cash flows from the Company’s interest in this field not being able to cover the cost basis of this property.

Impairment of Investment. This loss was attributed by the Company’s decision not to go forward with the purchase of a fracturing technology.  Having this technology available to the Company’s field teams is a major benefit in enhancing wells at a lower cost. This was the initial reason that the Company believed that owning the technology could provide additional cash flow as more service companies employed the technology worldwide. However, after a more profound analysis as to the cost-benefit of owning the technology as opposed to its standard operational use, and the need for significant funds to meet the Company’s Phase One plans and operational overhead, management determined that ownership of this intangible asset could not be fully attained without impairing the execution of the Company’s business plan. Management chose to stay focused singularly on its plan and chose not to conclude the purchase, recognizing a $1,065,712 one-time loss representing advance payments towards the purchase price that were not refunded.

Alternative Investment Market Fund Raising Activities. The Company incurred several pre-initial public offering costs over a one-year period straddling the 2005-2006 fiscal years as the Company investigated and attempted placement on the Alternative Investment Market (“AIM”) of the London Stock Exchange. AIM fund raising activities for the nine months ended September 30, 2006 were $2,221,813. AIM fund raising activities for the nine months ended September 30, 2006 mostly consisted of $1,192,839 of consulting services, of which $1,162,500 was recorded as the value of 1,550,000 shares of common stock issued for services. Costs of $392,805 were incurred for two separate law firms and public accounting firms, one in the United States and one in the United Kingdom. Costs of $367,374 were also incurred to secure a third party engineering assessment of the Company’s U.S. based assets that would not have been required other than for this offering. In addition, these costs include $267,633 of incremental increased travel and related expenses in opening and maintaining an office in London. The Company terminated its association with the London based broker for listing on the AIM when it became apparent that funding could not be secured under favorable terms and that tax issues would prove unattractive to all existing shareholders.

General and Administrative Expenses. General and administrative expenses for the nine months ended September 30, 2007 and 2006 were $6,435,554 and $6,652,772, respectively.  This net decrease was the result of several offsetting factors. The major change came from payroll and associated expenses increasing by $739,123, primarily due to the 2007 period including 2.5 million shares of common stock valued at $1,875,000 issued to the former CEO pursuant to his employment agreement. This increase was offset by the 2006 period including accrued bonuses to three executive officers of $700,000. The majority of these bonus payments were deferred by the executives to assist the Company with its cash flow requirements. In addition, the 2006 period included a $306,000 payment and 250,000 stock options valued at $102,500 to a former director pursuant to a Separation Agreement. Payroll and associated expenses also increased over the 2006 period with the increase in employees from the Company hiring some the consultants it had been contracting.

The change in general and administrative expenses was also due to commissions increasing by $325,000, primarily relating to the sale of certain wellbores in the Delhi field to Denbury Resources. This was offset by a decrease in consulting services of $637,269 which was mainly due to three consultants becoming employees and the postponement of engineering services for the fields in the 2007 period that were incurred in the comparable 2006 period.  In addition, travel expenses declined by $454,127 due to the 2006 period including significant travel by management for fund raising purposes and due diligence on several property acquisitions.

Warrant Inducement Expense. During 2006, in its effort to raise capital the Company issued warrants with an original exercise price of $0.75 per share, as investment incentives in raising over $17,000,000 in debt and equity funding. As a further incentive and to reduce the outstanding number of warrants, the Company offered these warrant holders the option of exchanging their warrants and issued four shares of common stock in exchange for every five warrants returned. In so doing the Company issued a total of 18,305,545 shares of common stock in the exchange, thereby eliminating approximately 22,915,255 warrants and the Company recorded $10,934,480 in other expenses as non-cash warrant inducement expense to account for the fair market value of this exchange.

Penalty for Late Payments to Operator. The Company incurred late payment penalty fees to the operator of the South Belridge field for the nine months ended September 30, 2006 of $1,752,501. The Company made cash payments totaling $752,501 and issued 1,333,333 shares of common stock valued at approximately $1,000,000 to the operator as “late fees.” The South Belridge field has leasehold requirements of drilling 10 wells per year. Under that term of our Joint Operating Agreement with the operator we were to provide 100% of the capital costs up to a certain limit, but when the Company could not meet cash call demands the operator had to fund these capital costs. When the Company became able to fund these commitments, the operator charged the Company a fee for their carrying cost of capital and a penalty for buying into wells already drilled.

Interest Expense, net. Interest expense, net for the nine months ending September 30, 2007 and 2006 was $5,792,616 and $3,155,116, respectively. Interest expense increased substantially as a direct result of the approximately $37,500,000 debt facility provided by Maxim TEP, Plc., a UK non affiliated company to Maxim TEP, Inc., and controlled by the Greater Europe Fund Limited (“GEF”). The Company is in negotiations to pay off this debt and its corresponding accrued interest through the sale of the South Belridge field and hopes to finalize this transaction by the First Quarter of 2008.

Income Taxes. There is no provision for income tax recorded for either of the nine month periods due to operating losses in both periods. The Company has available Federal income tax net operating loss (“NOL”) carry forwards of approximately $63 million at September 30, 2007. The Company’s NOL generally begins to expire in 2024. The Company recognizes the tax benefit of NOL carry forwards as assets to the extent that Management believes that the realization of the NOL carry forward is more likely than not. The realization of future tax benefits is dependent on the Company’s ability to generate taxable income within the carry forward period. This valuation allowance is provided for all deferred tax assets.

Net Loss. The Company incurred a loss from operations for the nine months ending September 30, 2007 of $22,656,207 specifically due to reasons discussed above.

Results of Operations

Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

Oil and Natural Gas Revenues. Oil and natural gas revenues for 2006 were $2,979,219 and increased by $2,265,980 from $713,239 in 2005. This increase was attributed to the acquisition of the Marion field, which had 12 months of revenues in 2006 of $1,525,424 and the acquisition of the Days Creek field which had two months of revenues in 2006 of $42,747. The remainder of the increase is a combination of both oil and natural gas price increases over 2005 prices and production increases in the South Belridge field as newly drilled wells were being put onto production over the two year period.

License Fees, Royalties & Related Services. License fees, royalties and related services decreased to $377,500 in 2006, from $1,330,603 in 2005. Licensing revenue decreased from $495,000 in 2005 to $125,500 in 2006. These fees were associated with the granting of sectional and regional licensing of the Company’s proprietary lateral drilling technology. The decrease is due to the Company limiting its marketing of licenses for future opportunities as it utilizes the technology and documents its performance for future use in marketing the technology. The revenue from the sales of lateral drilling technology equipment decreased by $331,000 in conjunction with the decreased licensing activity. In addition, the 2005 year has $252,603 of revenue related to lateral drilling services provided, which was subcontracted out to one of the Company’s licensees. This service contract ended in 2005.

Production and Lease Operating Expenses. Production and lease operating expenses for 2006 and 2005 were $1,725,211 and $342,364, respectively, an increase of $1,382,847. This increase was attributed to the acquisition of the Marion field, which had 12 months of operating expenses in 2006 of $896,843 and the acquisition of the Days Creek field which had two months of operating expenses in 2006 of $112,244. These expenses included several initial well workovers, repair and maintenance of the existing infrastructure and equipment, as well as additional field personnel acquired in the purchases. The remainder of the increase is due to production increases in the South Belridge field as newly drilled wells were being put onto production over the two year period . The South Belridge field started production in 2005. Seven wells were drilled and went onto production gradually over the later half of 2005 and were in production for all of 2006. An additional two wells went onto production mid-2006.

Costs Attributable to License Fees and Related Services. Costs attributable to license fees and related services decreased to $616,496 in 2006 from $1,425,366 in 2005. The majority of this decrease is due to $500,000 of extension fees incurred in 2005, related to the purchase of the LHD Technology license. The Company has decided to decrease this line of service, thus decreasing marketing and operational related expenses in 2006. This decrease also includes a decrease in the cost basis of the lateral drilling technology equipment with less equipment sold in 2006 and is consistent with the decrease in related revenues. In addition, there was a decrease in subcontractor costs related to lateral drilling services provided under a service contract that ended in 2005.

Depletion, Depreciation and Amortization. Depletion, depreciation and amortization for 2006 and 2005 was $1,760,401 and $741,442, respectively, an increase of 137.4%. This increase is primarily due to the addition of $337,385 of amortization expense related to the purchased technology patent and license, the addition of $410,044 of depletion and depreciation from the Marion field and Days Creek field acquisitions, and the increase in depletion and depreciation from new wells put on production and other capital additions. These increases were offset by a reduction in depletion on the South Belridge field resulting from the reduced cost basis in the property after the 2005 impairment charge.

Impairment of Oil and Natural Gas Properties. Impairment of oil and natural gas properties for 2006 and 2005 was $4,843,688 and $6,330,320, respectively. Management performed its impairment evaluation of its long lived assets and determined that the South Belridge field required an impairment charge in both of these periods due to the future net cash flows from the Companies interest in this field not being able to cover the cost basis of this property.

Alternative Investment Market Fund Raising Activities. The Company incurred several pre-initial public offering costs over a one-year period straddling the 2005-2006 fiscal years as the Company investigated and attempted placement on the Alternative Investment Market (“AIM”) of the London Stock Exchange. AIM fund raising activities for 2006 and 2005 were $2,666,587 and $142,542, respectively. Costs were incurred for two separate law firms and public accounting firms, one in the United States and one in the United Kingdom. Costs were also incurred to secure a third party engineering assessment of the Company’s U.S. based assets that would not have been required other than for this offering. In addition, these costs include incremental increased travel and related expenses in opening and maintaining an office in London. The Company terminated its association with the London based broker for listing on the AIM when it became apparent that funding could not be secured under favorable terms and that tax issues would prove unattractive to all existing shareholders.

General and Administrative Expenses. General and administrative expenses (“G&A”) for 2006 increased 27% to $8,157,225 from $6,435,982 for 2005. This increase was due also to an increase in the number of personnel to support oil and natural gas field services. The major change came from payroll and associated expenses, increasing from $2,528,345 in 2005 to $5,024,402 in 2006. Payroll expenses increased with four additions to the employee headcount at the corporate level primarily as a result of the acquisition of the South Belridge field.  Payroll expenses also increased with another three employee additions at the subsidiary level to support direct field services, primarily in the Marion field.  That payroll increase was partially offset by the reduction of consulting services by 50% from $1,882,844 in 2005 to $939,069 in 2006. A portion of this consulting services reduction was attributed to two consultants becoming full time employees of the Company.  This reduction was also attributed to the postponement of engineering services for the fields that were incurred in 2007.  G&A expenses for commissions and marketing costs also increased from $67,209 in 2005 to $343,698 in 2006, primarily from $200,000 of internal commissions paid on the Days Creek field acquisition that could not be capitalized into the property. Legal and professional fees increased by $214,360, while travel expenses decreased by $297,414 for the year to year periods.

Warrant Inducement Expense. During 2006, in its effort to raise capital the Company issued warrants with an original exercise price of $0.75 per share, as investment incentives in raising over $17,000,000 in debt and equity funding. As a further incentive and to reduce the outstanding number of warrants, the Company offered these warrant holders the option of exchanging their warrants and issued four shares of common stock in exchange for every five warrants returned. In so doing the Company issued a total of 18,305,545 shares of common stock in the exchange, thereby eliminating approximately 22,915,255 warrants and the Company recorded $10,934,480 in other expenses as non-cash Warrant inducement expense to account for the fair market value of this exchange.

Penalty for Late Payments to Operator. The Company incurred late payment penalty fees to the operator of the South Belridge field for fiscal year 2006 of $2,152,501. The Company made cash payments totaling $1,152,501 and issued 1,333,333 shares of common stock valued at approximately $1,000,000 to the operator as “late fees.” The South Belridge field has leasehold requirements of drilling 10 wells per year. Under that term of our JOA with the operator we were to provide 100% of the capital costs up to a certain limit, but when the Company could not meet cash call demands the operator had to fund these capital costs. When the Company became able to fund these commitments, the operator charged the Company a fee for their carrying cost of capital and a penalty for buying into wells already drilled.

Interest Expense, net. In 2006, Interest expense was $4,468,373 as compared to $3,737,158 in 2005. Interest expense related to debt increased by $1,550,554 from 2005 to 2006 . This increase was primarily due to additional debt incurred by the Company for funds raised to acquire the Marion field and to fund liabilities to the operator of South Belridge. This increase was offset by amortization of debt discount and amortization of deferred financing costs decreasing by $665,486 and $173,583, respectively, from 2005 to 2006. Interest expense increases were also offset by interest income increasing by $63,716 from 2005 to 2006.

Income Taxes. There was no provision for income tax recorded for either of the fiscal years ended 2006 and 2005 due to operating losses in both years. The Company has available NOL carry forwards of approximately $48 million at December 31, 2006. The Company’s NOL generally begins to expire in 2024. The Company recognizes the tax benefit of NOL carry forwards as Assets to the extent that management believes that the realization of the NOL carry forward is more likely than not. The realization of future tax benefits is dependent on the Company’s ability to generate taxable income within the carry forward period.

Net Loss. The Company experienced a loss from operations for the year ended December 31, 2006, of $36,822,509 specifically due to reasons discussed above.

Liquidity and Capital Resources

Nine Months Ended September 30, 2007

At September 30, 2007, the Company had a working capital deficit of $54,791,157 consisting primarily of $48,270,318 in current debt, and $9,155,611 in accounts payable and accrued liabilities, offset by $31,978 of cash, $2,134,686 in receivables, $179,473 in inventories, and $288,635 of prepaid expenses.

Net cash used in operating activities totaled $3,560,536 and $8,374,652 for the nine months ended September 30, 2007 and 2006, respectively. Net cash used in operating activities for the nine months ended September 30, 2007 consists primarily of the net loss of $22,656,207 and the increase in receivables of $938,918, offset by the net increase in accounts payable and accrued liabilities of $5,522,405, and by several non-cash charges including an impairment of oil and natural gas properties of $7,195,367, stock based compensation valued at $3,266,874, depletion, depreciation and amortization of $1,406,051, amortization of deferred financing costs of $1,267,050, and an impairment of investment of $1,065,712. The reduction in cash used in operating activities in the 2007 nine month period as compared to the 2006 nine month period was primarily due to the increase in revenues, the increase in common stock used to pay for services instead of cash, and the reduction in cash used with the significant increase in accounts payable and accrued liabilities.

Net cash used in investing activities totaled $965,559 and $14,495,051 for the nine months ended September 30, 2007 and 2006, respectively. Net cash used in investing activities for the nine months ended September 30, 2007 consists primarily of capital expenditures for oil and natural gas properties of $7,293,005, offset by a decrease in prepayments to operator applied to those capital expenditures of $3,694,739, and offset by cash proceeds received of $2,250,000 from the sale of certain wells in the Delhi field. The reduction in cash used in investing activities in the 2007 nine month period as compared to the 2006 nine month period was primarily due to the 2006 period including capital expenditures for oil and natural gas properties of $5,580,685 and $4,502,634 of payments to the South Belridge operator for 2005 capital additions and a prepayment on 2007 capital additions to satisfy our promote funding commitment. The nine months ended September 30, 2006 investing activities also included payments of $2,091,725 for property and equipment, primarily two drilling rigs and related equipment, payments of $1,665,487 for investment in a fracturing technology business, and payments of $339,000 for certificates of deposits which mostly guaranteed letters of credit used as financial security with the state of Louisiana to obtain an operators permit in that state.

Net cash provided by financing activities totaled $1,592,180 and $23,395,652 for the nine months ended September 30, 2007 and 2006, respectively. Net cash provided by financing activities for the nine months ended September 30, 2007 consists primarily of proceeds from the sale of common stock and treasury stock, net of offering costs, of $2,074,591, and proceeds from new borrowings of $532,333, offset by payments on notes payable of $1,000,262. The reduction in cash provided by financing activities in the 2007 nine month period as compared to the 2006 nine month period was primarily due to the 2006 period including proceeds from new borrowings of $22,330,472, and proceeds from the sale of common stock of $5,050,650, offset by payments of financing costs of $2,634,157 and payments on notes payable of $1,295,975.

While the company is actively seeking additional funding sources, no future borrowing or funding sources are available under existing financing arrangements.

Year Ended December 31, 2006

At December 31, 2006, the Company had working capital deficit of $36,808,692 consisting primarily of $42,288,247 in current debt, and $3,733,557 in accounts payable and accrued liabilities, offset by $2,965,893 of cash, $3,694,739 of prepayments to operator, $945,768 in receivables, and $937,279 in deferred financing costs, net.

Net cash used in operating activities totaled $11,380,590 and $1,510,524 for the years ended December 31, 2006 and 2005, respectively. Net cash used in operating activities for 2006 consists primarily of the net loss of $36,822,509 offset by several non-cash charges including warrant inducement expense of $10,934,480, an impairment on the South Belridge field of $4,843,688, common stock issued for services and fees valued at $2,508,625, amortization of deferred financing costs of $2,015,609, depletion, depreciation and amortization of $1,760,401, and stock based compensation of $1,134,675. The increase in cash used in operating activities in 2006 as compared to 2005 was primarily due to increased AIM fund raising activities in 2006 of $2,524,045, late fee penalty cash payments to the South Belridge operator in 2006 of $1,152,501, increase in general and administrative expenses of $1,721,243 due primarily to an increase in number of personnel to support oil and natural gas field services, and an increase in exploration costs of $119,456. In addition, the 2005 operating activity cash flows were positively impacted by an increase of $2,645,731 in accounts payable and accrued liabilities during 2005 that was not matched in 2006. Cash flows from operating activities did increase in 2006 by the increase in revenues, but this was completely offset by the increase in operating expenses related to those revenues. These operating expenses included several initial well workovers, repair and maintenance of the existing infrastructure and equipment, as well as additional field personnel for the Axiom and Days Creek fields acquired in 2006.

Net cash used in investing activities totaled $26,076,315 and $15,723,381 for the years ended December 31, 2006 and 2005, respectively. Net cash used in investing activities for 2006 consists primarily of the acquisition of oil and natural gas properties of $6,599,263, capital expenditures for oil and natural gas properties of $7,669,068, capital expenditures for property and equipment of $2,254,380, investments in a fracturing technology business of $1,535,712, and $8,987,721 of payments to the South Belridge operator for 2005 capital additions and a prepayment on 2007 capital additions to satisfy our promote funding commitment, offset by proceeds from sale of assets of $1,558,829, primarily from the sale of two drilling rigs and related equipment. Net cash used in investing activities for 2005 consists primarily of the acquisition of oil and natural gas property for $8,487,818, the purchase of intangible assets for $1,397,600, consisting mainly of the LHD Technology License, and capital expenditures of oil and natural gas properties for $13,179,150, offset by the additional accrual of payable to the South Belridge operator for these capital expenditures of $5,292,982, and the receipt of proceeds from the sale of working interests in certain South Belridge field well bores of $2,500,000.

Net cash provided by financing activities totaled $40,273,255 and $16,614,891 for the years ended December 31, 2006 and 2005, respectively. Net cash provided by financing activities for 2006 consists primarily of proceeds from new borrowings of $39,739,244 and proceeds from the sale of common stock of $5,050,650, offset by payment of financing costs of $2,908,971 and payments on notes payable of $1,357,668. The increase in cash provided by financing activities in 2006 as compared to 2005 was primarily from the $37,500,000 borrowed from GEF. Net cash provided by financing activities for 2005 consists primarily of proceeds from new borrowings of $13,808,000 and proceeds of $5,106,280 from the sale of common stock and exercise of common stock options and warrants, offset by payment of financing costs of $1,730,348 and payments on notes payable of $569,041.

Off Balance Sheet Arrangements

ORRI Arrangements. From time to time an   Over-Riding Royalty Interest (“ORRI”) may be granted by the Company out of their existing net revenue interest in oil and natural gas properties. The Company issued an ORRI out of the Delhi, Days Creek and Stephens Field properties, granting a one percent (1%) ORRI interest out of each property to the Company’s reserve engineer in lieu of billings for certain engineering services related to these properties.

On the Belton Field in Kentucky, the Company assumed an ORRI to Advanced Methane Recovery (6.25%) that was originally in place upon the property’s purchase and granted a 4% ORRI to both Robert L. Newton and Frank Stack (on conversion of their 15% working interest from the Delhi property to this ORRI); and a 3.5% ORRI to both Robert L. Newton and Frank Stack, for additional cash infusions. A 3.125% ORRI was given to Greathouse Well Services, Inc. in each well drilled as supervised by them while under contract with the Company.

In Louisiana, on one well (McDermott Estate No. 5) the Company issued an 8.5% ORRI to Harvey Pensack; 25% ORRI to Jon Peddie; and 25% ORRI to Stephan Baden, also in consideration of cash infusion.

The Company issued a 1% ORRI to Board member Harvey Pensack on Days Creek, and issued an additional ORRI on this field to: Robert L. Newton 1.5%; Frank Stack 1.5%; and Michael Walsh 1%.

In the Stephens field, the Company granted a 10% ORRI on one well located within the field named the Jones Number One to Robert L. Newton. Below is a complete detail of ORRI grants as of December 31, 2007.

The following table summarizes the 8/8ths royalty interests (“RI”) and ORRIs assumed and issued by the Company. The Company is subject to other ORRIs that it assumed with the acquisition of each property.

Investor Name	Date Issued	South Belridge Field (CA)	Days Creek Field (AR)	Stephens Field (AR)	Belton Field (KY)	Marion Field (LA)	Delhi Field (LA)

RI and ORRI assumed in acquisition of property		25.00%	25.00%	25.00%	6.25%	23.00% (a)	12.83%
Oladipo Aluko	01/28/07		1.00%	1.00%			1.00%
Greathouse Well Services, Inc.	01/01/07				3.13 (7 wells)%
Robert L. Newton	01/01/07				4.00%
Robert L. Newton	01/01/07				3.50 (3 wells)%
Robert L. Newton	12/01/07		1.50%
Robert L. Newton	12/01/07			10.00 (1 well)%
Jon Peddie	03/01/07					25.00 (1 well)%
Harvey Pensack	12/01/07		1.00%
Harvey Pensack	12/01/07					8.50 (1 well)%
Stephan Baden	03/01/07					25.00 (1 well)%
Frank Stack	01/01/07				3.50 (3 wells)%
Frank Stack	01/01/07				4.00%
Frank Stack	12/01/07		1.50%
Michael Walsh	12/01/07		1.00%

(a)	Estimated average for the 499 wells acquired.

  Net Revenue Interests . From time to time a Revenue Sharing Agreement (“RSA”) may be granted by the Company out of their existing working interest in oil and natural gas properties. These RSAs are calculated as a percentage of the Company’s interest in an oil or natural gas property after lease operating expenses.

The following table summarizes issued Revenue Sharing Agreements.

Investor Name	Issue Date	South Belridge Field(CA)	Belton Field (KY)	Marion Field (LA)

Louis Fusz Trust	11/18/05	–	–	1.20%
Wycap Corporation	11/18/05	–	–	0.20%
Bioform	02/02/05	8.71%	8.71%	–
Jon Peddie	12/09/04	5.36%	5.36%	–
Harvey Pensack	12/08/04	5.93%	5.93%	–
Total		20.00%	20.00%	1.40%

Financing Arrangements

Since inception, the Company has relied on outside funding from debt, equity, and the sale of various assets from NRI positions in fields, sale of specific well bores, and the general sale of oil and gas leases and equipment.  From inception, the Company has funded itself by raising over $73.6 million dollars in debt and revenue-sharing debt instruments, $16.2 million dollars in equity, and approximately $4.1 million dollars in the sale of various assets.

The Company continues to have strong cash needs to fund its drilling program and capital expenditures, as well as working capital. The Company is projecting a drilling and development budget of $12.4 million dollars for 2008. As part of its Phase Two, it will be necessary to raise additional capital to support current operations as well as needing capital for continued drilling and workovers to further develop the Company’s fields. Additionally, the Company will need working capital of approximately $6 million to pay third party engineers, subcontractors, and professional service providers, together with general overhead for 2008.  In order to accomplish these goals, the Company’s capital requirements are an essential ingredient in both amount and timing. While there are no guarantees that it will be successful, the Company is currently in negotiations to acquire a portion of such funding from financial institutions and accredited investors.

The Company’s ability to obtain additional financing will be subject to a variety of uncertainties. The inability to raise additional funds on terms favorable to the Company could have a material adverse affect on its business, its financial condition and the results of its operations. If it were unable to obtain additional capital when required, the Company would be forced to make the necessary decisions to scale back operations and planned expenditures that would aversely affect its growth. There is no assurance that the current operating plan and growth strategy will be successful or that the Company will be able to complete its business plan’s goals, and thus possibly affecting the Company’s revenues and assets.

Production Payment Facility–Marion, Louisiana

During 2005, the Company entered into a production payment payable with a financial institution that provided for total borrowings up to $6,802,000. During 2005 and 2006, $6,275,000 and $220,000 was funded respectively. Of the proceeds received in 2005, $6,250,000 was used to acquire all the rights, title and interest in leases covering approximately 21,500 acres and 500 wellbores in the Monroe Gas Rock Field in Union Parrish, Louisiana (The Marion Field). Principal and interest will be paid out of production from the underlying property equal to 56% of the total revenues produced until an 18% internal rate of return is achieved. During 2006, production payments made to the financial institution were not sufficient to meet their internal rate of return of 18%. Therefore the outstanding balance of production payment payable was increased to accrue for the unpaid interest expense. At September 30, 2007, the Company has a total balance due of principal and interest to the financial institution of $6,791,187.

Convertible Note By Owner Financing – Days Creek

During November 2006, the Company entered into three notes payable totaling $6 million, bearing interest at the rate of 10%, and maturing October 31, 2007, secured by the leases in the Days Creek Field. These notes payable are convertible into shares of the Company’s common stock at an exchange rate of $1.50 per share. If the note holders exercise their right to convert into the Company’s common stock, the Company will issue 4,000,000 shares of common stock. The notes payable are collateralized by the Company’s oil and gas property in the Days Creek Field. The Company has extended the maturity date of these notes payable to March 31, 2008. The company has an executed debt facility term sheet and is in the later stages of the due diligence process with an financial company for development, refinancing and acquisition funding, of which a portion of the proceeds are for the payment of the three notes payable totaling $6 million. The notes have been verbally extended to the date this funding goes forward and the proceeds are released, but in lieu of an executed agreement they are technically in default.

Lease Option Arrangements (Kentucky & New Mexico)

The Company entered into lease option arrangements in the State of Kentucky to acquire additional property bordering, or adjacent to, it’s existing acreage of approximately 3,008 acres. Management has leased an additional 6,317 acres and believes that it has the potential to acquire an additional 11,855 acres or more, whose acquisition would add the potential for substantially more drilling sites. Similarly, Management believes that its field acquisition activities in New Mexico of a 2,080 acre parcel, will also offer a substantial number of potential drilling sites.

South Belridge Field, Greater European Fund, Orchard Petroleum

In January 2005, the Company negotiated a joint operating agreement to acquire 960 acres in the South Belridge property in Kern County California to partner with Orchard Petroleum, Inc., an Australian-listed public company that would serve as operator since Orchard was already bonded to be an operator in the state of California. Maxim would have a 75% working interest of Orchard’s 75% working interest on the first phase of drilling as long as the Company tendered a promotion fee of $28.5 million. Maxim and Orchard would split operational costs 75:25 on this property, with the 25% balance held by the property owners. In an effort to raise funds in support of the ongoing California commitment Maxim secured funding from the Greater Europe Fund Limited (“GEF”), a private equity firm headquartered in Frankfurt. The Company’s loan facility with GEF and its affiliates provides for aggregate borrowings of $41.0 million, of which GEF lent a total of approximately $37.5 million. The Company is currently in default on these notes payable and is in negotiations with the lender to repay this debt by selling a property.

The Company, Mercuria Capital Partners Limited (Mercuria), Esk Limited, and Maxim TEP, PLC and its parent, the Greater European Fund have signed a memorandum of understanding , pursuant to which Mercuria, or one of its affiliates will acquire Maxim TEP, Inc.’s 50% working interest in the South Belridge Field for for $41 million dollars in cash. The Company will assign said payment to Maxim TEP, PLC and its parent, the Greater European Fund, in full repayment of all outstanding principal and interest owed by the Company, which as of December 31, 2007 amounted to $37,414,662 in principal outstanding and $4,556,337.10 in interest outstanding. At the culmination of this transaction, the Company will have no further interest, rights or obligations in the South Belridge Field and will have satisfied in full all debt, interests and other obligations owed to Maxim TEP, PLC and its parent, the Greater European Fund.

The fact that the company is in default in some of its debt obligations could have a material adverse affect on its business, its financial condition and the results of its operations and put in question the company’s ability to move forward as a going concern..

Effects of Inflation and Changes in Price

Our results of operations and cash flows are affected by changing oil and natural gas prices. If the price of oil and natural gas increases (decreases), there could be a corresponding increase (decrease) in the operating cost that we are required to bear for operations, as well as an increase (decrease) in revenues. Inflatio n has had a minimal effect on the operating activities of the Company.

Recently Issued Accounting Pronouncements

During September 2006, the Financial Accounting Standard Board (“FASB”) issued SFAS No. 157, “ Fair Value Measurements”. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, where fair value has been determined to be the relevant measurement attribute. This statement is effective for financial statements of fiscal years beginning after November 15, 2007. Management is evaluating the impact that this guidance may have on the consolidated financial statements.

In September 2006, the FASB issued SFAS No. 158 “ Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” This Statement amends SFAS No. 87, “ Employers' Accounting for Pensions”, SFAS No. 88, “ Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits,” SFAS No. 106, “ Employers' Accounting for Postretirement Benefits Other Than Pensions,” and SFAS No. 132 (revised 2003), “ Employers’ Disclosures about Pensions and Other Postretirement Benefits ,” and other related accounting literature. SFAS No. 158 requires an employer to recognize the over-funded or under-funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in the funded status in the year in which the changes occur through comprehensive income. This statement also requires employers to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. Employers with publicly traded equity securities are required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. The Company currently has no defined benefit or other postretirement plans subject to this standard.

During February 2007, the FASB issued SFAS No. 159, “ The Fair Value Option for Financial Assets and Financial Liabilities including an amendment of FASB Statement No. 115 .” The new standard permits an entity to make an irrevocable election to measure most financial assets and financial liabilities at fair value. The fair value option may be elected on an instrument-by-instrument basis, with a few exceptions, as long as it is applied to the instrument in its entirety. Changes in fair value would be recorded in income. SFAS No. 159 establishes presentation and disclosure requirements intended to help financial statement users understand the effect of the entity’s election on earnings. SFAS No. 159 is effective as of the beginning of the first fiscal year beginning after November 15, 2007. Early adoption is permitted. Management is evaluating the impact that this guidance may have on the consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, “ Noncontrolling Interests in Consolidated Financial Statement—amendments of ARB No. 51”.  SFAS No. 160 states that accounting and reporting for minority interests will be recharacterized as noncontrolling interests and classified as a component of equity.  The statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.  SFAS No. 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary.  This statement is effective as of the beginning of an entity’s first fiscal year beginning after December 15, 2008.

Recently Adopted Accounting Pronouncements

Beginning January 1, 2006, the Company adopted SFAS No. 123(R), “Accounting for Stock Based Compensation,” to account for its Incentive Compensation Plan (the “2005 Incentive Plan”). Prior to January 1, 2006, the Company followed the provisions of SFAS No. 123. SFAS No. 123(R) requires all share-based payments to employees (which includes non-employee Board of Directors), including employee stock options, warrants and restricted stock, be measured at fair value of the award and expensed over the requisite service period (generally the vesting period). The fair value of common stock options or warrants granted to employees is estimated at the date of grant using the Black-Scholes option pricing model by using the historical volatility of a comparable public company. The calculation also takes into account the common stock fair market value at the grant date, the exercise price, the expected life of the common stock option or warrant, the dividend yield and the risk-free interest rate.

Amortization of the calculated value of non-vested stock grants was accounted for as a charge to non-cash compensation and an increase in additional paid-in-capital over the requisite service period. With the adoption of SFAS No. 123(R), the Company offset the remaining unamortized deferred compensation balance ($201,600 at December 31, 2005) in stockholders’ deficit against additional paid-in-capital. Amortization of the remaining unamortized balance will continue under SFAS No. 123(R) as described above.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes--an Interpretation of FASB Statement 109” (“FIN 48”), which clarifies the accounting for uncertainty in tax positions taken or expected to be taken in a tax return, including issues relating to financial statement recognition and measurement. FIN 48 provides that the tax effects from an uncertain tax position can be recognized in the financial statements only if the position is “more-likely-than-not” of being sustained if the position were to be challenged by a taxing authority. The assessment of the tax position is based solely on the technical merits of the position, without regard to the likelihood that the tax position may be challenged. If an uncertain tax position meets the “more-likely-than-not” threshold, the largest amount of tax benefit that is greater than 50% likely of being recognized upon ultimate settlement with the taxing authority is recorded. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The adoption of FIN 48, effective January 1, 2007, had no impact on our consolidated financial statements.

Summary of Critical Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods reported. Actual results could differ from these estimates.

Significant estimates include volumes of oil and natural gas reserves used in calculating depletion of proved oil and natural gas properties, future net revenues and abandonment obligations, impairment of proved and unproved properties, future income taxes and related assets and liabilities, the fair value of various common stock, warrants and option transactions, and contingencies. Oil and natural gas reserve estimates, which are the basis for unit-of-production depletion and the calculation of impairment, have numerous inherent uncertainties. The accuracy of any reserve estimate is a function of the quality of available data, the engineering and geological interpretation and judgment. Results of drilling, testing and production subsequent to the date of the estimate may justify revision of such estimate. Accordingly, reserve estimates are often different from the quantities of oil and natural gas that are ultimately recovered. In addition, reserve estimates are vulnerable to changes in wellhead prices of crude oil and natural gas. Such prices have been volatile in the past and can be expected to be volatile in the future.

These significant estimates are based on current assumptions that may be materially effected by changes to future economic conditions such as the market prices received for sales of volumes of oil and natural gas, interest rates, the fair value of the Company’s common stock and corresponding volatility, and the Company’s ability to generate future taxable income. Future changes to these assumptions may affect these significant estimates materially in the near term.

Oil and Natural Gas Properties

We account for investments in natural gas and oil properties using the successful efforts method of accounting. Under this method of accounting, only successful exploration costs that directly result in the discovery of proved reserves are capitalized. Unsuccessful exploration costs that do not result in an asset with future economic benefit are expensed. All development costs are capitalized because the purpose of development activities is considered to be building a producing system of wells, and related equipment facilities, rather than searching for oil and gas. Items charged to Expense generally include Geological and Geophysical costs. Capitalized costs of proved properties are depleted on a field-by-field (Common Reservoir) basis using the units-of-production method based upon proved, producing oil and natural gas reserves.

The net capitalized costs of proved oil and natural gas properties are limited to a “ceiling test” based on the estimated future reserves, discounted at a 10% per annum, from proved oil and natural gas reserves based on current economic and operating conditions (the “Full Cost Ceiling”). If net capitalized costs exceed this limit, the excess is charged to operations through depreciation, depletion and amortization.

Under the successful efforts method of accounting, the depletion rate is the current period production as a percentage of the total proved producing reserves. The depletion rate is applied to the net book value of property costs to calculate the depletion expense. Proved reserves materially impact depletion expense. If the proved reserves decline, then the depletion rate (the rate at which we record depletion expense) increases, reducing net income.

We depreciate other property and equipment using the straight-line method based on estimated useful lives ranging from five to 10 years.

Income Taxes

Under SFAS No. 109, “Accounting for Income Taxes,” deferred income taxes are recognized at each year end for the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts based on tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. We routinely assess the reliability of our deferred tax assets. We consider future taxable income in making such assessments. If we conclude that it is more likely than not that some portion or all of the deferred tax assets will not be realized under accounting standards, it is reduced by a valuation allowance. However, despite our attempt to make an accurate estimate, the ultimate utilization of our deferred tax assets is highly dependent upon our actual production and the realization of taxable income in future periods.

Contingencies

Liabilities and other contingencies are recognized upon determination of an exposure, which when analyzed indicates that it is both probable that an asset has been impaired or that a liability has been incurred and that the amount of such loss is reasonably estimable.

Volatility of Oil and Natural Gas Prices

Our revenues, future rate of growth, results of operations, financial condition and ability to borrow funds or obtain additional capital, as well as the carrying value of our properties, are substantially dependent upon prevailing prices of oil and natural gas.

ITEM 3.  PROPERTIES

The Company has one primary facility located in The Woodlands, Texas. The Woodlands facility is 6,150 rentable square feet of office space. The Woodlands facility is occupied under a lease that commenced on November 1, 2004 and ends on October 31, 2009. Our rental expense for this facility is $10,763 per month for the first year and increases by $0.75 per square foot per year. The Company is obligated to pay their proportionate share of operating expenses of the property.

Additionally, the Company has acquired the following leases and mineral rights to recover oil and natural gas within the United States:

Belton Field - Muhlenberg County, Kentucky

In April 2004, the Company purchased the mineral rights on approximately 3,008 acres in Muhlenberg County Kentucky, an oil and gas field in the Illinois Basin, in west-central Kentucky. In 2006 and 2007, the Company leased the mineral rights to an additional 6,317 acres and is currently negotiating the lease of the mineral rights on an additional 11,855 acres. Oil was discovered in this basin about 150 years ago. When the Company acquired the rights on the original 3,008 acres, the above-the-ground pumping and storage units had fallen into disrepair and the field was idle. The field was originally discovered in 1939 and developed to produce oil from shallow zones. The first well was completed in the McClosky Limestone (TD 1,541’). Coal was discovered on the property and much of that coal was “mined-out” during strip mining operations. All mining operations ceased decades ago and the mines were reclaimed and are now pastures. Natural gas was discovered in the northwest corner of the field in the 1980s and continued to produce natural gas until recently. There are four known producing horizons on the property. These include (1) a shallow Pennsylvanian oil-bearing zone; (2) the upper-Mississippian oil-bearing Hardinsburg Sandstone; (3) the upper-Mississippian-period’s Jackson Sandstone that has significant gas indicated in two wells drilled on the northeast border of the property; and (4) the lower-Mississippian-period’s St. Genevieve Limestone (the oil-bearing McClosky zone). The Company’s drilling program includes the drilling of a significant number of new wells in this field in 2008.

The Marion Field - Union Parish, Louisiana

In December 2005, the Company leased shallow mineral rights (down to 3,200 feet) on approximately 21,500 acres in Union Parrish, Louisiana, which is a natural gas field currently producing revenues of $1.4 million annually from 476 wells, and with proved developed reserves of 6.4 Bcf. The Marion field is part of the larger Monroe Gas field which was the largest gas field in the United States in the early-to-mid 1900's. It should be noted that in 2005 state records indicated that the Monroe Gas Field produced over 7.0 Tcf. It is located in Northeast Louisiana, in Union Parish which has 8,558 wells. The oil producing Cotton Valley and Smackover formations are also present within the leasehold. In addition, in December 2005, the Company leased deep mineral rights (down to 9,500 feet) on approximately 8,000 acres of the 21,500 acres that will allow the Company to explore this deeper zone. The Company believes that existing oil and gas prices, together with new techniques for stimulating production will make additional drilling and well workover activities in this field commercially viable.

The Delhi Field - Richland Parish, Louisiana

In December 2006, the Company acquired mineral right leases on 1,400 acres in the Delhi Field, in north-east Louisiana. The Company’s lease encompasses a portion of approximately 13,636 acres comprising the Delhi Holt Bryant Unit and Mengel Unit. Oil production in this field has traditionally utilized secondary recovery in which water is injected into the reservoir formation to displace residual oil. The water from injection wells physically sweeps the displaced oil to adjacent production wells. Water is produced primarily from the Holt Bryant and injected into the Mengel. The Company believes that improper placement of injection wells has created reservoir channeling and is not sweeping the oil from the majority of the formation. The Company’s 2008 drilling program involves converting existing wellbores to water injection wells, repairing shut-in wells, using new technology and replacing inefficient downhole pumps, all of which the Company believes will enhance the efficiency of the waterflood and increase production while allowing a higher percentage of residual oil to be produced.

The Days Creek Field - Miller County, Arkansas

In November 2006, the Company acquired a mineral rights lease on 740 acres in Miller County, Arkansas in the Days Creek Field. The field was originally discovered by American Petro Fina in 1972. According to state records, the cumulative production from this field has been approximately 8.6 million barrels of oil and 6 BCF of natural gas. The primary zone is the Smackover limestone at approximately 8,100 - 8,500 feet. Currently there are four producing oil wells. The Norphlet Sand is present at deeper depths between 8,900 and 11,000 feet. Seismic data in the area indicates the possibility of oil and gas productive potential in this zone.

The Stephens Field at Smackover - Ouachita County, Arkansas

In January 2007, the Company acquired a mineral rights lease on approximately 1,300 acres in Ouachita County, Arkansas with access to the Smackover formation. Smackover production is widespread and prolific in this section of the state. It is nearby at Stephens to the north and at McNeil to the south. Modern gamma ray-neutron/density logs show the presence of oil and gas in many of the 40 to 50 sands in the Travis Peak and Cotton Valley sections from 3,000 to 6,000 feet.

Hospah, Lone Pine & Clovis Field - McKinley County, New Mexico

In 2006 and 2007, the Company acquired mineral rights leases on approximately 2,080 acres in the Hospah Field and Lone Pine Field in McKinley County, New Mexico. The Company is currently negotiating to acquire a 100% working interest and an 80% net revenue interest on an additional 1,280 acres in the Clovis field. The Hospah Field was discovered in 1924 and has produced oil for many years. The Upper Hospah Sandstone of Cretaceous Age produced 5 million barrels by 1974. The Lone Pine Field was found just south of Hospah in 1970 and oil was discovered from the productive Dakota Sandstone at a depth of between 2,500 and 3,800 feet. Most of all the oil development in these fields was done by Tenneco. Oil and gas production from the Hospah Sandstones reservoirs from 1927 to 2005 has yielded nearly 22 million barrels of oil and nearly 53 Mcf of gas.

South Belridge Field, Kern County, California

In 2005, Maxim negotiated a JOA with Orchard Petroleum, Inc. to participate in Orchard’s drilling operations on a prospect of approximately 960-acre in Kern County, California. In early 2007, the Company paid $500,000 for a 50% working interest in 600 acres of section 18 which is adjacent to the original 960 acre prospect. The South Belridge field was discovered in April of 1911 with the completion of Well No. 101 by Belridge Oil Company. In December 1979, Shell Oil Company purchased Belridge Oil Company and the majority of South Belridge production for $3.65 billion. Originally considered to be a minor field in 1995, the South Belridge field reached one billion barrels of cumulative oil production, the sixth field in California to do so and the 15th field in the nation. By supporting Orchard’s drilling operations the Company believes that it could monetize this property to assist in resolving some of the Company’s debt. In late 2007 the Company commenced negotiations to sell South Belridge in order to reduce indebtedness.

Medicine Lodge Field, Medicine Lodge, Kansas

Maxim acquired a section of property, 640 acres, as partial consideration of a lawsuit settlement in 2005. While there may be potential play in the Devonian shale formation, to date the Company has not devoted any budget to its development but may in the future.

Oil and Natural Gas Reserve Estimates

For information relating to: Reserves; Costs Incurred; Drilling Activity; Productive Wells; and Acreage, please refer to ITEM 1. Description of Business, Sections (C) and (D), beginning on page 4.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to options currently exercisable or exercisab le within 60 days of December 31, 2007 are deemed outstanding and beneficially owned by the person holding such options for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to these tables, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

The following table sets forth certain information known to us as of December 31, 2007 with respect to each beneficial owner of more than five percent of the Company’s common stock. The percentage ownership is based on 85,921,182 shares of common stock outstanding as of December 31, 2007.

Name and Address of Beneficial Owner	Common Stock Beneficially Owned	Percentage of Class

Harvey Pensack (1)	10,774,239	11.9%
7309 Barclay Court
University Park, FL 34201

Robert McCann (2)	6,718,334	7.8%
160 Yacht Club Way
Hypoluxo, FL 33462

(1) Includes (i) 1,026,250 shares issuable pursuant to outstanding warrants, (ii) 300,000 shares issuable pursuant to options exercisable within 60 days of December 31, 2007, and (iii) 2,966,667 shares issuable upon conversion of outstanding principal under convertible promissory notes. Also includes 3,983,779 shares held by the Harvey Pensack Revocable Living Trust of which Mr. Pensack is a trustee, and 2,228,042 shares held by Joan Pensack, Mr. Pensack’s wife.

(2) Includes 250,000 shares issuable pursuant to options exercisable within 60 days of December 31, 2007.

The following table sets forth certain information as of December 31, 2007 with respect to each of the beneficial owners of Company’s common stock by its fiscal year 2006 named executive officers and directors individually and as a group. The percentage ownership is based on 85,921,182 shares of common stock outstanding as of December 31, 2007.

Name and Address of Beneficial Owner	Common Stock Beneficially Owned	Percentage of Class

Harvey Pensack (1)	10,774,239	11.9%
7309 Barclay Court
University Park, FL 34201

Robert McCann (2)	6,718,334	7.8%
160 Yacht Club Way
Hypoluxo, FL 33462

Dr. John P. Ritota, Jr. (3)	3,991,667	4.5%
919 Seagate Drive
Delray Beach, FL 33483

Dan Williams (4)	2,737,704	3.2%
594 Sawdust Road #382
The Woodlands, TX 77380

Eugene Fusz (5)	2,669,232	3.1%
223 Park Avenue
Palm Beach, FL 33401

Robert Sepos (6)	2,190,911	2.6%
87 Robindale Circle
The Woodlands, TX 77382

W. Marvin Watson (7)	2,115,833	2.5%
9400 Grogan’s Mill Road, St 205
The Woodlands, TX 77380

Dominick F. Maggio (8)	1,692,250	2.0%
2205 Riva Row, Suite 2113
The Woodlands, TX 77380

John J. Dorgan (9)	1,575,000	1.8%
555 Byron Street
Palo Alto, CA 94301

Carl Landers (10)	1,097,000	1.3%
141 S. Union Street
Madisonville, KY 42431

Steve Warner (11)	1,025,000	1.2%
400 N Flagler Drive, #1601
Delray Beach, FL 33401

All Directors and officers as a group (11) persons	36,587,170	38.1%

(1) Includes (i) 1,026,250 shares issuable pursuant to outstanding warrants, (ii) 300,000 shares issuable pursuant to options exercisable within 60 days of December 31, 2007, and (iii) 2,966,667 shares issuable upon conversion of outstanding principal under convertible promissory notes. Also includes 3,983,779 shares held by the Harvey Pensack Revocable Living Trust of which Mr. Pensack is a trustee, and 2,228,042 shares held by Joan Pensack, Mr. Pensack’s wife.

(2) Includes 250,000 shares issuable pursuant to options exercisable within 60 days of December 31, 2007.

(3) Includes (i) 1,665,000 shares issuable upon exercise of outstanding warrants, and (ii) 450,000 shares issuable pursuant to options exercisable within 60 days of December 31, 2007.

(4) Includes 300,000 shares issuable pursuant to options exercisable within 60 days of December 31, 2007. Also includes 125,000 shares held by the Matthew Williams Irrevocable Trust of which Mr. Williams is a trustee.

(5) Includes 550,000 shares issuable pursuant to options exercisable within 60 days of December 31, 2007. Also includes 2,119,232 shares held by the Eugene Fusz Trust dtd 9/16/05 of which Mr. Fusz is a trustee.

(6) Includes 2,180,500 shares held by The Sepos Family Limited Partnership of which Mr. Sepos is the general partner.

(7) Includes (i) 2,500 shares issuable upon exercise of warrants, (ii) 450,000 shares issuable pursuant to options exercisable within 60 days of December 31, 2007, and (iii) 13,333 issuable upon conversion of outstanding principal under convertible promissory notes.

(8) Includes1,692,250 shares held by AMDG Incorporated, a company controlled by Mr. Maggio.

(9) Includes (i) 1,225,000 shares issuable pursuant to options exercisable within 60 days of December 31, 2007, and (ii) 100,000 shares issuable upon conversion of outstanding principal under convertible promissory notes.

(10) Includes 450,000 shares issuable pursuant to options exercisable within 60 days of December 31, 2007.

(11) Includes 300,000 shares issuable pursuant to options exercisable within 60 days of December 31, 2007.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS

The following is a list of the directors and executive officers of the Company on January 28, 2008.

Name	Age	Position	Year First Elected or Appointed
W. Marvin Watson	83	Chairman of the Board, CEO, President	2004
Carl Landers	63	Director	2004
Harvey Pensack	84	Director	2004
John P. Ritota	57	Director	2004
John J. Dorgan	84	Director	2005
Glenn Biggs	74	Director	2007

Business Experience and Background of Directors and Executive Officers

W. MARVIN WATSON , Chairman of the Board/President/CEO

Mr. Watson became a member of the Company’s Board of Directors on March 10, 2004 and has served as Chairman of the Company’s Board of Directors since April 2006, and assumed the position of Chief Executive Officer on October 3, 2007. After serving in the U.S. Marine Corps during World War II, Mr. Watson earned a Bachelors of Business Administration from Baylor University and a Masters of Art in Economics from Baylor. From 1956-1965 he served as Executive Assistant to the President of Lone Star Steel Company in Dallas, Texas. From 1965-1968, Mr. Watson was a special advisor to the President Lyndon Baines Johnson and served as President Johnson’s Chief of Staff. In 1968, President Johnson named him to a Cabinet-level position as U.S. Postmaster General. In March 1969 Mr. Watson accepted the presidency of Occidental International Corporation, a subsidiary of Occidental Petroleum Corporation. In 1971, he was appointed Senior Vice President and elected to the Board of Occidental Petroleum. Soon thereafter he was elected Executive Vice President, and as one of two Executive Vice Presidents, assumed the responsibility of the President’s position at the parent company of Occidental. He served as Chairman of the Board or President of the subsidiaries of Occidental, and during his tenure, the company grew from the 22 nd largest to the 9 th largest U.S. Corporation according to a national publication. From 1979-1987 Mr. Watson served as President and CEO of Dallas Baptist University. From 1991-1993, he was Chairman of Polish Telephones and Microwave Corporation, and from 1996-1998 President/CEO of Radopath Pharmaceuticals Corporation. During 2003 and 2004, Mr. Watson, finalized his memoirs of his time spent in the Lyndon Johnson White House, entitled “Chief of Staff– Lyndon Johnson and His Presidency” , which were published in the fall of 2004. From 2004 until he became a member of the Company’s Board of Directors, Mr. Watson participated in book tours and public speaking engagements and was active in the management of personal investments.

CARL LANDERS , Director

Mr. Landers was appointed to the Company’s board of directors in January 2004. Mr. Landers is an independent oil and gas producer and inventor. Carl Landers is the inventor of the Landers Lateral Horizontal Drilling (“LHD”) technology, and has been instrumental in bringing a contrarian approach to the energy industry. More than 300 wells have been completed utilizing the LHD patented technology. In 1993, Mr. Landers founded Advanced Petroleum Inc, an oil services company focused on refining LHD, and has been president of the company since founding. In 2004, Mr. Landers founded Advanced Methane Recovery, LLC, an energy company focused on the recovery of shale and coal bed methane, and has been manager of the company since founding.

JOHN P. RITOTA, JR., D.D.S., Director

Dr. Ritota was appointed to the Company’s board of directors in January 2004. He was a founding shareholder of Alpha Pro Tech, Inc. in 1990 (AMEX:APT) a company that designs and manufactures a wide range of products to meet requirements in the healthcare, industrial, laboratory, clean room, foodservice, pet and other markets, which are now marketed worldwide. Since 1991, he has served as Executive Director of the Audit Committee, and Chairman of the Compensation Committee of Alpha Pro Tech. Dr. Ritota was an original investor in CompuPix, one of the first developers of high definition television (HDTV), and Orrox, a company that offered one of the first eighteen-inch satellite dishes. Dr. Ritota graduated from Ithaca College in June 1971, and earned his Doctor of Dental Science at Georgetown University in May 1975. Since April 1981, Dr. Ritota has shared an active practice in General Dentistry with his brother, Dr. Ted Ritota, in Delray Beach, Florida.

HARVEY M. PENSACK , Director

Mr. Pensack was appointed to the Company’s board of directors on September 24, 2004. After graduating Cum Laude from Clarkson University in 1944, with a B.S. Degree in Mechanical Engineering, Mr. Pensack served in the military, finishing as a First Lieutenant in 1946. He spent seven years in the insurance industry earning promotions and supervisory positions but then saw the potential in the young computer industry. In 1953, utilizing his engineering training and entrepreneurial spirit, he founded Mitronics Inc., an innovative manufacturer of hermetic ceramic-to-metal seals for the then-fledgling semiconductor industry. Mr. Pensack served as Chairman and CEO of Mitronics, which was merged into a public corporation to become Varadyne, Inc. in 1970. Throughout the 1970s, 1980s and 1990s, Mr. Pensack had an active career as a financial consultant specializing in insurance, business succession planning and estate management. During the past five years Mr. Pensack has primarily been engaged in the management of personal investments. Throughout his career, Mr. Pensack has been quick to recognize potential in many diverse fields, and has been a private investor who specializes in researching and analyzing potential investment choices with a focus on management personnel and growth opportunity.

JOHN J. “Jack” DORGAN, Director

Mr. Dorgan served as the Company’s Director of Finance until January 2008 and has served as a member of the Company’s board of directors since 2005. Prior to joining the Company, Mr. Dorgan’s last position had been Vice President of Finance/Chief Financial Officer of Occidental Petroleum, a position he held until 1991. Mr. Dorgan has a long and successful career in the oil and gas field and a financial strategist for some of the world’s largest oil and gas firms. After graduating from Harvard University in 1943 and then receiving an MBA from Harvard in 1948, Mr. Dorgan began a 24-year career at CONOCO moving from a position of Planning Analyst and Treasurer to being named Director of Supply and Transportation for Europe in 1970. In 1972, Mr. Dorgan joined Occidental Petroleum as Director of Occidental’s operations in Belgium and Holland. Until 1972, he served as Vice President and Treasurer of Occidental and in 1975, he was named Executive Vice President of Finance and Chief Financial Officer of Occidental, a position he held until 1991. In that time, Mr. Dorgan oversaw the financing of one of the world’s largest companies and its many subsidiaries. Mr. Dorgan earned a B.A. degree in Economics and an MBA from Harvard University in 1948.

GLENN BIGGS , Director

Mr. Biggs has served as Vice Chairman of the Company’s board of directors since 2007. Since 1998, he has served as Chairman of Hester Capital Management and the Texas Heritage Bank, and, since 1989 has been a merchant banker with Biggs & Company of San Antonio. Mr. Biggs has served on the board of directors of many publicly traded firms, including Kansas Gas & Electric (NYSE) from 1987-1993; Ultramar Diamond Shamrock Company (NYSE) from 1987-2001; Central & Southwest Company (NYSE) from 1987-1997; Bolivian Power Company Limited (NYSE) from 1994-1997; InterFirst Corporation (NYSE) from 1982-1987; and Valero Energy Corporation (NYSE) from 1987-2007. Mr. Biggs is not currently serving on the board of directors of any publicly traded company. In addition, Mr. Biggs has served as Chairman, CEO or President of a number of banks including Gill Savings Association of San Antonio, InterFirst Bank of San Antonio (presently Bank of America) and First National Bank in San Antonio. Mr. Biggs has been the Chairman of the Board of Regents of Baylor University. He is also a Trustee of the Baylor University Medical Center in Dallas and an Advisory Director of the North American Development Bank, an organization created by the U.S. Congress to help fund infrastructure development on the border of Mexico and the United States. Mr. Biggs has been a strong advocate of both energy efficiency and alternative fuel sources, and served for 15 years on the Public Service Board of San Antonio, 10 years as its Chairman, overseeing the building of the South Texas Nuclear Power Plant. Mr. Biggs received the San Antonio Benefactor Award in 1988 and a People of Vision Award in 1987, and was also awarded an Honorary Doctorate from Hardin-Simmons University in Abilene, Texas in 1986.

Involvement in Certain Legal Proceedings
The foregoing directors or executive officers have not been involved during the last five years in any of the following events:

•	Bankruptcy petitions filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	Conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•
Being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring or suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

•
Being found by a court of competition jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Other Key Employees

NOEL DANIEL , Chief Geologist

Mr. Daniel has been with the Company since 2004 and has served as the Chief Geologist of MTEP Land & Mineral Management, LLC since October 2007. From March 1995 until he joined the Company, Mr. Daniel was a principal and geological consultant with Daniel & Associates, Inc. Mr. Daniel has over thirty years of experience in geological consulting, business development, and corporate management in the petroleum, mining, and environmental industries. Throughout his career he has directed diverse staffs of scientific, technical, business, and administrative personnel in programs involving petroleum development, natural resources mining development, and environmental regulatory compliance. A licensed professional geologist, Mr. Daniel has a strong technical and management background and has developed successful petroleum and mineral exploration prospects in several U.S. formations including the Central Kansas Uplift, Michigan, Illinois, Appalachian, Forest City, Denver-Julesberg, and San Juan Basins. He is a co-founder, former member of the board of directors and President of Certified Professional Geologists of Indiana, Inc.

FERNANDO F. SALAZAR , Reservoir Evaluation & Completions Engineer

Mr. Salazar has been with the Company since May 2007 and has served as Reservoir Evaluation & Completions Engineer of MTEP Land & Mineral Management, LLC since October 2007. Prior to joining MTEP, from March 2003 to May 2007, Mr. Salazar was Vice President of Operations for TEERS Worldwide responsible for Enhanced Oil Recovery (EOR), Frac design, completion development and application of an innovative non conventional coil tubing lateral drilling technology for enhanced secondary recovery with clients such as ENAP Chile, REPSOL Argentina, REPSOL Bolivia, Plus Petrol Peru (Camisea Field), TAFTNET in the Former Soviet Union and Kazakhstan, Chaco BP (Bolivia), Petrobras – Brazil and Ecuador. From January 2000 to March 2003, Mr. Salazar was the District Manager of East Venezuela for Halliburton Energy Services Int’l. Mr. Salazar earned a degree in geology from the University of Calgary in 1976, with a specialty in reservoir evaluation (petrophysics). Mr. Salazar is a member of the Society of Professional Well Log Analysts.

Board Composition and Committees

Our business and affairs are organized under the direction of our board of directors, which currently consists of six members. The primary responsibilities of our board of directors are to provide oversight, strategic guidance, counseling and direction to our management. Our board of directors meets on a regular basis and additionally as required. Written board materials are distributed in advance as a general rule, and our board of directors schedules meetings with and presentations from members of our senior management on a regular basis and as required.

Our board of directors has established an audit committee, a compensation committee and a nominating/corporate governance committee. Our board of directors and its committees set schedules to meet throughout the year and also can hold special meetings and act by written consent under certain circumstances. Our board of directors has delegated various responsibilities and authority to its committees as generally described below. The committees will regularly report on their activities and actions to the full board of directors. Each member of each committee of our board of directors is currently not bound to be an independent director but the Company will be in compliance with the guidelines set by the public market onto which it ultimately lists. Each committee of our board of directors is reviewing written charters, which when complete, will be subject to approval by our board of directors. Upon the effectiveness of this registration statement, copies of each charter will be posted on our website at www.maximtep.com under the Investor Relations section. The inclusion of our website address in this Form 10 does not include or incorporate by reference the information on our website into this Form 10.

Director Independence

Our board of directors is made up of W. Marvin Watson, our Chairman, President, and Chief Executive Officer, our Vice Chairman Glenn Biggs, and Directors Carl Landers, Dr. John Ritota, John J. “Jack” Dorgan and Harvey Pensack. Our common stock is not traded on any public markets, and we are not currently subject to corporate governance standards of listed companies, which require, among other things, that the majority of the board of directors be independent. However, if the Company were subject to the independence requirements of the Nasdaq, for example, Glenn Biggs, Carl Landers, Dr. John Ritota, and John J. “Jack” Dorgan, would qualify as independent under the standard set forth by the Nasdaq.

Audit Committee

The audit committee of our board of directors oversees our accounting practices, system of internal controls, audit processes and financial reporting processes. Among other things, our audit committee is responsible for reviewing our disclosure controls and processes and the adequacy and effectiveness of our internal controls. It also discusses the scope and results of the audit with our independent auditors, reviews with our management and our independent auditors our interim and year-end operating results and, as appropriate, initiates inquiries into aspects of our financial affairs. Our audit committee has oversight for our code of business conduct and is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, or matters related to our code of business conduct, and for the confidential, anonymous submission by our employees of concerns regarding such matters. In addition, our audit committee has sole and direct responsibility for the appointment, retention, compensation and oversight of the work of our independent auditors, including approving services and fee arrangements. Our audit committee also is responsible for reviewing and approving all related party transactions in accordance with our policies and procedures with respect to related person transactions.

The current members of our audit committee are Dr. John Ritota, Jr. and Mr. Carl Landers. Messrs. Ritota and Landers are not currently required to be independent for audit committee purposes but the Company will be in compliance with the guidelines set by the public market onto which it ultimately lists. For example, if the Company were subject to the independence requirements of the Nasdaq, all of the members of the audit committee would qualify as independent under the standard set forth by the Nasdaq. Dr. John Ritota is the chairman of the audit committee. We intend to comply with the appropriate public market requirements prior the first anniversary of the completion of this registration.

Compensation Committee

The members of our compensation committee are Carl Landers and Dr. John Ritota. Mr. Landers chairs the compensation committee. The purpose of our compensation committee is to have primary responsibility for discharging the responsibilities of our board of directors relating to executive compensation policies and programs. Among other things, specific responsibilities of our compensation committee include evaluating the performance of our chief executive officer and determining our chief executive officer’s compensation. In consultation with our chief executive officer, it will also determine the compensation of our other executive officers. In addition, our compensation committee will administer our equity compensation plans and has the authority to grant equity awards and approve modifications of such awards under our equity compensation plans, subject to the terms and conditions of the equity award policy adopted by our board of directors. Our compensation committee also reviews and approves various other compensation policies and matters.

Nominating/Corporate Governance Committee

The members of our nominating/corporate governance committee are Messrs. John Dorgan and Glenn Biggs. Mr. Dorgan chairs the nominating/corporate governance committee. The nominating/corporate governance committee of our board of directors oversees the nomination of directors, including, among other things, identifying, evaluating and making recommendations of nominees to our board of directors and evaluates the performance of our board of directors and individual directors. Our nominating/corporate governance committee is also responsible for reviewing developments in corporate governance practices, evaluating the adequacy of our corporate governance practices and making recommendations to our board of directors concerning corporate governance matters.

Limitation of Liability and Indemnification

We intend to enter into indemnification agreements with each of our directors and executive officers and certain other key employees. The form of agreement provides that we will indemnify each of our directors, executive officers and such other key employees against any and all expenses incurred by that director, executive officer or key employee because of his or her status as one of our directors, executive officers or key employees, to the fullest extent permitted by Texas law, our articles of incorporation and our bylaws (except in a proceeding initiated by such person without board approval). In addition, the form agreement provides that, to the fullest extent permitted by Texas law, we will advance all expenses incurred by our directors, executive officers and such key employees in connection with a legal proceeding.

Our articles of incorporation and bylaws contain provisions relating to the limitation of liability and indemnification of directors and officers. The articles of incorporation provide that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director.  .

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Texas law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. Our bylaws provide that we shall advance the expenses incurred by a director or officer in advance of the final disposition of an action or proceeding. Our bylaws also authorize us to indemnify any of our employees or agents and permit us to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her action in that capacity, whether or not Texas law would otherwise permit indemnification.

ITEM 6 .  EXECUTIVE COMPENSATION

The following table sets forth the total compensation awarded to, earned by, or paid to our “principal executive officer,” and our other named executive officers for all services rendered in all capacities to us in 2006.

Name and			Contract		Stock	Option	All Other
Principal Position		Year	Salary (1)	Contract Bonus	Awards (2)	Awards (3)	Compensation (4)	Total

W. Marvin Watson		2006	$240,000		$1,237,500	$43,950	$11,679	$1,533,129
Chairman/President		2007	$385,000	0	$2,475,000	$43,950	$11,980	$2,938,430
Director of Development & Corporate Structure (5)

Daniel Williams		2006	$350,000	$300,000		$43,950	$18,004	$711,954
Chief Executive Officer (6)(8)		2007	$300,000	0				$300,000

Robert Sepos		2006	$300,000	$200,000			$14,920	$514,920
VP/Chief Operating Officer (7)(8)(9)		2007	$300,000	0	$750,000		$19,677	$1,069,677

Dominick F. Maggio		2006	$300,000	$200,000			$17,176	$517,176
VP/Chief Information Officer (8)(9)		2007	$300,000	0	$750,000		$23,584	$1,073,584

All Other Compensation - 2006	Watson	Sepos	Maggio	Williams
Car Allowance - 2006	$11,679	$7,044	$8,851	$7,006
Life Insurance - see TB	$0	$7,877	$8,325	$10,998
	$11,679	$14,920	$17,176	$18,004

All Other Compensation - 2007	Watson	Sepos	Maggio	Williams
Warrants	$733	$-	$-
Car Allowance - 2007	$11,247	$7,284	$9,345	$11,753
Life Insurance	$0	$12,393	$14,239	$3,903
	$11,980	$19,677	$23,584	$15,656

Notes
-1	Bonuses were components of Employee Agreements, the majority of which payments were deferred by all the Executives to assist the Company with cash flow requirements.
-2	Stock Awards were valued at $0.75 per share.
-3
The amounts in this column represent the dollar recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS No. 123(R) excluding forfeiture estimates. See Note 2 of the notes to Consolidated Financial Statements included elsewhere in this Registration Statement for a discussion of our assumptions in determining the SFAS No.123(R) fair values of our option awards.

-4	This column represents Company payments towards life insurance for executive officers and auto allowances capped at $1,000 monthly.
-5	W. Marvin Watson assumed the role of Chief Executive Officer effective October 3, 2007.
-6	Daniel Williams stepped down as President/CEO on October 3, 2007.
-7	Robert Sepos served as the Company's Chief Financial Officer until October 29, 2007 when he assumed the role of Chief Operating Officer
-8	Officers Williams, Maggio and Sepos deferred 2/3 of their salary from November 2006 to September 2007 to assist the Company with cash flows.
-9	As a part of the Company's 2008 restructuring Messrs. Maggio and Sepos were terminated.

On June 1, 2005, the Company entered into an employment agreement with W. Marvin Watson. The agreement was for four years ending June 1, 2009 and provided for a grant of 1,000,000 warrants, exercisable at $0.75 per share for a period of five years.

On June 1, 2006, the Company entered into employment agreements with three officers of the Company: Daniel Williams to serve as President/Chief Executive Officer, Robert Sepos to serve as Executive Vice President/Chief Financial Officer, and Dominick Maggio to serve as Vice President and Chief Information Officer. All of the agreements are for five years ending June 1, 2011 and allow the officers to be eligible for an annual bonus as determined by the Audit Committee of the Board. Daniel Williams’s employment agreement includes an annual base salary of $350,000. Robert Sepos’s and Dominick Maggio’s employment agreements include an annual base salary of $300,000.

Mr. Williams resigned as CEO of the company on October 3, 2007 and is contracted as a consultant on an as needed basis. Due to his resignation, there was no severance or other compensation. Both Messrs. Maggio and Sepos were terminated as part of a reorganization and restructuring of the company. The company has reached tentative settlement agreements with both Messrs Maggio and Sepos. As a result of these settlement agreements it does not expect to pay any severance compensation but will honor stock options granted previous to this settlement agreement.

On June 1, 2005, the Company entered into an employment agreement with James B. Spillers to serve as Director of Land Acquisition/Management. The agreement is for three years ending June 1, 2008. The agreement allowed for a base salary of $120,000.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding each unexercised option held by each of our fiscal year 2006 named executive officers as of December 31, 2007.

Name	No. of Securities Underlying Unexercised Options Exercisable (1)	No. of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
W. Marvin Watson	450,000	–	$0.75	06/21/2012
Daniel Williams	150,000	–	$0.75	06/21/2012
Dominick F. Maggio	–	–	–	–
Robert Sepos	–	–	–	–

(1)  These options were fully vested on the date of grant.

Director Compensation

The following table sets forth the total compensation awarded to, earned by, or paid to each person who served as a director during fiscal year 2006, other than a director who also served as a named executive officer. Our directors who are not executive officers did not receive any cash compensation during 2006 for serving on our board of directors. We have a policy of reimbursing our directors for their reasonable out-of-pocket expenses incurred in attending Board and committee meetings. Pursuant to the terms of our 2005 Incentive Compensation Plan, each director upon appointment or election to the board is entitled to receive an option to acquire 150,000 shares of Common Stock on the date elected (each such grant referred to herein as an “Initial Grant”) with an exercise price of $0.75 per share. In addition, for as long as the 2005 Incentive Compensation Plan remains in effect and shares of Common Stock remain available for issuance there under, each director serving on the Board shall automatically be granted an option to acquire 150,000 shares of Common Stock, with an exercise price of $0.75 per share, each year on the anniversary date of his or her respective Initial Grant.

Name	Date Granted	Option Awards (1)	Total
Carl Landers	1/1/2006	$43,950	$43,950
John J. Dorgan	1/1/2006	$43,950	$43,950
Harvey Pensack	1/1/2006	$43,950	$43,950
Eugene Fusz	1/1/2006	$43,950	$43,950
Steve Warner	1/1/2006	$43,950	$43,950
Robert McCann (2)	1/1/2006	$43,950	$43,950
John P. Ritota	1/1/2006	$43,950	$43,950

(1)
The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS No. 123(R) excluding forfeiture estimates. See Note 2 of the notes to Consolidated Financial Statements included else where in this Registration Statement for a discussion of our assumptions in determining the SFAS No.123(R) fair values of our option awards.

Equity Benefit Plans

2005 Incentive Compensation Plan

The Company adopted the 2005 Incentive Compensation Plan on May 13, 2005.

Share Reserve . We reserved 5,000,000 shares of our common stock for issuance under the 2005 Incentive Compensation Plan on May 13, 2005. On March 21, 2007, the Board of Directors amended the Plan to increase the number of shares reserved for issuance thereunder to 15,000,000 shares. On December 5, 2007, the Board of Directors amended the Plan to increase the number of shares reserved for issuance there under to 30,000,000 shares. In general, to the extent that awards under the 2005 Incentive Compensation Plan are forfeited or lapse without the issuance of shares, those shares will again become available for awards. All share numbers described in this summary of the 2005 Incentive Compensation Plan (including exercise prices for options) are automatically adjusted in the event of a stock split, a stock dividend, or a reverse stock split.

Administration . The board of directors administers the 2005 Incentive Compensation Plan. The board of directors may delegate its authority to administer the 2005 Incentive Compensation Plan to a committee of the Board. The administrator of the 2005 Incentive Compensation Plan has the complete discretion to make all decisions relating to the plan and outstanding awards.

Eligibility. Employees, members of our board of directors and consultants are eligible to participate in our 2005 Incentive Compensation Plan.

Types of Award . Our 2005 Incentive Compensation Plan provides for the following types of awards:

•	incentive and non-qualified stock options to purchase shares of our common stock;
•	restricted shares of our common stock; and

Options. The exercise price for options granted under the 2005 Incentive Compensation Plan may not be less than 100% of the fair market value of our common stock on the option grant date. Optionees may pay the exercise price by using:
•	cash;
•	shares of our common stock that the Optionee already owns;
•	an immediate sale of the option shares through a broker approved by us; or
•	any other form of payment as the compensation committee determines.

Restricted Shares. In general, these awards will be subject to vesting. Vesting may be based on length of service, the attainment of performance-based milestones, or a combination of both, as determined by the plan administrator.

Amendments or Termination. Our board of directors may amend or terminate the 2005 Incentive Compensation Plan at any time. If our board of directors amends the plan, it does not need to ask for stockholder approval of the amendment unless required by applicable law.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Related Party Transactions

In 2004, the Company issued 9% promissory notes in the aggregate principal amount of $1,675,000 (the “Oklahoma Notes”) and a net revenue interest in the Company’s Oklahoma field of 37% to 10 investors, including Stephen Warner, John Ritota and Harvey Pensack, members of the Company’s board of directors, and Ted Ritota, a member of the Company’s advisory board, to fund the operations of the Company’s Oklahoma field.

In 2004, the Company entered into a Joint Venture Agreement with Carl Landers, a member of the board of directors, to utilize a lateral drilling technology developed by Mr. Landers. The agreement called for the Company to pay a per well fee each time the technology was used by the Company. The company then acquired the technology in September 12, 2006 and thus all obligations where superseded by the purchase.

In 2004, Harvey Pensack and Stephen Warner, members of the Company’s Board of Directors invested $600,000 and $200,000 respectively in Maxim for a 6.5% and 9%, respectively net royalty interest (NRI) to be paid out of a maximum $4 million per year of Maxim’s Net Revenue received from production attributable to all oil and gas wells in which Maxim has a working interest.

In 2004, Stephen Warner and Theodore Ritota, member of the Company’s Board of Directors and member of the Company’s advisory board invested $225,000 and $100,000 in Maxim in return for a 9% Promissory Note and a 4.5% and 3% revenue sharing interest (RSI) to be paid out of a maximum $4 million per year of Maxim’s Net Revenue received from production attributable to all oil and gas wells in which Maxim has a working interest.

For promissory notes issued in 2004 there are no outstanding balances for these notes. All of these notes were issued with an interest rate of 9%. Of these notes, principle payments of $400,000 and interest payment of $91,387 were paid to the note holders and $1,275,000 principle and $41,043 interest were converted to equity by the note holders.

2004

	Original Note	Prin Paid	Int Paid	Prin Conv	Int Conv
Royalty Purchase - kicker was a higher % of revenue
Pensack Maxim Trust dated 12/14/2005	$600,000.00			$600,000.00
Stephen J. Warner	$100,000.00			$100,000.00
Stephen J. Warner	$100,000.00			$100,000.00
	$800,000.00	-		$800,000.00	-

Loan to company with a royalty as a kicker
Robert Wirtz	$100,000.00			$100,000.00	$3,304.00
R. Lyman Wood	$100,000.00			$100,000.00	$7,597.00
Stephen J. Warner	$225,000.00	$225,000.00	$42,885.00
William Terry Bray	$75,000.00		$11,303.00	$75,000.00
Wycap Corporation	$100,000.00			$100,000.00	$15,071.00
DiBenedetto 1993 Family Trust	$100,000.00			$100,000.00	$15,071.00
Theodore C. Ritota	$100,000.00	$100,000.00	$20,531.00
John R. Doody	$75,000.00	$75,000.00	$16,668.00
	$875,000.00	$400,000.00	$91,387.00	$475,000.00	$41,043.00

Subtotal	$1,675,000.00	$400,000.00	$91,387.00	$1,275,000.00	$41,043.00

2006	Original Note	Prin Paid	Int Paid	Prin Conv	Int Conv

Bioform	$52,805.00	$52,805.00	$1,693.00
Harvey Pensack	$266,666.00			$266,666.00	$7,364.39
Carl Landers	$3,650,000.00	$72,000.00	$132,000.00
	$3,969,471.00	$124,805.00	$133,693.00	$266,666.00	$7,364.39

During 2006 and 2005, the Company sold 466,667 and 136,666 shares of the Company’s common stock, respectively, at a per share price of $0.75 per share to Stephen Warner, Harvey Pensack, Eugene Fusz, and members of their immediate families. At the time of the sale, Messrs Warner, Pensack and Fusz were members of the Company’s board of directors. The aggregate proceeds received from these sales were $350,000 and $102,500, respectively. On an individual basis, these sales included the following: In 2005, Mr. Pensack purchased 777,500 shares of stock, converted notes to 1,181,279 shares and 1,333,333 shares as trustee of the Pensack Maxim Trust dtd 12/14/05 and was granted 75,000 shares by the Company’s Board of Directors; in 2006 Mr. Pensack converted notes to 365,375 shares and exercised warrants for 2,916,000 shares and as trustee of the Pensack Maxim Trust dtd 12/14/05 exercised warrants for 2,927,067 shares; in 2005 Mr. Fusz converted notes to 719,232 shares; in 2006 as trustee of the Eugene A. Fusz Trust dtd 09/16/05 exercised warrants for 1,400,000 shares; in 2005 Mr. Warner was granted 250,000 shares by the Company’s Board of Directors; and in 2006 Mr. Warner exercised warrants for 440,000 shares.

 In 2005, the Company issued a promissory note in the aggregate principal amount of $1 million to Harvey Pensack, a member of the Company’s board of directors. This note bears interest at 9% per annum. Total interest expense during 2005 on this note was $25,068. This note was converted in December 2005 into 1,333,333 shares of common stock. In addition, the Company granted Mr. Pensack a 20% working interest in the Company’s interest in one well of the South Belridge, California field.

In 2005, the Company raised an aggregate of $3,000,000 in consideration for a working interest in certain wellbores in the South Belridge, California field. Harvey Pensack and members of his immediate family participated in this transaction. The Company also granted the participants in this transaction five year warrants to purchase 250,000 of common stock of the Company with an exercise price of $0.75 per share. These warrants were immediately vested. Execution of the purchase and sale of working interest agreements resulted in the conveyance of 40% and 20%, respectively, of interest in two different wells located in the Company’s California property and the issuance of warrants to purchase 250,000 shares of common stock.

The following table sets forth the working interests granted pursuant to this transaction.
				South Belridge Field (CA)
Investor Name		Date	Funds	SB 16-7 Well	SB 4-7 Well	SB 5-7 Well	SB 6-7 Well

Harvey Pensack $1mm Note	(1)	9/01/05	$1,000,000	–	20.0%	–	–
Harvey Pensack		8/31/05	1,000,000	–	–	40.0%	–
Jon Peddie Real Estate, Inc.		9/01/05	500,000	–	–	–	20.0%
Baden Enterprises, Inc.		9/01/05	500,000	–	–	–	20.0%
Janice Peddie Trust		9/30/05	250,000	10.0%	–	–	–
Judy Pensack Trust		9/30/05	250,000	10.0%	–	–	–
Jon Peddie	(2)	9/30/05	500,000	20.0%	–	–	–
			$4,000,000	40.0%	20.0%	40.0%	40.0%

(1) Original investment was a loan to the Company with this working interest offered as an incentive of the loan.
(2) Funds invested were converted from a convertible loan to a wellbore investment.

In 2005, the Company abandoned the Oklahoma project and offered the investors in the Oklahoma field a net revenue sharing arrangement in the Company’s entire production revenue in exchange for their interest originally owned in the Oklahoma field. In addition, certain of the investors agreed to convert all outstanding interest and principal under the Oklahoma Notes into shares of the Company’s common stock at a conversion price of $0.75 per share. Pursuant to the net revenue sharing arrangement, the Company agreed to pay the investors a percentage of the first $4,000,000 per year of the Company’s net operating revenue. The net operating revenue subject to the net revenue sharing arrangement declines by 2.5% per annum beginning January 1, 2006 and terminates in 40 years. Due to the lack of production from the Company, the board of directors deferred the beginning of the initial term until January 2008.

The following schedule sets forth the net revenue sharing arrangement and the participants therein.

			Related Parties
Investor Name	Original Investment	% Issued	Original Investment	% Issued

Pensack Maxim Trust dtd 12/14/05	$600,000	6.5%	$600,000	6.5%
Stephen J. Warner	100,000	4.5%	100,000	4.5%
Stephen J. Warner	100,000	4.5%	100,000	4.5%
Robert Wirtz	100,000	1.0%
R. Lyman Wood	100,000	1.0%
Stephen J. Warner	225,000	4.5%	225,000	4.5%
William Terry Bray	75,000	1.5%
Wycap Corporation	100,000	2.0%
DiBenedetto 1993 Family Trust	100,000	2.0%
Theodore C. Ritota	100,000	3.0%	100,000	3.0%
John R. Doody	75,000	1.5%
John Ritota (1)	–	5.0%	–	5.0%
	$1,675,000	37.0%	$1,125,000	28.0%

(1) No original investment. Revenue Sharing Agreement issued as consideration for fund raising services performed.

In 2005, the Company issued 2,020,000 5-year warrants to Harvey Pensack, a member of the Company’s board of directors at an exercise price of $0.75 per share.

In 2005, the Company received $180,000 and $30,000 from Louis J. Fusz, Sr. and Thomas Christie, respectively, to complete the purchase of the Marion, LA field. Mr. Fusz, Sr. is the father of Eugene Fusz, then a member of the Company’s board of directors. In connection with this transaction, the Company granted these parties a net revenue interest of 1.2% and 0.2%, respectively, in the Marion field. In addition, the Company issued 5-year warrants to purchase an aggregate of 210,000 shares of the Company’s common stock with an exercise price of $0.75 per share. The fair value of the warrants was determined using the Black-Scholes option pricing model and totaled $26,754.

In 2006, the Company offered all existing warrant holders the right to exchange their warrants on a four-for-five-cashless-exchange basis. The Company issued a total of 15,165,600 shares of common stock to related party warrant holders in exchange for 18,957,000 warrants with an original exercise price of $0.75 per share. Warrant holders to whom the Company granted this right included Stephen Warner, Harvey Pensack, Eugene Fusz, Marvin Watson, and members of their immediate families. At the time of the transaction, Messrs Warner, Pensack, Fusz and Watson were members of the Company’s board of directors. Of the shares issued to related parties, an aggregate of 11,006,135 shares of common stock were issued to these board of directors and members of their immediate families. The fair market value of the underlying common stock on the date of the exercise was $0.75 per share. The Company recorded approximately $9,200,000 as other expense to account for the fair value of the cashless exchange by all related parties during 2006.

In 2006, the Company issued promissory notes in the aggregate principal amount of $3,969,472 to related parties, including a $3,650,000 promissory note to Carl Landers discussed below. These notes bore interest at 9% per annum. Total interest expense on all related party notes was $255,978 for 2006. In connection with the issuance of these notes, the Company issued warrants to these related parties to purchase 375,000 shares of the Company’s common stock at an exercise price of $0.75 per share. In addition, certain related party note holders are entitled either to receive a net revenue interest in certain of the Company’s oil and natural gas properties or to enter into revenue sharing agreements with the Company. For the promissory notes issued in 2006, $3,578,000 currently remains outstanding. Of these notes, principle payments of $124,805 and interest payments of $133,693 were paid to the note holders and principle and interest of $274,030 was converted to equity by the note holder

In 2006, the Company and Mr. Robert McCann, a former member of the board of directors, entered into a settlement agreement and release pursuant to which the Company paid Mr. McCann $318,000 for all consulting services performed by Mr. McCann and Mr. McCann released the Company from all claims in connection therewith.

In 2006, the Company granted stock options to members of its board of directors and advisors whose value, as assessed using the Black-Scholes method, was $923,100.

In 2006, the Company paid a total of $4,900 to Dr. John Ritota for the rental of office space in Florida owned by Dr. Ritota.

In 2006, the Company finalized a purchase and sale agreement with Carl Landers, a member of the board of directors, to purchase three patents related to the Company’s lateral drilling technology. The Company advanced Mr. Landers $100,000 in 2005 while negotiating the terms of the purchase. Pursuant to the finalized agreement, the Company paid Mr. Landers an additional $250,000 in cash and agreed to issue Mr. Landers a note payable of $3,650,000 and 1,000,000 shares of the Company’s common stock valued at $0.75 per share.

In October 2007, the Company and the holders of the wellbore interests in the South Belridge, California field (the “Holders”), entered into an agreement pursuant to which the Holders assigned their ownership interest in the wellbores back to the Company in consideration for promissory notes in the aggregate principal amount of $3,000,000 and an aggregate of 373,333 shares of the Company’s common stock. The notes bear interest at 9% per annum and mature in October 2009. In addition, the Company issued the Holders five year warrants exercisable for up to 1,000,000 shares of the Company’s common stock at a per share exercise price of $0.75. Mr. Pensack and members of his immediate family participated in this transaction and received promissory notes in the aggregate principal amount of $1,500,000, 256,666 shares of the Company’s common stock and warrants exercisable for up to 625,000 shares of the Company’s common stock at $0.75 per share.

During the nine months ended September 30, 2007, the Company sold stock of the company totaling 866,667 at $0.75 per share to its Board of Directors or to members of their immediate family. The total proceeds received from the sales of these shares of common stock during the nine months ended September 30, 2007 were $650,000.

At September 30, 2007, the Company had notes payable totaling $4,461,668 with related parties.. Total borrowings from related parties during the nine months ended September 30 2007 were $532,333.

Total interest expense on notes payable-related party was $154,959 for nine months ended September 30, 2007.

During the nine months ended September 30, 2007, related party note holders converted $200,000 of principal and $2,125 of accrued interest into 269,500 shares of the Company’s common stock. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

At September 30, 2007, the Company had a total payable of $91,816 due to directors, officers and employees. At September 30, 2007 the Company had receivables of $114,147 due from directors, officers and employees. These amounts are recorded in other accounts payable and other accounts receivable, respectively.

At September 30, 2007, the Company had a total receivable of $225,596 due from related party wellbore owners and a total payable of $37,975 due to related party revenue sharing owners. These amounts are recorded in other accounts payable and other accounts receivable, respectively.

During the nine months ended September 30, 2007, the Company entered into notes payable totaling $270,000 with individual related parties. These notes bear interest at a fixed rate of 9% and are unsecured. Simple interest will accrue from the note date and is due and payable either at maturity or semi annually until maturity. Should the convertible note go into default, interest will accrue at a rate of 18%. Upon maturity and in lieu of receipt of payment of all or a portion of the outstanding principal and interest, the note holder may convert their note, in whole or in part, into shares of the company’s common stock determined by dividing the principal amount of the note and interest by $0.75 per share. At September 30, 2007 the Company had convertible notes payable totaling $770,000 with related parties. Out of total outstanding balance at September 30, 2007, $700,000 matured on March 29, 2007. In 2007, the due date for the outstanding note of $700,000 was extended to March 30, 2008. The remaining notes payable of $70,000 matured on November 13, 2007. The Company is currently in default on these notes payable and is in the process of repaying these amounts as cash flows permits. At September 30, 2007 should the note holders execute their right to convert, the Company would be obligated to issue 1,026,667 shares of the Company’s common stock. Out of total outstanding balance at September 30, 2007, $700,000 originally matured on March 29, 2007, but was extended to mature on March 30, 2008. The Company is currently in default on certain of these notes payable and is in the process of repaying these amounts as cash flows permits. At September 30, 2007 should the note holders execute their right to convert, the Company would be obligated to issue 4,626,667 shares of the Company’s common stock. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

During the nine months ended September 30, 2007, the Company executed notes payable with three officers of the Company totaling $262,333. Proceeds were used to fund certain operating cost of the Company. Repayments of $240,665 were made during 2007 leaving a remaining balance of $21,668. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

In addition to the transactions described above, the Company entered into various transactions with several of its Board of Directors, officers, employees, and members of their immediate family for services. The following are summaries of these transactions:

	Nine Months Ended September 30, 2007
	Cash	Common Stock Options	Warrants	Total

Consulting fees-board members	$-	$471,900	$–	$471,900
Consulting fees-officers and employees	136,812	–	–	136,812
Rental fees-board member	2,100	–	–	2,100
Note extension and conversion-board members and their immediate family	–	–	187,271	187,271

	$138,912	$471,900	$187,271	$798,083

Consulting fees-board members	$306,000	$897,000	$–	$1,203,000
Consulting fees-officers and their immediate family	34,910	–	–	34,910

Finance costs-board members and their immediate family	12,000	–	–	12,000
Rental fees-board member	2,800	–	–	2,800
Purchase of intellectual property- board member	–	–	750,000	750,000

	$355,710	$897,000	$750,000	$2,002,710

ITEM 8.  LEGAL PROCEEDINGS

Currently, there is one legal action being pursued against the Company. In the suit, Raymond Thomas, et al. vs. Ashley Investment Company, et al., in the 5th Judicial District Court for Richmond Parish, Louisiana, numerous present and former owners of property are seeking damages in an unspecified amount for alleged soil, groundwater and other contamination, allegedly resulting from oil and gas operations of multiple companies in the Delhi Field in Richmond Parish, Louisiana over a time period exceeding fifty years. Originally consisting of 14,000 acres upon discovery of the field in 1952, the Company acquired an interest in leases covering 1,400 acres in 2006. Although the suit was filed in 2005, and was pending when the Company acquired its interest in 2006, as part of the acquisition terms, the Company agreed to indemnify predecessors in title, including its grantor, against ultimate damages related to the prior operations. As part of the Company’s purchase terms, a Site Specific Trust Account was established with the State of Louisiana Department of Natural Resources intended to provide funds for remediation of the lands involved in its acquired interest. Principal defendants in the suit, in addition to the Company, include the Company’s indemnities including McGowan Working Partners, MWP North La, LLC., Murphy Exploration & Production Company, Ashley Investment Company, Eland Energy, Inc. and Delhi Package I, Ltd. Discovery activity in the suit has only recently begun, and it is too early to predict the ultimate outcome, although the Company believes that it has meritorious defenses with regard to the plaintiffs’ claims and, thus, with regard to the extent of its monetary exposure under its indemnity obligation. The Company intends to defend the suit vigorously. At December 31, 2007, the Raymond Thomas, et al v. Ashley Investment Company, et al litigation was still in the preliminary stages of discovery and the plaintiffs’ experts had not yet provided their reports which will are necessary to add clarity to the nature and extent of the claims being made by the plaintiffs in the matter.  As such, we believe that a loss was neither probable nor estimable as of such date.

ITEM 9.  MARKET PRICE OF AND DIVIDENDS ON THE COMPANY’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

General

Our common stock is not registered with the Securities and Exchange Commission. Our common stock is not publicly traded and there is not an established active public market for our common stock. No assurance can be given that an active market will exist for our common stock.

We are filing this Registration Statement on Form 10 for the purpose of enabling our common stock to commence trading on the National Association of Securities Dealers, Inc. (“NASD”) OTC Bulletin Board. This Registration Statement on Form 10 must be declared effective by the SEC prior to our being approved for trading on the NASD OTC Bulletin Board. Our market makers must make an application to the NASD following the effective date of this Registration Statement on Form 10 in order to have our common stock quoted on the NASD OTC Bulletin Board.

Holders

As of December 31, 2007, there were 85,921,182 shares of our common stock issued outstanding, held by 637 shareholders of record.

Pursuant to Rule 144 of the Securities Act, a number of the common shares will be eligible for sale upon the listing of the Company as those shares have been held for more than two years, and a percentage have been held past one year pursuant to rule 144(k) and Rule 144.

Equity Compensation Plan Information

We currently maintain a 2005 Incentive Compensation Plan under which shares of our common stock are authorized for issuance to employees and non-employees. Our 2005 Incentive Compensation Plan has been approved by our shareholders. The following table sets forth all compensation plans previously approved by the Company’s security holders and all compensation plans not previously approved by the Company’s security holders as of December 31, 2007:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuances under equity compensation plans
All compensation plans previously approved by security holders	30,000,000	$0.75	19,550,000
All compensation plans not previously approved by security holders	-	-	-
Total	30,000,000	$0.75	19,550,000

Dividends

Holders of Common Stock are entitled to receive dividends, when, as, and if declared by the Board of Directors out of funds legally available. We have not declared any dividends on our common stock. The Board of Directors presently intends to follow a policy of retaining the Company earnings, if any, to finance our future growth, including possible acquisitions, thus it is unlikely that dividends will be declared in the near future.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES

Notes Payable

During 2007, the Company executed notes payable with three officers of the Company totaling $262,333. Proceeds were used to fund certain operating cost of the Company. Repayments of $240,665 were made during 2007 leaving a remaining balance of $21,668. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

During 2007, the Company offered various note holders the option to convert their outstanding notes payable and corresponding accrued interest into the Company’s common stock at an exchange rate of one share for each $0.75 of principal and interest. These notes were originally not convertible in accordance with the underlying terms of the loan agreements. During 2007, note holders converted $50,000 of principal and $6,912 of accrued interest on its notes into 75,883 shares, of the Company’s common stock This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

During 2006, the Company executed notes payable with various individual investors aggregating $2,569,472. Of the notes payable executed during 2006, $319,472 were entered into with related parties. These notes payable mature from April 25, 2006 to May 18, 2007 bearing interest at fixed rates ranging from 6% to 12%. Simple interest will accrue from the note issue date and be due and payable either at maturity or quarterly or semi-annually until maturity. Should a note payable go into default, interest will accrue at a higher rate. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

During 2006, the Company offered various note holders the option to convert their outstanding notes payable and corresponding accrued interest into the Company’s common stock at an exchange rate of one share for each $0.75 of principal and interest. These notes were originally not convertible in accordance with the underlying terms of the loan agreements. As a result, various note holders converted $2,216,667 of principal and $15,993 of accrued interest into 2,976,879 shares of the Company’s common stock. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

During 2005, the Company executed notes payable with various individual investors raising proceeds totaling $4,733,000. Of the notes payable executed during 2005, $2,193,000 were entered into with related parties. These notes payable matured from April 25, 2005 to May 18, 2007 bearing interest at fixed rates ranging from 6% to 12%. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

During 2005, the Company offered various note holders the option to convert their outstanding notes payable and corresponding accrued interest into the Company’s common stock at an exchange rate of one share for each $0.75 of principal and interest. These notes were originally not convertible in accordance with the underlying terms of the loan agreements. As a result, various note holders converted $3,663,959 of principal and $107,201 of accrued interest into 5,028,213 shares of the Company’s common stock during 2005. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

During 2005, one note holder exchanged a $500,000 note payable for a 20% working interest in the Company’s interest in one of the Company’s wells being drilled at that time. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

Convertible Debt

During 2007, the Company entered into notes payable totaling $4,320,000. These notes bear interest at a fixed rate of 9% and are unsecured. Simple interest will accrue from the note date and is due and payable either at maturity or semi annually until maturity. Should the convertible note go into default, interest will accrue at a rate of 18%. Upon maturity and in lieu of receipt of payment of all or a portion of the outstanding principal and interest, the note holder may convert their note, in whole or in part, into shares of the company’s common stock determined by dividing the principal amount of the note and interest by $0.75 per share. At December 31, 2007, the Company had convertible notes payable totaling $3,470,000, with related parties. Out of total outstanding balance at December 31, 2007, $700,000 originally matured on March 29, 2007, but was extended to mature on March 30, 2008. The Company is currently in default on certain of these notes payable and is in the process of repaying these amounts as cash flows permits. At December 31, 2007 should the note holders execute their right to convert, the Company would be obligated to issue 3,586,750, shares of the Company’s common stock. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

During 2007, note holders converted $200,000 of principal and $2,125 of accrued interest into 269,500 shares of the Company’s common stock. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

During 2006, the Company executed three convertible promissory notes with Maxim TEP, PLC, a U.K. based unaffiliated company, totaling $37,408,772, of which $20,000,000 matured on June 30, 2007, bearing interest at the rate of zero percent through December 31, 2006, and 8% from January 1 through the maturity date. The remaining $17,408,772 is comprised of two notes, $15,408,772 and $2,000,000, which matured on January 31, 2007 and August 11, 2007, respectively, and bear interest at 8% per annum. These notes payable are convertible into shares of the Company’s common stock at an exchange rate of $0.75 per share, or into approximately 49.9 million shares. These notes are secured by certain oil and natural gas properties of the Company. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

During November 2006, the Company entered into three convertible notes payable totaling $2,000,000 each ($6,000,000 in total) bearing interest rate of 10%, which matured on October 31, 2007. These notes payable are convertible into shares of the Company’s common stock at an exchange rate of $1.50 per share, or into approximately 4,000,000 shares. These notes are collateralized by the Company’s oil and natural gas properties in Days Creek. Subsequently in 2007, the maturity date of these notes were extended to mature on February 1, 2008, whereby the Company agreed to pay an additional $300,000 to the note holders as a fee for the extension, which is being amortized to interest expense using the interest method over the remaining tem of the notes. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

During 2006, several note holders converted $301,125 of principal of their notes and $21,762 of corresponding accrued interest into 430,519 and of the Company’s common stock at an exchange rate of one share for each $0.75 of principal and interest converted. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

During 2005, the Company executed convertible notes payable with investors aggregating $2,800,000. Of the convertible notes payable executed during 2005, $2,350,000 were entered into with related parties. These notes payable matured from August 31, 2005 to May 18, 2007 bearing interest at a fixed rate ranging from 9% to 18%. Simple interest will accrue from the note date and is due and payable either at maturity or semi-annually until maturity. Should any of the 9% convertible notes go into default, interest will accrue at a rate of 11%. The notes are unsecured. Upon maturity and in lieu of receipt of payment of all or a portion of the outstanding principal, note holders may convert their note, in whole or in part, into shares of common stock of the Company determined by dividing the principal amount of the note by $0.75 per share. Some note holders also have the option to convert accrued interest on their notes into shares of common stock of the Company determined by dividing the accrued interest amount by $0.75 per share. At December 31, 2005, the Company had $1,111,125, outstanding of convertible notes payable to certain of these investors. Of the total outstanding balance at December 31, 2005, $700,000 was payable to a related party. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

During 2005, several note holders converted $1,906,250 of principal of their notes and $15,540 of corresponding accrued interest into 2,562,387 shares of the Company’s common stock at an exchange rate of one share for each $0.75 of principal and interest converted. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

Detachable common stock warrants

During 2006, the certain note payable agreements provided for warrants to purchase a total of 825,000 shares of the Company’s common stock at an exercise price of $0.75 per share, respectively, of which warrants to purchase 375,000 shares were issued to related parties, respectively. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

During 2005, certain note payable agreements provided for warrants to purchase a total of 7,343,500 shares of the Company’s common stock at an exercise price of $0.75 per share, respectively, of which warrants to purchase 5,856,000 shares were issued to related parties. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

During 2005, warrants to acquire 170,000 shares of the Company’s common stock with an exercise price of $0.75 per share, expiring five years from the date of grant, were granted to two note holders to extend the maturity date of their notes payable totaling $94,875 for another year from October 31, 2005 to October 31, 2006. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

Net Revenue Interest

Certain note holders are entitled to either receive a net revenue interest in certain of the Company’s oil and natural gas properties or to enter into revenue sharing agreements with the Company. Certain note holders have been conveyed certain of the following interests in the Company’s oil and natural gas activities:

1)	as of December 31, 2005, 13.5% net revenue interest in all wells in which the Company shall have an interest, not to exceed $4,000,000 per year of the Company’s net revenue, as defined;
2)
an approximate aggregate 4.8% and 2.6% net revenue interest in seven wells owned by the Company in South Belridge, California as of December 31, 2006 and 2005, respectively. The fair value of the net revenue interest was determined based on the present value of the underlying wells’ future net cash flows discounted at 10% and recorded as a debt discount totaling $108,663 and $134,900 during the year ended December 31, 2006 and 2005, respectively. The debt discount is being amortized to interest expense;

3)
as of December 31, 2006 and 2005, a 20% working interest in the Company’s interest in a well bore on the Company’s California property. The well bore assignment was issued to a related party note holder as consideration for entering into a prior loan with the Company. The fair value of the well bore assignment incentive was determined based on the present value of the underlying well’s future net cash flows discounted at 10%. The estimated fair value of the well bore assignment totaled $162,920 and was recorded as other expense during the year ended December 31, 2005;

4)	as of December 31, 2006 and 2005, a 20% net revenue interest in field net revenues, as defined, generated from the Company’s oil and gas properties in Kentucky and California; and;
5)	as of December 31, 2006, an aggregate 58.5% overriding royalty interest, as defined, in a well named McDermott Estate #5 located in Union Parish, Louisiana.

Sale of Well Bores

During 2005, the Company entered into sale agreements with several investors for certain working interest in three wells being drilled totaling $3,000,000, of which $1,500,000 and $1,500,000 were invested by related parties and unrelated parties, respectively. Of the $3,000,000 received, $500,000 was attributable to a note holder who elected to exchange their note payable for a 20% working interest in the Company’s interest in a well. The agreements also provide for warrants to purchase common stock of the Company with an exercise price of $0.75 per share expiring five years from the date of the agreement. The final execution of the purchase and sale agreements resulted in the conveyance of a 40% working interest in the Company’s interest in two wells and a 20% working interest in the Company’s interest in one well, and the issuance of warrants to purchase 500,000 shares of the Company’s common stock. Of the warrants issued, 250,000 were issued to related parties. The fair value of the warrants was determined using the Black-Scholes option pricing model and totaled $63,232 and was recorded as additional paid-in capital during the year ended December 31, 2005. The proceeds received and debt exchanged were recorded as a reduction in the costs of the wells being drilled. As it was intended to be a reimbursement of a proportionate sharing of the cost to be incurred to drill and complete the well. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

In addition, during 2005, the Company assigned a related party note holder, with underlying principal totaling $1,000,000, a 20% working interest in the Company’s interest in a well bore located on the California property and to all of the Company’s interest in all surface facilities and casing associated with that well bore. The fair value of the 20% working interest conveyed was determined based on the present value of the underlying well’s future net cash flows discounted at 10%. The estimated fair value of the assignment totaled $162,920 and was recorded as other expense during the year ended December 31, 2005. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

Common Stock Offering

During 2007, total proceeds of $3,191,350 were generated through private offerings of 4,255,133 shares of common stock at $0.75 per share. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

During 2007, the Company issued 3,542,102 shares of common stock with a fair value of $0.75 per share for a total of $2,656,577 to officers and employees for their employment services and is recorded as stock based compensation. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

During 2007, note holders comprising $250,000 of principal elected to convert into 333,333 shares of the Company’s common stock at an exchange rate of one share for each $0.75 of principal. In addition, these note holders elected to convert the corresponding accrued interest of $9,037 into 12,050 shares of the Company’s common stock at an exchange rate of one share for each $0.75 of accrued interest. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

During 2006, total proceeds of $5,050,650 were generated through private offerings of common stock from the issuance of 6,760,865 at $0.75 per share. Of the total number of common shares sold during the year ended December 31, 2006, 466,667 were sold to related parties generating proceeds of $350,000. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

During 2006, the Company issued 2,011,500 shares of common stock with a fair value of $0.75 per share with a total fair value of $1,508,625 for services to third parties. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

During 2006, as a result of late payments to Orchard, the Company issued 1,333,333 shares of common stock as late fees. The fair market value of the underlying common stock on the date of issuance was $0.75 per share. The Company recorded $1,000,000 as other expense to account for the fair value of the common stock issued. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

During 2006, the Company granted 1,000,000 shares of common stock at a fair value of $0.75 per share, or $750,000, as partial consideration to a related party for the purchase of patents, technology, techniques and trade secrets embodied in the LHD Technology. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

During 2006, the Company offered warrant holders an option to exchange their warrants on a four for five cashless exchange basis. The Company issued 18,305,545 shares of common stock to warrant holders and cancelled approximately 22,915,255 warrants, with an original exercise price of $0.75 per share. The fair market value of the underlying common stock on the date of the exchange was $0.75 per share. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

During 2006, note holders comprising $2,555,547 of principal and accrued interest elected to convert into 3,407,398 shares of the Company’s common stock, respectively, at an exchange rate of one share for each $0.75 of principal. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

During 2006, the Company repurchased 333,333 of the Company’s common stock for a total cost of $250,000. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

During 2005, total proceeds $4,523,155 were generated through private offerings of common stock from the issuance of 6,030,878 shares, respectively, at $0.75 per share. Of the total number of common shares sold during the years ended December 31, 2005, 136,666 shares were sold to related parties generating proceeds $102,500. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

During 2005, the Company issued 1,711,500 shares of common stock with a fair value of $0.75 per share with a total fair value of $1,283,625 as compensation to certain related consultants, Board of Directors, Advisory Directors, and Officers. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

During 2005, total proceeds of $300,000 and $283,125 were generated from Board of Directors exercising common stock options and warrants, respectively, at $0.75 per share resulting in the issuance of 400,000 and 377,500 shares of common stock, respectively. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

During 2005, note holders comprising $5,692,950 of principal and accrued interest elected to convert into 7,590,600 shares of the Company’s common stock, respectively, at an exchange rate of one share for each $0.75 of principal. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

Stock Warrants

During 2007, the Company has certain related party notes that matured and or were extended. As consideration for extending the terms of these notes, the Company granted 899,665 warrants (499,666 was attributable to related parties) with an exercise price of $0.75 per share. These warrants expire five years from the date of grant. Certain related party notes were converted to common stock of the Company of which 87,562 warrants were granted as an incentive to convert with an exercise price of $0.75 per share. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

During 2007, the Company issued 4,255,133 shares of common stock and received cash proceeds of $3,191,350. As an incentive to invest, 1,379,627 warrants to acquire shares of common stock of the Company with an exercise price of $0.75 per share were granted to these investors. Additionally, 2,056,010 warrants were granted to related and unrelated third parties for common stock fund raising services. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

During 2006, the Company entered into various note payable agreements with related and unrelated third party investors to fund its operations. At December 31, 2006, certain note payable agreements provide for warrants to purchase a total of 825,000 of the Company’s common stock, at an exercise price of $0.75 per share of which 375,000 shares were granted to related parties. These warrants expire three or five years from the date of grant. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

During 2006, warrants to purchase 1,288,815 shares of the Company’s common stock with an exercise price of $0.75 per share were granted to certain consultants, Board of Directors, and Advisory Directors for consulting and fund raising services. These warrants expire five years from the date of grant. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

During 2006, warrants to acquire 512,163 shares, of the Company’s common stock with an exercise price of $0.75 per share were granted to various stockholders in connection with the sale of the Company’s common stock. These warrants expire five years from the date of grant. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

During 2005, the Company entered into various note payable agreements with related and unrelated third party investors to fund its operations. At December 31, 2005, certain note payable agreements provide for warrants to purchase a total of 7,343,500 of the Company’s common stock, respectively, at an exercise price of $0.75 per share of which 5,856,000 shares were granted to related parties, respectively. These warrants expire three or five years from the date of grant. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

During 2005, the Company entered into revenue sharing agreements with two related party investors. These revenue sharing agreements included warrants to purchase 210,000 shares of the Company’s common stock with an exercise price of $0.75 per share expiring five years from the date of the agreements. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

During 2005, the Company entered into the sale of working interests in well bores with several related and unrelated third party investors. The well bore sale agreements also provided for warrants to purchase a total of 500,000 shares of the Company’s common stock with an exercise price of $0.75 per share expiring five years from the date of the agreements. Of these warrants issued, 250,000 were issued to related parties. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

During 2005, warrants to purchase 8,093,567 shares of the Company’s common stock with an exercise price of $0.75 per share were granted to certain consultants, Board of Directors, and Advisory Directors for consulting and fund raising services. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

During 2005, warrants to purchase 170,000 shares of the Company’s common stock with an exercise price of $0.75 per share were granted to two unrelated parties for extending the terms of their notes. These warrants expire five years from the date of grant. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

During 2005 warrants to acquire 2,416,833 shares of the Company’s common stock with an exercise price of $0.75 per share were granted to various stockholders in connection with the sale of the Company’s common stock. These warrants expire five years from the date of grant. Of these warrants, 633,000 were granted to related parties. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

Stock Options

During 2007, the Company granted options to purchase 1,200,000 shares of the Company’s common stock at an exercise price of $0.75 per share to Board of Directors and Advisory Directors for services provided. These options expire five or ten years from the date of grant. All the options granted in 2007 were vested immediately. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

During 2007, the Company granted options to purchase 650,000 shares of the Company’s common stock at an exercise price of $0.75 per share to employees for services provided. These options expire five years from the date of grant. The options vested immediately upon grant or within 90 days from the date of grant. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

During 2007, the Company granted options to purchase 150,000 shares of the Company’s common stock at an exercise price of $0.75 per share for services provided. These options expire five years from the date of grant. These options vested immediately. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

During 2006, the Company granted options to purchase 1,525,000 shares, of the Company’s common stock at an exercise price of $0.75 per share to the Board of Directors and Advisory Directors for services provided. These options expire ten years from the date of grant. All the options granted in 2006 vested immediately at the grant date. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

During 2006, the Company entered into a Separation Agreement with a board member. As part of the agreement, at the board member’s option, at any time prior to March 31, 2007, the board member may elect to exchange their options to purchase 250,000 shares of the Company’s stock and receive 250,000 shares of the Company’s stock with no exercise price. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

During 2006 the Company granted options to purchase 650,000 and shares of the Company’s common stock at an exercise price of $0.75 per share to employees for services provided, these options expire five to seven years from the date of grant. Of these options granted, 525,000 were 100% vested on the date of grant during 2006 and 125,000 granted in 2006 vest one year from the grant date. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

During 2005, the Company granted options to purchase 3,125,000 shares, of the Company’s common stock at an exercise price of $0.75 per share to the Board of Directors and Advisory Directors for services provided. These options expire ten years from the date of grant. Of these options granted in 2005, 1,925,000 vested at the date of grant, and 1,200,000 vest annually in one-third increments (400,000 each year) commencing on the date of grant. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

During 2005, the Company granted options to purchase 3,450,000 shares of the Company’s common stock at an exercise price of $0.75 per share to employees for services provided. These options expire five to seven years from the date of grant. Of these options granted, 3,450,000 were 100% vested on the date of grant during 2005. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

During 2005, options to purchase 400,000 shares of the Company’s common stock were exercised by two related parties with an exercise price of $0.75 per share generating proceeds of $300,000. This issuance was made in reliance upon an exemption from the registration requirements of Section 5 provided by Section 4(2) of the Securities Act of 1933.

ITEM 8.  DESCRIPTION OF THE COMPANY’S SECURITIES

General

The following is a summary of our capital stock and certain provisions of our articles of incorporation and bylaws, as they are currently in effect. This summary does not purport to be complete and is qualified in its entirety by the provisions of our articles incorporation and bylaws, copies of which have been filed as exhibits to this Registration Statement on Form 10.

The Company’s authorized capital stock consists of 250,000,000 shares of common stock, $0.00001 par value per share (the “Common Stock”), and 50,000,000 shares of preferred stock, $0.00001 par value per share (the “Preferred Stock”). As of December 31, 2007, there were 85,921,182 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding.

Common Stock

As of December 31, 2007, there were 85,921,182 shares of common stock issued and outstanding held of record by 532 shareholders.

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available, subject to preferences that may be applicable to preferred stock, if any, then outstanding. See “ Dividends” on Page 46. In the event of a liquidation, dissolution or winding up of our Company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

  “Blank Check” Preferred Stock

The Board of Directors has the authority, without further action by the shareholders, to issue up to 50,000,000 shares of preferred stock, $0.00001 par value per share, in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by shareholders. The Board of Directors has not designated any such series and no shares of Preferred Stock have been issued. The issuance of Preferred Stock could, if and when issued, adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company.

Warrants & Options

As of December 31, 2007, there were outstanding warrants to purchase up to 13,643,863 shares of common stock at an exercise price of $0.75 per share. As of December 31, 2007, there were outstanding options to purchase up to 10,600,000 shares of common stock all at an exercise price of $0.75 per share.

Convertible Promissory Notes

As of December 31, 2007, there were outstanding convertible promissory notes in the aggregate principal amount of $48,428,772 which bear interest ranging from 8% to 18% per annum. Outstanding principal is convertible at any time at the option of the holder into shares of the Company’s common stock at conversion rates of $0.75 to $1.50 per share.

The following table summarizes the Company’s outstanding convertible promissory notes.

Name	Interest %	Maturity Date	Amount	Exercise Price	No. of Common Shares Issuable Upon Possible Conversion as of December 31, 2007

Louis Fusz, Sr.	12.0%	03/29/08	$700,000	$0.75	933,333
Oil Man Rig, LLC	10.0%	02/01/08	2,000,000	$1.50	1,333,333
Bass Pro, LLC	10.0%	02/01/08	2,000,000	$1.50	1,333,333
Richard Williamson Operating Co., Inc.	10.0%	02/01/08	2,000,000	$1.50	1,333,333
Maxim TEP, plc (GEF)	8.0%	06/30/07	20,000,000	$0.75	26,666,667
Maxim TEP, plc (GEF)	8.0%	01/31/07	15,408,772	$0.75	20,545,029
Maxim TEP, plc (GEF)	8.0%	08/11/07	2,000,000	$0.75	2,666,667
Harvey Pensack	16.7%	10/02/08	600,000	$0.75	800,000
Harvey Pensack	16.7%	10/31/08	600,000	$0.75	800,000
Wellbore Note Holders	9.0%	10/03/09	3,000,000	$0.75	4,000,000
Officers	9.0%	11/13/07	10,000	$0.75	13,333
Directors	9.0%	11/13/07	110,000	$0.75	146,667

			$48,428,772		60,571,696

 Interest paid on Louis Fusz note for the year ended December 31, 2007 is $106,081, interest paid on Oil Man Rig, LLC, Bass Pro, LLC for the year ended December 31, 2007 is $600,000. Interest accrued for remaining convertible notes for the year ended December 31, 2007 is $4,705,897.01. Interest accrued specifically on Maxim TEP PLC is as follows:

Maxim TEP, PLC	2007
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec

Tranche 1
$22,000,000
Effective Rate	8%	10%	10%	10%	10%	10%	10%	10%	10%	10%	10%	10%

Tranche 2
$15,414,662
Effective Rate	8%	10%	12%	14%	16%	18%	18%	18%	18%	18%	18%	18%

								Total Principal Outstanding			$37,414,662
								Total Interest Outstanding			$4,556,337

Anti-Takeover Effects of Our Charter and Bylaws and Texas Law

Some provisions of Texas law and our articles of incorporation and bylaws could make the following transactions more difficult:

•	acquisition of our Company by means of a tender offer, a proxy contest or otherwise; and
•	removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage and prevent coercive takeover practices and inadequate takeover bids. These provisions are designed to encourage persons seeking to acquire control of our Company to first negotiate with our board of directors. They are also intended to provide our management with the flexibility to enhance the likelihood of continuity and stability if our board of directors determines that a takeover is not in the best interests of our shareholders. These provisions, however, could have the effect of discouraging attempts to acquire us, which could deprive our shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Election and Removal of Directors . Our bylaws contain provisions that establish specific procedures for appointing and removing members of the board of directors. Our bylaws provide that vacancies and newly created directorships on the board of directors may be filled only by a majority of the directors then serving on the board (except as otherwise required by law or by resolution of the board).

Special Shareholder Meetings . Under our bylaws, only our President, our board of directors and holders of not less than 1/10 th of all the shares issued, outstanding and entitled to vote may call special meetings of shareholders.

Texas Anti-Takeover Law . Following this registration, we will be subject to Article 21 of the Texas Business Organizations Code, which is an anti-takeover law. In general, Article 21 prohibits a publicly held Texas corporation from engaging in a business combination with an interested shareholder for a period of three years following the date that the person became an interested shareholder, unless the business combination or the transaction in which the person became an interested shareholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or another transaction resulting in a financial benefit to the interested shareholder. Generally, an interested shareholder is a person who, together with affiliates and associates, owns 15% or more of the corporation’s voting stock or holders of at least two-thirds of the shares of common stock entitled to vote held by disinterested directors. The existence of this provision may have an anti-takeover effect with respect to transactions that are not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by shareholders.

No Cumulative Voting . Under Texas law, cumulative voting for the election of directors is not permitted unless a corporation’s articles of incorporation authorize cumulative voting. Our articles of incorporation and bylaws do not provide for cumulative voting in the election of directors. Cumulative voting allows a minority shareholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority shareholder will not be able to gain as many seats on our board of directors based on the number of shares of our stock the shareholder holds as the shareholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority shareholder to gain a seat on our board of directors to influence our board’s decision regarding a takeover.

Undesignated Preferred Stock . The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our Company.

These and other provisions could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that shareholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is First American Stock Transfer (FAST) located at 706 East Bell Road, Suite 202, Phoenix, AZ 85022. Their telephone number is (602) 485-1346.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article 2.02-1 of the Texas Business Corporation Act provides for the indemnification of officers, directors, employees, and agents. A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

 We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The financial statements are included herein as required by Article 8 of Regulation S-X. See Index to Consolidated Financial Statements.

ITEM 14.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

At this time, there are no disagreements between the Company and its independent registered public accounting firm on accounting or financial disclosures. During the past two fiscal years or any later interim period our independent registered public accounting firm has neither resigned, declined to stand for re-election, nor been dismissed by our directors.

ITEM 15.	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit 3.1-	Articles of Incorporation

Exhibit 3.2-	Bylaws

Exhibit 4.1-	Example of Common Stock Certificate

Exhibit 4.2-	Form of Subscription Agreement with 25% Warrant Coverage

Exhibit 4.3-	Form of Subscription Agreement

Exhibit 4.4-	Form of Warrant Certificate

Exhibit 4.5-	2005 Incentive Compensation Plan

Exhibit 4.6-	Form of Option Agreement for Directors

Exhibit 10.1-	Production Payment with Blackrock Energy Capital

Exhibit 10.2-	Production Agreement with Blackrock Energy Capital

Exhibit 10.3-	Williamson Convertible Note for Days Creek Field

Exhibit 10.4-	Touhy Convertible Note for Days Creek Field

Exhibit 10.5-	Oilman Rig & Equipment Convertible Note for Days Creek Field

Exhibit10.6-	Kentucky Assignment from Advanced Methane

Exhibit 10.7-	Carl Landers-Maxim Patent Agreement

Exhibit 10.8-	Purchase and Sale Agreement with Carl Landers

Exhibit 10.9-	Orchard Petroleum- Joint Operating Agreement

Exhibit 10.10-	Orchard Petroleum- Joint Participation Agreement

Exhibit 10.11-	Separation Agreement with Robert McCann

Exhibit 10.12-	Power Hydraulics License Agreement

Exhibit 10.13-	Radial Drilling Services License Agreement

Exhibit 10.14-	Triton Daystar License Agreement

Exhibit 10.15-	Verdisys License Agreement

Exhibit 10.16-	Energy Capital Group Joint Venture and Assignment Contract

Exhibit 10.17-	Carl Landers Joint Venture Contract

Exhibit 10.18	Maxim Promissory Note, 2M- Greater European Funds

Exhibit 10.19-	Maxim Promissory Note, 19M- Greater European Funds

Exhibit 10.20-	Maxim Promissory Note, 20M- Greater European Funds

Exhibit 10.21-	Subsidiary Security Agreement- Greater European Funds

Exhibit 10.22-	First Amendment to Security Agreement.-Greater European Funds

Exhibit 10.23-	Second Amendment to Security Agreement- Greater European Funds

Exhibit 10.24-	Form of Net Revenue Interest in KY and CA Fields for:

Bioform, LLC, Harvey Pensack, and Jon Peddie

Exhibit 10.25-	Form of Overriding Royalty Interest in all Fields for:

Frank Stack, Robert Newton, RF Petroleum, Greathouse Well Services, Harvey Pensack, Dipo Aluko, Jon Peddie, Louis Fusz Family Partnership, Stephan Baden, Wycap Corporation, and Michael Walsh

Exhibit 10.26-	Form of Orchard Revenue Sharing Agreement - Issued to Riderwood Investors

Exhibit 10.27-	Form of Oklahoma Revenue Sharing Agreement

Exhibit 10.28-	Form of Promissory Note for all Outstanding Convertible Promissory Notes, except those with Maxim TEP, PLC (Greater European Funds)

Exhibit 10.29-	Form of Wellbore Interest Agreement for:

Baden Enterprise, Harvey Pensack, Judith Pensack Revocable Trust, Janice Peddie Living Trust, Jon Peddie Real Estate, and Jon Peddie.

Exhibit 10.30-	Form of Working Interest Agreement for:

Baden Enterprise, Harvey Pensack, Judith Pensack Revocable Trust, Janice Peddie Living Trust, Jon Peddie Real Estate, and Jon Peddie

Exhibit 10.31-	Form of Wellbore Settlement for Baden Enterprise, Harvey Pensack, Judith Pensack Revocable Trust, Janice Peddie Living Trust, Jon Peddie Real Estate, and Jon Peddie

Exhibit 10.32-	Employment Agreement- W. Marvin Watson

Exhibit 10.33-	Addendum to Employment Agreement- W. Marvin Watson

Exhibit 10.34-	Assumed Purchase Agreement between Ergon Exploration and Interconn Resources, Inc.

Exhibit 10.35-	Convertible Notes for Days Creek Field Extension to April 30, 2008

Exhibit 10.36-	Employment Agreement- Dan Williams

Exhibit 10.37-	Employment Agreement- Dominic Maggio

Exhibit 10.38-	Employment Agreement- Robert Sepos

Exhibit 10.39-	Amendment No. 1 to the Maxim TEP, Inc. Incentive Compensation Plan dated March 21, 2007

Exhibit 10.40-	Amendment No. 2 to the Maxim TEP, Inc. Incentive Compensation Plan dated December 5, 2007

Exhibit 21-	List of Subsidiaries

Exhibit 23.1-	Consent of Pannell Kerr Foster of Texas, P.C.

Exhibit 23.2-	Consent of Aluko & Associates, Inc.

Exhibit 99.1-	Summary of Reserve Report of Aluko & Associates, Inc- for the Delhi field as of January 1, 2007

Exhibit 99.2-	Summary of Reserve Report of Aluko & Associates, Inc.- on South Belridge, Marion and Days Creek fields as of January 1, 2007

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 2, 2008	MAXIM TEP, INC.

	By:	/s/ W. Marvin Watson
W. Marvin Watson
Chief Executive Officer

Maxim TEP, Inc.

Consolidated Balance Sheets

	September 30,	December 31,
	2007	2006
	(unaudited)	(audited)

Assets

Current assets:
Cash and cash equivalents	$31,978	$2,965,893
Accounts receivable	1,124,127	468,080
Other receivable	1,010,559	477,688
Inventories	179,473	464,346
Deferred financing costs, net	–	937,279
Prepayments to operator	–	3,694,739
Prepaid expenses and other current assets	288,635	205,087

Total current assets	2,634,772	9,213,112

Oil and natural gas properties (successful efforts method of accounting):
Proved	18,223,815	21,146,409
Unproved	7,067,003	6,669,088
	25,290,818	27,815,497

Less accumulated depletion, depreciation and amortization	(2,660,699)	(2,005,235)

Oil and natural gas properties, net	22,630,119	25,810,262

Property and equipment:
Land	112,961	112,961
Buildings	240,500	240,500
Leasehold improvements	244,026	244,026
Office equipment and computers	79,944	68,198
Furniture and fixtures	211,581	205,749
Field service vehicles and equipment	625,074	621,763
Drilling equipment	215,868	215,868

	1,729,954	1,709,065

Less accumulated depreciation	(270,721)	(154,867)

Property and equipment, net	1,459,233	1,554,198

Intangible assets, net	5,092,880	5,727,615

Other assets	596,581	2,007,500

Total assets	$32,413,585	$44,312,687

Maxim TEP, Inc.

Consolidated Balance Sheets (Continued)

	September 30,	December 31,
	2007	2006
	(unaudited)	(audited)

Liabilities and Stockholders’ Deficit

Current liabilities:
Accounts payable	$3,025,445	$1,280,004
Accounts payable to operators	938,408	103,802
Accrued payroll and related taxes and benefits	908,820	1,204,845
Accrued liabilities	4,282,938	1,144,906
Current maturities of notes payable	43,808,650	38,638,247
Current maturities of notes payable, related party	4,461,668	3,650,000

Total current liabilities	57,425,929	46,021,804

Notes payable, net of current maturities	–	6,000,000
Notes payable, related party, net of current maturities	–	700,000
Production payment payable	6,791,188	6,714,356
Deferred revenue	77,500	85,000
Asset retirement obligation	1,843,310	1,777,435

Total liabilities	66,137,927	61,298,595

Commitments and contingencies	–	–

Stockholders’ deficit:
Preferred stock, $0.00001 par value; 50,000,000 shares authorized; zero shares issued and outstanding	–	–
Common stock, $0.00001 par value; 250,000,000 shares authorized; 83,565,744 and 77,146,581 shares issued and 83,552,411 and 76,813,248 shares outstanding at September 30, 2007 and December 31, 2006, respectively	836	771
Additional paid-in capital	48,199,600	42,521,892
Accumulated deficit	(81,914,778)	(59,258,571)
Treasury stock, at cost (13,333 and 333,333 shares at September 30, 2007 and December 31, 2006, respectively)	(10,000)	(250,000)

Total stockholders’ deficit	(33,724,342)	(16,985,908)

Total liabilities and stockholders’ deficit	$32,413,585	$44,312,687

See accompanying notes to consolidated financial statements

Maxim TEP, Inc.

Consolidated Statements of Operations (Unaudited)

	Nine Months Ended September 30,
	2007		2006

Revenues:
Oil and natural gas revenues		$2,439,398	$2,341,046
Drilling revenues		329,018	–
License fees, royalties and related services		400,000	377,500

Total revenues		3,168,416	2,718,546

Cost and expenses:
Production and lease operating expenses		2,260,480	1,173,586
Drilling operating expenses		764,748	180,754
Costs attributable to license fees and related services		270,345	602,073
Exploration costs		458,650	757,884
Revenue sharing royalties		73,435	359,594
Depletion, depreciation and amortization		1,406,051	992,506
Impairment of oil and natural gas properties		7,195,367	1,994,202
Impairment of investments		1,065,712	179,400

Penalties for late payments to operator		–	1,752,501
Accretion of asset retirement obligation		117,305	81,027
Alternative investment market fund raising activities		–	2,221,813
General and administrative expenses		6,435,554	6,652,772

Total cost and expenses		20,047,647	16,948,112

Loss from operations		(16,879,231)	(14,229,566)

Other income (expense):
Warrant inducement expense		–	(10,934,480)

Interest expense, net		(5,792,616)	(3,155,116)
Loss on extinguishment of debt		–	(234,630)
Other miscellaneous income, net		15,640	77,656

Total other expense, net		(5,776,976)	(14,246,570)

Net loss	$	(22,656,207)	$(28,476,136)

Net loss per common share:
Basic and diluted		$(0.29)	$(0.42)

Weighted average common shares outstanding:
Basic and diluted		78,547,313	67,412,436

See accompanying notes to consolidated financial statements

Maxim TEP, Inc.

Consolidated Statements of Stockholders’ Deficit (Unaudited)

For the Nine Months Ended September 30, 2007

			Additional			Total
	Common Stock		Paid-In	Accumulated	Treasury	Stockholders’
	Shares	Amount	Capital	Deficit	Stock	Deficit

Balance at December 31, 2006	77,146,581	$771	$42,521,892	$(59,258,571)	$(250,000)	$(16,985,908)

Common stock issued for cash	2,603,468	26	1,952,575	–	–	1,952,601

Stock based compensation – common stock	3,470,312	35	2,602,699	–	–	2,602,734

Common stock issued upon conversion of debt and accrued interest	75,883	1	56,911	–	–	56,912

Common stock issued upon conversion of debt and accrued interest, related party	269,500	3	202,122	–	–	202,125

Treasury stock issued for cash	–	–	–	–	240,000	240,000

Common stock offering costs	–	–	(1,249,646)	–	–	(1,249,646)

Common stock warrants issued as offering costs	–	–	1,131,636	–	–	1,131,636

Common stock warrants issued in connection with notes payable conversion, related party	–	–	25,606	–	–	25,606

Common stock warrants issued to extend note payable terms	–	–	130,000	–	–	130,000

Common stock warrants issued to extend note payable terms, related party	–	–	161,665	–	–	161,665

Stock based compensation – options	–	–	664,140	–	–	664,140

Net loss	–	–	–	(22,656,207)	–	(22,656,207)

Balance at September 30, 2007	83,565,744	$836	$48,199,600	(81,914,778)	$ (10,000)	$ (33,724,342)

See accompanying notes to consolidated financial statements

Maxim TEP, Inc.

Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
	2007		2006

Cash flows from operating activities:
Net loss	$	(22,656,207)	$(28,476,136)
Adjustments to reconcile net loss to net
Cash used in operating activities:
Depletion, depreciation and amortization		1,406,051	992,506
Accretion of asset retirement obligation		117,305	81,027
Loss on disposal of assets		–	179
Impairment of oil and natural gas properties		7,195,367	1,994,202
Impairment of investment		1,065,712	179,400
Amortization of debt discount		–	334,761
Amortization of deferred financing costs		1,267,050	1,282,800
Loss on early extinguishment of debt		–	234,630
Common stock issued for penalty fees		–	1,000,000
Common stock issued for services		–	1,508,625
Stock based compensation		3,266,874	1,089,325
Common stock warrants issued to non-employees for services		–	248,145
Warrant inducement expense		–	10,934,480
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable		(656,047)	545,630
Other receivable		(282,871)	(347,978)
Inventories		284,873	(168,678)
Prepaid expenses and other current assets		(83,548)	122,479
Accounts payable		1,745,441	552,595
Accounts payable to operators		834,606	(403,685)
Accrued payroll and related taxes and benefits		(296,025)	(190,676)
Accrued liabilities		3,238,383	36,365
Deferred revenue		(7,500)	(110,000)

Net cash used in operating activities		(3,560,536)	(8,560,004)

Cash flows from investing activities:
Acquisition of oil and natural gas property		–	(324,349)
Proceeds from sale of oil and natural gas equipment		50,000	–
Proceeds from disposition of oil and natural gas properties		2,250,000	–
Capital expenditures for oil and natural gas properties		(7,293,005)	(5,580,685)
Proceeds from sale of property and equipment		–	8,829
Capital expenditures for property and equipment		–	(2,091,725)
Change in oil and natural gas property accrual and prepayments		3,694,739	(4,502,634)
Proceeds received from disposal of other assets		500,000	–
Investment in other assets		(167,293)	(1,665,487)
Investment in certificates of deposit		–	(339,000)

Net cash used in investing activities		(965,559)	(14,495,051)

Cash flows from financing activities:
Proceeds from production payment payable		–	222,000
Payment on production payment payable		(14,482)	(55,338)
Proceeds from issuance of notes payable		–	21,789,000
Payments on notes payable		(779,597)	(638,170)
Proceeds from issuance of notes payable, related party		532,333	319,472
Payments on notes payable, related party		(220,665)	(657,805)
Payment of financing costs		–	(2,448.805)

See accompanying notes to consolidated financial statements

Maxim TEP, Inc.

Consolidated Statements of Cash Flows (Continued) (Unaudited)

	Nine Months Ended September 30,
	2007	2006

Cash flows from financing activities:
Proceeds from treasury stock issued for cash	$240,000	$–
Proceeds from issuance of common stock	1,952,601	5,050,650
Common stock offering costs	(118,010)	–

Net cash provided by financing activities	1,592,180	23,581,004

Increase (decrease) in cash and cash equivalents	(2,933,915)	525,949

Cash and cash equivalents at beginning of period	2,965,893	149,543

Cash and cash equivalents at end of period	$31,978	$675,492

Supplemental cash flow disclosures:
Cash paid for interest, net of amounts capitalized	$1,422,143	$1,392,077

Non-cash financing and investing activities:
Notes payable exchanged for common stock	$250,000	$2,517,792
Accrued interest exchanged for common stock	$9,037	$37,755
Asset retirement obligation	$42,817	$282,024
Intangible asset purchased with common stock	$–	$750,000
Notes payable issued to acquire intellectual property	$–	$3,650,000
Common stock warrants issued for note extension	$291,665	$–
Common stock warrants issued in connection with notes payable conversion, related party	$25,606	$–
Common stock warrants issued in connection with notes payable	$–	$102,111
Common stock warrants issued in connection with notes payable, related parties	$–	$86,942
Common stock warrants issued as offering costs	$1,131,636	$176,184
Revenue sharing agreements entered into in connection with notes payable	$–	$108,663
Notes payable issued to purchase property and equipment	$–	$500,000

See accompanying notes to consolidated financial statements

Maxim TEP, Inc.

Notes to the Consolidated Financial Statements

September 30, 2007

Note 1 –	Financial Statement Presentation

Organization and nature of operations

Maxim TEP, Inc. was formed in 2004 as a Texas corporation to acquire, develop, produce and exploit oil and natural gas properties. Maxim Energy, Inc., Maxim TEP, Inc.’s predecessor, founded in 2003, was merged into Maxim TEP, Inc. in 2004. Maxim TEP, Inc. and its wholly owned subsidiaries (collectively referred to as the “Company”) have a patented technology for horizontal lateral drilling, the Landers’ Horizontal Drilling Technology (“LHD Technology”), a secondary enhancement technique designed to enhance oil and natural gas production from existing wells by opening lateral channels extending radially from the wellbore or horizontally into the oil and natural gas reservoir. The Company’s major oil and natural gas properties are located in California, Kentucky, Arkansas, Louisiana, Kansas and New Mexico. The Company’s executive offices are located in The Woodlands, Texas.

Going concern

As presented in the financial statements, the Company has incurred a net loss of $ 22,656,207 for the nine months ended September 30, 2007 and losses are expected to continue in the near term. As of September 30, 2007, the Company has an accumulated deficit of $ 81,914,778 and current liabilities exceed current assets by $ 54,791,157 . Amounts outstanding and payable to creditors are in arrears and the Company is in negotiations with certain creditors to obtain extensions and settlements of outstanding amounts. The Company is in current default on certain of its debt obligations and the Company has no borrowings of funding sources available from existing financing sources. The Company is currently in default on certain of its debt obligations and the Company has no future borrowings or funding sources available under existing financing arrangements. Management anticipates that significant additional capital expenditures will be necessary to develop the Company’s oil and natural gas properties, which consist primarily of proved reserves that are non-producing, before significant positive operating cash flows will be achieved.

Management's plans to alleviate these conditions include the renegotiation of certain trade payables, settlements of debt amounts with stock, deferral of certain scheduled payments, and sales of certain noncore properties, as considered necessary. In addition, management is pursuing business partnering arrangements for the acquisition and development of its properties as well as debt and equity funding through private placements. Without outside investment from the sale of equity securities, debt financing or partnering with other oil and natural gas companies, operating activities and overhead expenses will be reduced to a pace that available operating cash flows will support.

The financial statements are prepared as if the Company will continue as a going concern. The financial statements do not contain adjustments, including adjustments to recorded assets and liabilities, which might be necessary if the Company were unable to continue as a going concern.

Note 2 –	Summary of Significant Accounting Policies

Principles of consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries after elimination of all material intercompany balances and transactions. Investments in entities in which the Company has a controlling interest are consolidated for financial reporting purposes. Investments in entities in which the Company does not have a controlling interest are accounted for under either the equity method or cost method of accounting, as appropriate.

Maxim TEP, Inc.

Notes to the Consolidated Financial Statements

September 30, 2007

Note 2 –	Summary of Significant Accounting Policies (Continued)

Principles of consolidation (continued)

These investments are regularly reviewed for impairment and propriety of current accounting treatment. The financial statements and related footnotes as of September 30, 2007 and the nine months ended September 30, 2007 and 2006 have been reviewed in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants and are unaudited. The balance sheet as of December 31, 2006, and any amounts included within the footnotes as of December 31, 2006, have been audited.

Cash and cash equivalents

The Company considers all highly liquid investments, including money market accounts, with maturities of three months or less at the time of purchase to be cash and cash equivalents.

Concentration of credit risk

The Company maintains its cash with major U.S. banks. From time to time, cash amounts may exceed the federally insured limit of $100,000. The terms of these deposits are on demand to minimize risk. Historically, the Company has not incurred losses related to these deposits.

Other financial instruments which potentially subject the Company to concentration of credit risk consist primarily of oil and natural gas sales receivables. For oil and natural gas properties in which the Company is not the operator, oil and natural gas receivables consist of amounts due from the outside operator. The outside operator sells the Company’s share of oil and natural gas to third party purchasers and remits amounts collected to the Company. For oil and natural gas properties in which the Company is the operator, oil and natural gas receivables consist of amounts collectible from purchasers of oil and natural gas sold. None of the Company’s oil and natural gas receivables are collateralized. For the nine months ended September 30, 2007, the Company had three customers and one outside operator that accounted for 43%, 13%, 12% and 32%, respectively, of total oil and natural gas revenues. For the nine months ended September 30, 2006, the Company had one customer and one outside operator that accounted for 50% and 50%, respectively, of total oil and natural gas revenues.

An allowance for doubtful accounts is recorded when it is determined that a customer or operator’s or purchaser’s account is not realizable in whole or in part. As of September 30, 2007 and December 31, 2006, the Company has not recorded any bad debt expense nor has it been required to record an allowance for doubtful accounts.

Accounting estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods reported. Actual results could differ from these estimates.

Significant estimates include volumes of oil and natural gas reserves used in calculating depletion of proved oil and natural gas properties, future net revenues and abandonment obligations, impairment of proved and unproved properties, future income taxes and related assets and liabilities, the fair value of various common stock, warrant and option transactions, and contingencies. Oil and natural gas reserve estimates, which are the basis for unit-of-production depletion and the calculation of impairment, have numerous inherent uncertainties.

Maxim TEP, Inc.

Notes to the Consolidated Financial Statements

September 30, 2007

Note 2 –	Summary of Significant Accounting Policies (Continued)

Accounting estimates (continued)

The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, testing and production subsequent to the date of the estimate may justify revision of such estimate. Accordingly, reserve estimates are often different from the quantities of oil and natural gas that are ultimately recovered. In addition, reserve estimates are vulnerable to changes in wellhead prices of crude oil and natural gas. Such prices have been volatile in the past and can be expected to be volatile in the future.

These significant estimates are based on current assumptions that may be materially effected by changes to future economic conditions such as the market prices received for sales of volumes of oil and natural gas, interest rates, the fair value of the Company’s common stock and corresponding volatility, and the Company’s ability to generate future taxable income. Future changes to these assumptions may affect these significant estimates materially in the near term.

Oil and natural gas properties

The Company accounts for its oil and natural gas operations using the successful efforts method of accounting. Under this method, all costs associated with property acquisitions, successful exploratory wells and all development wells, including dry hole development wells, and asset retirement obligation assets are capitalized. Additionally, interest is capitalized while wells are being drilled and underlying properties are being developed. Costs of exploratory wells are capitalized pending determination of whether each well has resulted in the discovery of proved reserves. Oil and natural gas mineral leasehold costs are capitalized as incurred. Items charged to expense generally include geological and geophysical costs, costs of unsuccessful exploratory wells and oil and natural gas production costs. Capitalized costs of proved properties including salvage are depleted on a well-by-well or field-by-field (common reservoir) basis using the units-of-production method based upon proved producing oil and natural gas reserves. Unproved property costs are excluded from the depletable costs until the related properties are developed. Oil and natural gas properties are also subject to impairment consideration at each reporting period. See impairment consideration discussed in detail within “Long-lived Assets and Intangible Assets” below.

Property and equipment

Property and equipment are recorded at cost. Cost of repairs and maintenance are expensed as they are incurred. Major repairs that extend the useful life of equipment are capitalized and depreciated over the remaining estimated useful life. When property and equipment are sold or otherwise disposed, the related costs and accumulated depreciation are removed from the respective accounts and the gains or losses realized on the disposition are reflected in operations. The Company uses the straight-line method in computing depreciation for financial reporting purposes.

Estimated useful lives of property and equipment are as follows:

Buildings	15-20 years
Leasehold improvements	Lease term (5 years)
Field service vehicles and equipment	3-10 years
Drilling equipment	5-10 years
Office equipment and computers	3-7 years
Furniture and fixtures	5 years

Maxim TEP, Inc.

Notes to the Consolidated Financial Statements

September 30, 2007

Note 2 –	Summary of Significant Accounting Policies (Continued)

Long-lived assets and intangible assets

The Company accounts for intangible assets in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, "Accounting for Goodwill and Other Intangible Assets .” Intangible assets that have defined lives are subject to amortization over the useful life of the assets. Intangible assets held having no contractual factors or other factors limiting the useful life of the asset are not subject to amortization.

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with SFAS No. 144, “ Accounting for the Impairment and Disposal of Long-Lived Assets .” If the carrying amount of the asset, including any intangible assets associated with that asset, exceeds its estimated future undiscounted net cash flows, the Company will recognize an impairment loss equal to the difference between its carrying amount and its estimated fair value. The fair value used to calculate the impairment for an individual producing oil and natural gas field is first determined by comparing the undiscounted future net cash flows associated with total proved producing properties to the carrying value of the underlying evaluated property. If the cost of the underlying evaluated properties is in excess of the undiscounted future net cash flows, the future net cash flows are used discounted at 10% to determine the amount of impairment. For unevaluated property costs, management reviews these investments for impairment on a property by property basis at each reporting period or if a triggering event should occur that may suggest that an impairment may be required.

Accordingly, the Company recorded $ 7,195,367 and $1,994,202 as impairment of proved and unproved oil and natural gas properties and related equipment during the nine months ended September 30, 2007 and 2006, respectively.

Asset retirement obligation

SFAS No. 143, “ Accounting for Asset Retirement Obligations” requires that the fair value of the liability for asset retirement costs be recognized in an entity’s balance sheet, as both a liability and an increase in the carrying values of such assets, in the periods in which such liabilities can be reasonably estimated. The present value of the estimated future asset retirement obligation (“ARO”), as of the date of acquisition or the date at which a well is drilled, is capitalized as part of the costs of proved oil and natural gas properties and recorded as a noncurrent liability. The asset retirement costs are depleted over the production life of the oil and natural gas property on a unit-of-production basis. The ARO is recorded at fair value and accretion expense is recognized as the discounted liability is accreted to its expected settlement value. The fair value of the ARO asset and liability is measured by using expected future cash outflows discounted at the Company’s credit adjusted risk free interest rate.

Amounts incurred to settle plugging and abandonment obligations that are either less than or greater than amounts accrued are recorded as a gain or loss in current operations.

Maxim TEP, Inc.

Notes to the Consolidated Financial Statements

September 30, 2007

Note 2 –	Summary of Significant Accounting Policies (Continued)

Asset retirement obligation (continued)

The following table is a reconciliation of the ARO liability for the nine months ended September 30, 2007 and 2006:

	Nine Months Ended September 30,
	2007	2006

Asset retirement obligation at beginning of period	$1,777,435	$779,484
Liabilities incurred	42,817	1,283
Liabilities associated with disposal of properties	(94,247)	–
Revision	–	280,741
Accretion expense	117,305	81,027

Asset retirement obligation at end of period	$1,843,310	$1,142,535

Revenue recognition

The Company recognizes oil and natural gas revenues when sold. Volumes sold are not materially different than what is produced.

The Company recognizes drilling revenues when services are performed and earned.

The Company recognizes revenue from issuing sub-licenses for the right to use the Company’s LHD Technology and from the sale of specifically constructed lateral drilling rigs and related rig service parts required by the licensees to utilize the LHD Technology. Revenue from license fees is recognized over the term of the license agreement. For license agreements entered into that have an indefinite term, revenue is earned and recorded at closing, subject to the credit worthiness of the licensee if credit terms are offered. License royalty revenue is recognized when licensees drill wells that utilize the LHD Technology and a royalty is earned. Revenue generated from the sale of rigs and rig service parts is recognized upon delivery.

Financial instruments

The Company’s financial instruments consist of cash, receivables, payables and various debt instruments. The carrying amount of cash, receivables and payables approximates fair value because of the short-term nature of these items. The Company’s various debt instruments approximate fair value as the underlying interest rates are commensurate with debt instruments carrying similar credit risk and maturity terms.

Income taxes

The Company accounts for income taxes in accordance with the provisions of SFAS No. 109, “ Accounting for Income Taxes .” Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. Deferred tax assets include tax loss and credit carryforwards and are reduced by a valuation allowance if, based on available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Maxim TEP, Inc.

Notes to the Consolidated Financial Statements

September 30, 2007

Note 2 –	Summary of Significant Accounting Policies (Continued)

Income taxes (continued)

The Company adopted the Financial Accounting Standards Board's Interpretation (“FASB”) No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109” (“FIN 48”), effective January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in financial statements and requires the impact of a tax position to be recognized in the financial statements if that position is more likely than not of being sustained by the taxing authority. The adoption of FIN 48 did not have a material effect on the Company’s consolidated financial position or results of operations.

Stock based compensation

Beginning January 1, 2006, the Company adopted SFAS No. 123(R), “Accounting for Stock Based Compensation,” to account for its Incentive Compensation Plan (the “2005 Incentive Plan”). Prior to January 1, 2006, the Company followed the provisions of SFAS No. 123. SFAS No. 123(R) requires all share-based payments to employees (which includes non-employee Board of Directors), including employee stock options, warrants and restricted stock, be measured at fair value of the award and expensed over the requisite service period (generally the vesting period). The fair value of common stock options or warrants granted to employees is estimated at the date of grant using the Black-Scholes option pricing model by using the historical volatility of a comparable public company. The calculation also takes into account the common stock fair market value at the grant date, the exercise price, the expected life of the common stock option or warrant, the dividend yield and the risk-free interest rate.

Under the 2005 Incentive Plan, the Company from time to time may issue stock options, warrants and restricted stock to acquire goods and services from third parties. Restricted stock, options or warrants issued to other than employees or directors are recorded on the basis of their fair value, which is measured as of the measurement date as required by Emerging Issues Task Force (“EITF”) Issue 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or   Services.” In accordance with EITF 96-18, the options or warrants are valued using the Black-Scholes model on the basis of the market price of the underlying equity instrument on the “valuation date,” which for options and warrants related to contracts that have substantial disincentives for non-performance is the date of the contract, and for all other contracts is the vesting date. Expense incurred related to the grant of options and warrants is amortized to expense on a straight-line basis over the shorter of the period over which services are to be received or the vesting period.

Unimplemented accounting pronouncements

During September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, where fair value has been determined to be the relevant measurement attribute. This statement is effective for financial statements of fiscal years beginning after November 15, 2007. We are evaluating the impact that this guidance may have on the financial statements.

Maxim TEP, Inc.

Notes to the Consolidated Financial Statements

September 30, 2007

Note 2 –	Summary of Significant Accounting Policies (Continued)

Unimplemented accounting pronouncements (continued)

In September 2006, the FASB issued SFAS No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plan s.” This Statement amends SFAS No. 87, “Employers’ Accounting for Pensions,” SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits,” SFAS No. 106, “Employers’ Accounting for Postretirement Benefits other than Pensions” and SFAS No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” and other related accounting literature. SFAS No. 158 requires an employer to recognize the over-funded or under-funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in the funded status in the year in which the changes occur through comprehensive income. This statement also requires employers to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. Employers with publicly traded equity securities are required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. The Company currently has no defined benefit or other postretirement plans subject to this standard.

During February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities including an amendment of FASB Statement No. 115.” The new standard permits an entity to make an irrevocable election to measure most financial assets and financial liabilities at fair value. The fair value option may be elected on an instrument-by-instrument basis, with a few exceptions, as long as it is applied to the instrument in its entirety. Changes in fair value would be recorded in income. SFAS No. 159 establishes presentation and disclosure requirements intended to help financial statement users understand the effect of the entity’s election on earnings. SFAS No. 159 is effective as of the beginning of the first fiscal year beginning after November 15, 2007. Early adoption is permitted. Management is evaluating the impact that this guidance may have on the financial statements.

In December 2007, the FASB issued SFAS No. 160, “ Noncontrolling Interests in Consolidated Financial Statement—amendments of ARB No. 51.”      SFAS No. 160 states that accounting and reporting for minority interests will be recharacterized as noncontrolling interests and classified as a component of equity.  The statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.  SFAS No. 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary.  This statement is effective as of the beginning of an entity’s first fiscal year beginning after December 15, 2008. Management is evaluating the impact that this guidance may have on the financial statements.

Maxim TEP, Inc.

Notes to the Consolidated Financial Statements

September 30, 2007

Note 3 –	Divestiture

Effective May 1, 2007, the Company entered into a purchase and sale agreement with Denbury Onshore, LLC, to sell all of its interest in the Holt Bryant Sand formation of the Delhi property for $2,500,000. The Delhi property was originally acquired during September 2006. The sales transaction closed on June 1, 2007 and the Company assigned its 96.194% working interest in nine specific wells, and all associated easements, rights-of-way, support facilities and equipment related to these wells. The proceeds received were recorded as an adjustment to the cost of the property and no gain or loss was recorded.

Note 4 –	Intangibles and Other Assets

Through December 31, 2005, the Company made payments aggregating $298,000 to Alchem Field Services, Inc. (“Alchem”) to acquire an equity interest in Alchem which is recorded on a cost basis. At September 30, 2006, the Company reviewed the investment for impairment and determined that the investment had decreased in value. Accordingly, an impairment of $179,400 was recorded to reflect the net recoverable value of the investment estimated to be approximately $21,000. There was no impairment required at September 30, 2007.

Effective September 26, 2006, the Company entered into a purchase agreement with J Integral Engineering, Inc. (“JIE”) to acquire 100% of the common stock of JIE for a total purchase price of $6,000,000. JIE had a technology to fracture formations that fit the Company’s technology enhancement business plan. Several restrictions in the purchase agreement prevented the Company from having control of the business until the purchase price consideration was paid in full; therefore partial payments were recorded as other assets. Total payments including direct legal expenses aggregating $1,565,712 were made as of December 31, 2006. Subsequently in May 2007, the purchase agreement was mutually terminated by the Company and JIE and the transaction unwound. Of the total cash amount expended $500,000 was refunded and a loss totaling $1,065,712 was recorded during the nine months ended September 30, 2007.

During 2004, the Company entered into a joint venture agreement with a related party to utilize the LHD Technology and trade secrets, which is designed as a secondary enhancement technique for the purpose of stimulating oil and gas production by opening lateral channels extending radially from the well bore or horizontally into the oil and natural gas producing reservoir. The joint venture also includes the use of certain down-hole equipment. The agreement may be terminated by mutual consent of both parties at any time, and if for cause, termination must be in writing or may be terminated immediately in writing should the Company cease doing business or for other causes, as defined. At September 30, 2007 and December 2006, the Company recorded $15,000 as an intangible asset to account for the license to use the LHD Technology and related trade secrets.

During 2004, the Company commenced negotiations with a related party to acquire their rights, title and interest in the LHD Technology, which is held by a patent, for a total price of $4,750,000 comprised of $4,000,000 of cash and 1,000,000 shares of the Company’s common stock valued at $0.75 per share or $750,000. A payment of $100,000 was made in 2005 as initial consideration while in negotiation, which was recorded as other assets. Effective September 12, 2006, the Company and the related party reached a final agreement to acquire the LHD Technology for an additional cash payment of $250,000, the issuance of two notes payable to the seller totaling $3,650,000 and the issuance of 1,000,000 shares of common stock at fair market value of $0.75 per share. The Company has recorded $4,750,000 as intangible assets at September 30, 2007 and December 31, 2006 to account for the purchase agreement.

Maxim TEP, Inc.

Notes to the Consolidated Financial Statements

September 30, 2007

Note 4 –	Intangibles and Other Assets (Continued)

The patent expires in 2013 and is being amortized over the life of the patent using the straight line method. At September 30, 2007 and December 31, 2006, accumulated amortization totaled $678,572 and $169,643, respectively.

Effective March 8, 2005, the Company entered into an assignment of a license agreement with Verdisys, Inc. (“Verdisys”) whereby Verdisys will assign all its right, title, and interest in its LHD Technology License (“Verdisys License”) for total cash consideration of $1,300,000. As further consideration of this assignment, the Company forgave and released Verdisys from a previously issued vender credit of $270,000, in exchange for two lateral drilling rigs with a fair market value totaling $270,000. At December 31, 2006 and 2005, the Company recorded $1,300,000 as intangible assets to account for the purchase of the license agreement. The patent expires in 2013 and the license is being amortized over the life of the patent using the straight line method. At September 30, 2007 and December 31, 2006, accumulated amortization totaled $293,548 and $167,742, respectively.

As of September 30, 2007 and December 31, 2006, management believes that the LHD Technology assets referred to above are fully realizable, thus no impairment is required.

Effective May 15, 2005, the Company entered into a purchase agreement with Edge Capital Group, Inc. (“ECG”) whereby ECG will convey, transfer, and deliver its rights to a LHD Technology license to the Company for a total consideration of $500,000. Payments are expected to be made in several installments and the title will be transferred and delivered upon the final payment. Total payments aggregating $75,000 have been recorded as other assets as of September 30, 2007 and December 31, 2006.

During 2006, the Company purchased two certificates of deposit totaling $300,000, of which $250,000 and $50,000 are collateral for letters of credit required by the State of Louisiana and Ergon, respectively, as financial security to be an operator in the state. The certificates of deposit matured on September 6, 2006 but have been extended to mature on September 6, 2008 and are subject to automatic extension for a period of twelve months on each successive expiration date unless terminated upon mutual agreement. The certificate of deposits have been recorded on the long-term basis within other assets at September 30, 2007 and December 31, 2006.

Intangible assets consists of the following as of September 30, 2007 and December 31, 2006:

	September 30, 2007	December 31, 2006

LHD Technology Joint Venture	$15,000	$15,000
LHD Technology Patent	4,750,000	4,750,000
Verdisys License	1,300,000	1,300,000

	6,065,000	6,065,000

Accumulated amortization	(972,120)	(337,385)

Intangible assets, net	$5,092,880	$5,727,615

Maxim TEP, Inc.

Notes to the Consolidated Financial Statements

September 30, 2007

Note 4 –	Intangibles and Other Assets (Continued)

Future amortization expense related to license and patent agreements is as follows:

2007 (4 th quarter)	$211,578
2008	846,313
2009	846,313
2010	846,313
2011	846,313
2012	846,313
Thereafter	634,737

$5,077,880

Note 5 -	Debt

Notes payable

Notes payable consists of the following at September 30, 2007 and December 31, 2006:

	September 30, 2007	December 31, 2006

Notes payable	$399,878	$1,229,475
Notes payable, related party	3,691,668	3,650,000
Convertible notes payable	43,408,772	43,408,772
Convertible notes payable, related party	770,000	700,000

	48,270,318	48,988,247
Less current maturities:
Notes payable	(43,808,650)	(38,638,247)
Notes payable, related party	(4,461,668)	(3,650,000)

Notes payable, net of current maturities	$–	$6,700,000

Effective September 12, 2006, the Company and a related party entered into a formal purchase and sale agreement to purchase their right, title and interest in the LHD Technology for a total purchase price of $4,750,000 comprised of $4,000,000 in cash and 1,000,000 shares of the Company’s common stock valued at $750,000. During 2006, as part of the payment consideration, the Company issued two notes payable to the seller in the amounts of $1,650,000 and $2,000,000, respectively. These notes payable matured on June 1, 2007 and December 31, 2007, respectively, and interest accrued at a fixed interest rate of 8% starting from January 1, 2007 and January 1, 2008, respectively, until the amounts are paid. The Company had a total of $3,650,000 outstanding at September 30, 2007 and December 31, 2006. The Company is currently in default on the $3,650,000 note payable and is negotiating with the lender to convert $3,000,000 of the outstanding notes payable into the Company’s common stock and to extend the maturity date for the remaining balance totaling $650,000.

In addition, during the nine months ended September 30, 2007 and 2006, the Company executed notes payable with investors aggregating $262,333 and $2,608,472, respectively. Of the notes payable executed during the nine months ended September 30, 2007 and 2006, $262,333 and $319,472, respectively, were with related parties. These notes payable mature from April 25, 2005 to August 31, 2007 bearing interest at fixed rates ranging from 6% to 12%.

Maxim TEP, Inc.

Notes to the Consolidated Financial Statements

September 30, 2007

Note 5 –	Debt (Continued)

Notes payable (continued)

Simple interest will accrue from the note date and be due and payable either at maturity or quarterly or semi-annually until maturity. Should a note payable go into default, interest will accrue at a higher rate. Certain of these notes payable are secured by certain assets of the Company. At September 30, 2007 and December 31, 2006, the Company had $441,546 and $1,200,000, respectively, of these notes payable outstanding.

During the nine months ended September 30, 2007 and 2006, the Company offered various note holders the option to convert their outstanding notes payable and corresponding accrued interest into the Company’s common stock at an exchange rate of one share for each $0.75 of principal and interest. These notes were originally not convertible in accordance with the underlying terms of the loan agreements. During the nine months ended September 30, 2007 and 2006, note holders converted $50,000 and $2,216,667 of principal and $6,912 and $15,993 of accrued interest on these notes into 75,883 and 2,976,879 shares, respectively, of the Company’s common stock. Because of the early extinguishment of certain notes, any unamortized debt discount or loan origination costs were recorded as loss on extinguishment of debt.

Convertible notes payable

During 2006, the Company executed three convertible promissory notes with Maxim TEP, PLC, a U.K. based unaffiliated company, totaling $37,408,772, of which $20,000,000 matured on June 30, 2007, bearing interest at the rate of zero percent through December 31, 2006, and 8% from January 1 through the maturity date. The remaining $17,408,772 is comprised of two notes, $15,408,772 and $2,000,000, which matured on January 31, 2007 and August 11, 2007, respectively, and bear interest at 8% per annum. These notes payable are convertible into shares of the Company’s common stock at an exchange rate of $0.75 per share, or into approximately 49.9 million shares. These notes are secured by certain oil and natural gas properties of the Company. During 2007, these notes went into default and are currently accruing interest at a default rate of 18%. The Company is in negotiations with the lender to restructure the terms of the notes (see Note 12).

During November 2006, the Company entered into three convertible notes payable totaling $2,000,000 each ($6,000,000 in total) bearing interest at a rate of 10% which matured on October 31, 2007, secured by the leases in the Days Creek Field. These notes payable are convertible into shares of the Company’s common stock at an exchange rate of $1.50 per share, or into approximately 4,000,000 shares. These notes are collateralized by the Company’s oil and natural gas properties in Days Creek during 2007. The maturity dates on these notes were extended to mature on March 31, 2008, whereby the Company agreed to pay an additional $300,000 to the note holders as a fee for the extension. The extension fee is being amortized to interest expense using the interest method over the extension period. The company has an executed debt facility term sheet and is in the later stages of the due diligence process with an institutional financial company for development, refinancing and acquisition funding, of which a portion of the proceeds are for the payment of the three notes payable totaling $6 million. The notes have been verbally extended to the date this funding goes forward and the proceeds are released, but in lieu of an executed agreement they are technically in default.

During the nine months ended September 30, 2007, the Company entered into notes payable totaling $270,000 with related parties. These notes bear interest at a fixed rate of 9% and are unsecured. Simple interest will accrue from the note date and is due and payable either at maturity or semi annually until maturity. Should the convertible note go into default, interest will accrue at a rate of 18%. Upon maturity and in lieu of receipt of payment of all or a portion of the outstanding principal and interest, the note holder may convert their note, in whole or in part, into shares of the company’s common stock determined by dividing the principal amount of the note and interest by $0.75 per share.

Maxim TEP, Inc.

Notes to the Consolidated Financial Statements

September 30, 2007

Note 5 –	Debt (Continued)

Convertible notes payable (continued)

At September 30, 2007 and December 31, 2006, the Company had convertible notes payable totaling $770,000 and $700,000, respectively, outstanding with related parties. Of the total balance outstanding at September 30, 2007, $700,000 matured on March 29, 2007. In 2007, the due date for the outstanding note of $700,000 was extended to March 30, 2008. The remaining notes payable of $70,000 matured on November 13, 2007. The Company is currently in default on these notes payable and is in the process of repaying these amounts as cash flows permit. At September 30, 2007 should the note holders execute their right to convert, the Company would be obligated to issue 1,026,667 shares of the Company’s common stock.

During the nine months ended September 30, 2007 and 2006, note holders converted $200,000 and $301,125 of principal and $2,125 and $21,762 of accrued interest on their notes into 269,500 and 430,516 shares of the Company’s common stock, respectively.

Interest expense, net

Interest expense consists of the following for the nine months ended September 30, 2007 and 2006:

	Nine Months Ended September 30,
	2007	2006
Interest expense related to debt	$4,580,422	$1,700,865
Amortization of debt discount	–	334,761
Amortization of deferred financing costs	1,267,050	1,282,800
Capitalized interest	(33,981)	(99,954)
Interest income	(20,875)	(63,356)

	$5,792,616	$3,155,116

Loss on early extinguishment of debt

During the nine months ended September 30, 2006, various debt instruments were extinguished prior to their maturity dates. At the time of extinguishment, any remaining unamortized debt discount or loan origination costs were either charged to interest expense (convertible notes) or recorded as a loss on early extinguishment of debt. During the nine months ended September 30, 2006, $234,630 was recorded as loss on early extinguishment of debt.

Note 6 –	Production Payment Payable

During 2005, the Company entered into a production payment payable with a financial institution that provides for total borrowings of up to $6,802,000, of which $6,497,000 was funded. Of the proceeds received, $6,250,000 was used to acquire all the rights, title and interest in leases covering approximately 22,000 acres and 500 well bores owned by Ergon in the Monroe Gas Rock Field, Union Parish, Louisiana. The production payment payable is secured only by the underlying property.

Maxim TEP, Inc.

Notes to the Consolidated Financial Statements

September 30, 2007

Note 6 –	Production Payment Payable (Continued)

Principal and interest will be paid out of production from the underlying property equal to 56% of the Company’s portion of revenue produced until the principal has been repaid in full and an 18% internal rate of return is obtained by the financial institution. When the production note payable is paid in full it will be terminated and replaced with a permanent 3% overriding royalty interest in the properties.

During the nine months ended September 30, 2007, production payments made to the financial institution were not sufficient to meet the aforementioned internal rate of return of 18%; therefore, the outstanding balance of production payment payable was increased to accrue for the unpaid interest expense. At September 30, 2007 and December 31, 2006, the Company has a total of $ 6,791,188 and $6,714,356 outstanding as production payment payable, respectively.

Note 7 –	Stockholders’ Equity

Preferred stock

The Company has preferred stock, $0.00001 par value, 50,000,000 shares authorized with zero shares issued and outstanding as of September 30, 2007 and December 31, 2006. The terms of the preferred shares are to be determined at the time of issuance.

Common stock

The Company has common stock, $0.00001 par value, 250,000,000 shares authorized.

During the nine months ended September 30, 2007, total proceeds of $1,952,601 was generated through private offerings of 2,603,468 shares of common stock at $0.75 per share.

During the nine months ended September 30, 2007, the Company issued 3,470,312 shares of common stock with a fair value of $0.75 per share, or $2,602,734, to officers and employees for their employment services which was recorded as stock based compensation.

During the nine months ended September 30, 2007, note holders comprising $250,000 of principal elected to convert into 333,333 shares of the Company’s common stock at an exchange rate of one share for each $0.75 of principal. In addition, these note holders elected to convert the corresponding accrued interest of $9,037 into 12,050 shares of the Company’s common stock at an exchange rate of one share for each $0.75 of accrued interest.

During the nine months ended September 30, 2007, the Company sold 320,000 of the Company’s common stock held in treasury generating proceeds of $240,000.

Warrants

During the nine months ended September 30, 2007, the Company has certain related party notes that matured and or were extended. As consideration for extending the terms of these notes, the Company granted 899,665 warrants (499,666 was attributable to related parties) with an exercise price of $0.75 per share. These warrants expire five years from the date of grant. The fair value of these warrants was determined using the Black-Scholes option pricing model and was recorded as deferred loan costs totaling $291,665 of which $161,665 was attributable to related parties.

Maxim TEP, Inc.

Notes to the Consolidated Financial Statements

September 30, 2007

Note 7 –	Stockholders’ Equity (Continued)

Warrants (continued)

This deferred offering cost is being amortized to interest expense using the interest method over remaining term of the loan. Certain related party notes were converted to common stock of the Company of which 87,562 warrants were granted as an incentive to convert with an exercise price of $0.75 per share. The fair value of the warrants was $25,606 and was recorded as cost of inducement within interest expense.

During the nine months ended September 30, 2007, the Company issued 2,923,466 shares of common stock and received cash proceeds of approximately $2.2 million. As an incentive to invest, 798,150 warrants to acquire shares of common stock of the Company with an exercise price of $0.75 per share were granted to these investors. Additionally, 2,952,010 warrants were granted to related and unrelated third parties for common stock fund raising services. The estimated fair value of these warrants was determined using the Black-Scholes option pricing model and totaled $1,131,636 ($653,938 was to related parties) and was recorded to additional paid-in capital as common stock offering costs.

The following is a summary of the warrant activity for the nine months ended September 30, 2007 and 2006:

	Nine Months Ended September 30,
	2007		2006
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding, beginning of year	5,547,494	$0.75	25,904,271	$0.75

Granted	4,737,387	0.75	2,625,978	0.75
Exercised	–	–	(22,915,255)	0.75
Expired or cancelled	–	–	(67,500)	0.75

Outstanding, end of year	10,284,881	$0.75	5,547,494	$0.75

Exercisable, end of year	10,284,881	$0.75	5,547,494	$0.75

The weighted average fair value of the warrants granted during the nine months ended September 30, 2007 and 2006 was $0.31 and $0.34, respectively. The fair value of common stock warrants granted is estimated at the date of grant using the Black-Scholes option pricing model by using the historical volatility of a comparable public company. The calculation also takes into account the common stock fair market value at the grant date, the exercise price, the expected life of the common stock warrant, the dividend yield and the risk-free interest rate.

Maxim TEP, Inc.

Notes to the Consolidated Financial Statements

September 30, 2007

Note 7 –	Stockholders’ Equity (Continued)

Warrants (continued)

Following are the assumptions used during the nine months ended September 30, 2007 and 2006:

	Nine Months Ended September 30,
	2007	2006

Risk free rate	4.23% - 4.92%	4.20% - 4.30%
Expected life	5 years	5 years
Volatility	38%	46%
Dividend yield	0%	0%

Stock options

Effective May 13, 2005, the Board of Directors approved the 2005 Incentive Plan (“the Plan”) whereby the Company may award stock options and restricted stock to its employees, Board of Directors, consultants and advisors. The Company has authorized a maximum of 15,000,000 options to be made available for grant under the Plan.

During the nine months ended September 30, 2007, the Company granted options to purchase 1,200,000 shares of the Company’s common stock at an exercise price of $0.75 per share to Board of Directors and Advisory Directors for services provided. These options expire five or ten years from the date of grant. All the options granted in 2007 were vest immediately. The estimated fair value of vested stock options was determined on the grant date using the Black-Scholes option pricing model to be $471,900. Since the options were vested immediately upon grant the amount was recorded as general and administrative expense.

In addition, during the nine months ended September 30, 2007, the Company granted options to purchase 650,000 shares of the Company’s common stock at an exercise price of $0.75 per share to employees for services provided. These options expire five years from the date of grant. The options vested immediately upon grant or within 90 days from the date of grant. The estimated fair value of these stock options was determined on the grant date using the Black-Scholes option pricing model to be $192,240 and was recorded as general and administrative expense over the service period.

Maxim TEP, Inc.

Notes to the Consolidated Financial Statements

September 30, 2007

Note 7 –	Stockholders’ Equity (Continued)

Stock options (continued)

The following is a summary of the stock option activity for the nine months ended September 30, 2007 and 2006:

	Nine Months Ended September 30,
	2007		2006
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price

Outstanding, beginning of year	8,600,000	$0.73	6,425,000	$0.75

Granted	1,850,000	0.85	2,125,000	0.66
Exercised	–	–	–	–
Expired or cancelled	–	–	–	–

Outstanding, end of year	10,450,000	$0.75	8,550,000	$0.73

Exercisable, end of year	10,200,000	$0.75	8,025,000	$0.73

The weighted average fair value of options granted during the nine months ended September 30, 2007 and 2006 was $0.36 and $0.44, respectively. The fair value of common stock options granted is estimated at the date of grant using the Black-Scholes option pricing model by using the historical volatility of a comparable public company. The calculation also takes into account the common stock fair market value at the grant date, the exercise price, the expected life of the common stock option, the dividend yield and the risk-free interest rate. In addition, the Company estimates a forfeiture rate at the inception of the option grant based on historical data and adjusts this prospectively as new information regarding forfeitures becomes available. Following are the assumptions used during the nine months ended September 30, 2007 and 2006:

	Nine Months Ended September 30,
	2007	2006

Risk free rate	4.23% - 4.92%	4.20% - 4.30%
Expected life	5-10 years	5-10 years
Volatility	38%	46%
Dividend yield	0%	0%

Note 8 –	Related Party Transactions

During the nine months ended September 30, 2007 and 2006, the Company sold common stock of the Company totaling 866,667 and 466,667 shares, respectively, at $0.75 per share to its Board of Directors or to members of their immediate family. The total proceeds received from the sale of these shares of common stock during the nine months ended September 30, 2007 and 2006 were $650,000 and $350,000, respectively.

Maxim TEP, Inc.

Notes to the Consolidated Financial Statements

September 30, 2007

Note 8 –	Related Party Transactions (Continued)

At September 30, 2007 and December 31, 2006, the Company had notes payable totaling $4,461,668 and $4,350,000 owed to related parties, respectively. Total borrowings from related parties during the nine months ended September 30, 2007 and 2006 were $532,333 and $3,969,472, respectively.

Total interest expense on notes payable-related party was $154,959 and $246,211 for the nine months ended September 30, 2007 and 2006, respectively, of which $416 and $4,947 has been capitalized to oil and natural gas properties. Total payments were $183,520 and $232,655 in 2007 and 2006, respectively. In addition to these notes payable, the related party note holders received warrants to purchase a total of 375,000 shares of the Company’s common stock at an exercise price of $0.75 per share during nine months ended September 30, 2006. In addition, certain related party note holders are entitled either to receive a net revenue interest in certain of the Company’s oil and natural gas properties or to enter into revenue sharing agreements with the Company.

During the nine months ended September 30, 2007 and 2006, related party holders converted a total of $200,000 and $266,667, respectively, of principal and $2,125 and $7,364 of accrued interest into 269,500 and 365,375 shares of common stock, respectively, at an exchange rate of one share for each $0.75 of principal and interest.

At September 30, 2007 and December 31, 2006, the Company had payables of $91,816 and $59,263, respectively, due to directors, officers and employees. At September 30, 2007 and December 31, 2006, the Company had receivables of $114,147 and $112,846, respectively, due from directors, officers and employees. These amounts are recorded in other accounts payable and other accounts receivable, respectively.

At September 30, 2007, the Company had receivables of $225,596 due from related party wellbore owners and payables of $37,975 due to related party revenue sharing owners. At December 31, 2006, the Company had receivables of $180,012 due from related party wellbore and revenue sharing owners. These amounts are recorded in other accounts receivable and accrued liabilities, respectively.

In addition to the transactions described above, the Company entered into various transactions with several of its Board of Directors, officers, employees, and members of their immediate family for services. The following are summaries of these transactions:

	Nine Months Ended September 30, 2007
	Cash	Common Stock Options	Warrants	Total

Consulting fees-board members	$–	$471,900	$–	$471,900
Consulting fees-officers and employees	136,812	–	–	136,812
Rental fees-board member	2,100	–	–	2,100
Note extension and conversion-board members and their immediate family	–	–	187,271	187,271

	$138,912	$471,900	$187,271	$798,083

Consulting fees-board members	$306,000	$897,000	$–	$1,203,000
Consulting fees-officers and their immediate family	34,910	–	–	34,910

Maxim TEP, Inc.

Notes to the Consolidated Financial Statements

September 30, 2007

Note 8 –	Related Party Transactions (Continued)

	Nine Months Ended September 30, 2006
	Cash	Common Stock Options	Common Stock	Total

Finance costs-board members and their immediate family	12,000	–	–	12,000
Rental fees-board member	2,800	–	–	2,800
Purchase of intellectual property- board member	–	–	750,000	750,000

	$355,710	$897,000	$750,000	$2,002,710

Note 9 –	Federal Income Tax

No provision for federal income taxes has been recognized for the nine months ended September 30, 2007 and 2006 as the Company incurred a net operating loss for income tax purposes in each period and has no carryback potential. Additionally, it is uncertain if the Company will have taxable income in the future so a valuation allowance has been established for the full value of net tax assets. The primary deferred tax assets include a net operating loss carryforward and stock based compensation. The primary deferred tax liability is the basis difference in oil and gas property and property and equipment.

At September 30, 2007, the Company has net operating loss carryforwards of approximately $63 million for federal income tax purposes. These net operating loss carryforwards may be carried forward in varying amounts until 2026 and may be limited in their use due to significant changes in the Company's ownership.

A reconciliation of the income tax provision computed at statutory tax rates to the income tax provision for the nine months ended September 30, 2007 and 2006 is as follows:

	Nine Months Ended September 30,
	2007	2006

Federal income tax expense (benefit) at statutory rate	(34)%	(34)%
Change in valuation allowance	34%	34%

Total income tax provision	–%	–%

Note 10 –	Commitments and Contingencies

At September 30, 2007, there is a legal action being pursued against the Company in which present and former owners of property are seeking damages for alleged soil, groundwater and other contamination, allegedly resulting from oil and gas operations of multiple companies in the Delhi Field in Richmond Parish, Louisiana over a time period exceeding fifty years.

Originally consisting of 14,000 acres when the field was discovered in 1952, the Company acquired its interest in leases covering 1,400 acres in 2007. As part of the acquisition terms, the Company agreed to indemnify predecessors in title, including its grantor, against ultimate damages related to the prior operations.

Maxim TEP, Inc.

Notes to the Consolidated Financial Statements

September 30, 2007

Note 10 –	Commitments and Contingencies (Continued)

Upon the Company’s purchase of its interest, a site specific trust account was established for property covered by its acquired interest. Discovery activity in the suit has only recently begun, and it is too early to predict the ultimate outcome, although the Company believes that it has meritorious defenses with regard to the plaintiffs’ claims with regard to the extent of its monetary exposure under its indemnity in favor of its predecessors in title. The Company intends to defend the suit vigorously through counsel retained in Louisiana for that purpose.

During September 2007, the Company executed an agreement with a consulting services firm to provide investor relations services for a period of up to 24 months. As consideration for their services, 4,599,692 shares of common stock are to be issued contingent on the Company becoming traded on a publicly listed exchange.

Note 11 –	Reporting by Business Segments

The Company has three operating segments: oil and natural gas production, drilling services and lateral drilling services. These segments are managed separately because of their distinctly different products, operating environments and capital expenditure requirements. The oil and natural gas production unit explores for, develops, produces and markets crude oil and natural gas, with all areas of operation in the United States. The drilling services unit provides drilling services for the Company’s subsidiaries and their working interest partners and to third parties. The lateral drilling services unit provides, lateral drilling services to third parties, sub-licenses the Company’s LHD Technology, and sells related LHD Technology equipment. Segment performance is evaluated based on operating income (loss), which represents results of operations before considering general corporate expenses, interest and debt expenses, other income (expense) and income taxes. The following is segment information as of and for the nine months ended September 30, 2007 and 2006:

	Nine Months Ended September 30,
	2007	2006
Revenues:
Oil and natural gas exploration and production	$2,439,398	$2,341,046
Drilling services	329,018	–
Lateral drilling services	400,000	377,500
Total	3,168,416	2,718,546
Operating income (loss):
Production and lease operating expenses	(10,017,273)	(4,438,409)
Drilling operating expenses	(497,470)	(217,730)
Costs attributable to license fees and related services	(505,080)	(350,380)
Total	(11,019,823)	(5,006,519)

Corporate expenses (1)	(4,793,696)	(5,069,333)
Alternative investment market fund raising activities	–	(2,221,813)
Impairment of investment	(1,065,712)	(179,400)
Warrant inducement expense	–	(10,934,480)
Penalties for late payments to operator	–	(1,752,501)
Interest expense, net	(5,792,616)	(3,155,116)
Loss on extinguishment of debt	–	(234,630)
Other miscellaneous income, net	15,640	77,656

Net loss	$(22,656,207))	$(28,476,136)

Maxim TEP, Inc.

Notes to the Consolidated Financial Statements

September 30, 2007

Note 11 –	Reporting by Business Segments (Continued)

	Nine Months Ended September 30,
	2007	2006

Depletion, depreciation and amortization:
Oil and natural gas exploration and production	$728,065	$805,987
Drilling services	5,465	26,608
Lateral drilling services	634,735	125,806
Other	37,786	34,105
Total	$1,406,051	$992,506

Impairment of oil and natural gas properties	$7,195,367	$1,994,202

Capital expenditures (2) :
Oil and natural gas exploration and production	$3,580,688	$10,244,171
Drilling services	–	1,756,073
Lateral drilling services	–	99,516
Other	17,578	75,281
Total	$3,598,266	$12,175,040

Total assets:
Oil and natural gas exploration and production	$24,767,941	$17,707,992
Drilling services	29,562	2,263,727
Lateral drilling services	5,391,129	6,475,742
Other	2,224,953	2,891,310
Total	$32,413,585	$29,338,771

(1)	Includes non-cash charges for the fair value of stock options granted to employees and non-employee directors for services of $664,140 and $1,089,305 in the 2007 and 2006 periods, respectively.
(2)	Includes capital expenditures for oil and natural gas properties, capital expenditures for property and equipment, change in oil and natural gas properties accrual, and purchase of intangible assets.

Note 12 –	Subsequent Events

During October 2007, the Company reacquired certain revenue sharing agreements comprising 4.36% in the aggregate on a certain seven wells located in the South Belridge field by granting 1,106,672 warrants with an exercise price of $0.75 per share.

During October 2007, the Company reacquired various working interests in certain wells located in the South Belridge field from several individuals. The purchase price consideration comprised offsetting $388,463 of joint interest billings owed to the Company, the issuance of $3,000,000 of 9% convertible notes payable maturing in October 2009, the issuance of 373,333 shares of common stock, and the granting of 1,000,000 warrants with an exercise price of $0.75 per share. The notes are convertible into common stock of the Company at a conversion rate of $0.75 per dollar of principal. Of the total of the convertible notes, common stock and warrants issued, $1,250,000, 209,999 shares of common stock and 562,000 warrants to acquire common stock at $0.75 per share, respectively, were issued to related parties.

During the fourth   quarter in 2007, total proceeds of approximately $1,250,000 were generated through private offerings of approximately 1,700,000 shares of the Company’s common stock.

Maxim TEP, Inc.

Notes to the Consolidated Financial Statements

September 30, 2007

Note 12 –	Subsequent Events (Continued)

During the fourth quarter of 2007, the Company borrowed an additional $1,000,000 from a related party at a 20% imputed interest rate, maturing in one year from the note date.

During the fourth quarter of 2007, the Company sold a 5% overriding royalty interests in the Days Creek oil and natural gas property to investors and granted to these investors 150,000 warrants with an exercise price of $0.75 per share, generating total proceeds of $500,000. Of this sale, a 2.5% overriding royalty interest and 75,000 warrants were granted to a related party for $250,000.

During the fourth quarter of 2007, the Company’s Chief Executive Officer stepped down and was replaced by a member of the Board of Directors. Furthermore, the Chief Financial Officer was reassigned to the position of Chief Operations Officer and his former position filled by an experienced and reputable third party.

During December 2007, the Company and Maxim TEP, PLC entered into negotiations to restructure its debt obligation totaling $37,408,772. Management believes that a final agreement will be reached in the first quarter of 2008.

During December 2007, the Board of Directors approved the increase in the number of shares of common stock of the Company available under the Plan from 15,000,000 to 30,000,000.

During January 2008, the Company restructured its management and terminated its Chief Operations Officer and Chief Information Officer in addition to certain employees whose positions had been combined with the remaining workforce.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Maxim TEP, Inc.

We have audited the accompanying consolidated balance sheets of Maxim TEP, Inc. (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, cash flows and stockholders’ deficit for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Maxim TEP, Inc. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred significant operating losses and negative cash flows from operations since inception, has a working capital deficiency, and is in default on certain of its debt obligation which raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with respect to this uncertainty are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Pannell Kerr Forster of Texas, P.C.
January 31, 2008 Houston, Texas

Maxim TEP, Inc.

Consolidated Balance Sheets

	December 31,
	2006	2005

Assets

Current assets
Cash and cash equivalents	$2,965,893	$149,543
Accounts receivable	468,080	809,540
Other receivable	477,688	89,480
Inventories	464,346	160,822
Prepayments to operator	3,694,739	–
Prepaid expenses and other current assets	205,087	280,092
Deferred financing costs, net	937,279	–

Total current assets	9,213,112	1,489,477

Oil and natural gas properties (successful efforts method of accounting)
Proved	21,146,409	10,568,756
Unproved	6,669,088	1,611,310
	27,815,497	12,180,066

Less accumulated depletion, depreciation and amortization	(2,005,235)	(706,153)

Oil and natural gas properties, net	25,810,262	11,473,913

Property and equipment
Land	112,961	112,961
Buildings	240,500	140,000
Leasehold improvements	244,026	58,461
Office equipment and computers	68,198	52,679
Furniture and fixtures	205,749	146,822
Field service vehicles and equipment	621,763	178,700
Drilling equipment	215,868	188,515

	1,709,065	878,138

Less accumulated depreciation	(154,867)	(43,256)

Property and equipment, net	1,554,198	834,882

Intangible assets, net	5,727,615	1,315,000

Other assets	2,007,500	482,910

Total assets	$44,312,687	$15,596,182

See accompanying notes to consolidated financial statements

Maxim TEP, Inc.

Consolidated Balance Sheets (Continued)

	December 31,
	2006	2005

Liabilities and Stockholders’ Deficit

Current liabilities
Accounts payable	$1,280,004	$939,266
Accounts payable to operators	103,802	5,620,791
Accrued payroll and related taxes and benefits	1,204,845	1,290,986
Accrued liabilities	1,144,906	963,381
Current maturity of notes payable, net of discount	38,638,247	572,283
Current maturities of notes payable, related parties, net of discount	3,650,000	529,917

Total current liabilities	46,021,804	9,916,624

Notes payable, net of current maturities	6,000,000	1,200,000
Notes payable, related parties, net of current maturities	700,000	700,000
Production payment payable	6,714,356	6,275,000
Deferred revenue	85,000	195,000
Asset retirement obligation	1,777,435	779,484

Total liabilities	61,298,595	19,066,108

Commitments and contingencies	–	–

Stockholders’ deficit
Preferred stock, $0.00001 par value; 50,000,000 shares authorized; zero shares issued and outstanding	–	–
Common stock, $0.00001 par value; 250,000,000 shares authorized; 77,146,581 and 44,327,940 shares issued and 76,813,248 and 44,327,940 shares outstanding at December 31, 2006 and 2005, respectively	771	443
Additional paid-in capital	42,521,892	19,167,293
Deferred stock based compensation	–	(201,600)
Accumulated deficit	(59,258,571)	(22,436,062)
Treasury stock, at cost (333,333 and 0 shares at December 31, 2006 and 2005, respectively)	(250,000)	–

Total stockholders’ deficit	(16,985,908)	(3,469,926)

Total liabilities and stockholders’ deficit	$44,312,687	$15,596,182

See accompanying notes to consolidated financial statements

Maxim TEP, Inc.

Consolidated Statements of Operations

	Year Ended December 31,
	2006	2005

Revenues
Oil and natural gas revenues	$2,979,219	$713,239
Drilling revenues	66,344	–
License fees, royalties and related services	377,500	1,330,603

Total revenues	3,423,063	2,043,842

Cost and expenses
Production and lease operating expenses	1,725,211	342,364
Drilling operating expenses	324,628	–
Costs attributable to license fees and related services	616,496	1,425,366
Exploration costs	882,884	763,428
Revenue sharing royalties	389,757	276,235
Depletion, depreciation and amortization	1,760,401	741,442
Impairment of oil and natural gas properties	4,843,688	6,330,320
Impairment of investment	179,400	97,600
Penalties for late payments to operator	(2,152,501)	–
Loss on disposal of rigs	(768,205)	–
Accretion of asset retirement obligation	107,596	14,299
Alternative investment market fund raising activities	2,666,587	142,542
General and administrative expenses	8,157,225	6,435,982

Total cost and expenses	24,574,579	16,569,578

Loss from operations	(21,151,516)	(14,525,736)

Other income (expense)
Gain on lawsuit settlements, net	–	799,458
Warrant inducement expense	(10,934,480)	–
Interest expense, net	(4,468,373)	(3,737,158)
Loss on early extinguishment of debt	(234,630)	(455,410)
Other miscellaneous expense, net	(33,510)	(3,683)

Total other expense, net	(15,670,993)	(3,396,793)

Net loss	$(36,822,509)	$(17,922,529)

Net loss per common share
Basic and diluted	$(0.53)	$(0.60)

Weighted average common shares outstanding:
Basic and diluted	69,760,828	30,077,241

See accompanying notes to consolidated financial statements

Maxim TEP, Inc.

Consolidated Statements of Stockholders’ Deficit

For the Years Ended December 31, 2006 and 2005

	Common Stock		Additional Paid-In	Deferred Stock Based	Accumulated	Treasury	Total Stockholders’
	Shares	Amount	Capital	Compensation	Deficit	Stock	Deficit

Balance at December 31, 2004	28,217,462	$282	$3,612,709	$–	$(4,513,533)	$–	$(900,542)

Common stock issued for cash	6,030,878	60	4,523,095	–	–	–	4,523,155

Common stock issued for services	1,711,500	17	1,283,608	–	–	–	1,283,625

Common stock issued upon the exercise of options	400,000	4	299,996	–	–	–	300,000

Common stock issued upon the exercise of warrants	377,500	4	283,121	–	–	–	283,125

Common stock issued upon the conversion of debt and interest	7,590,600	76	5,692,874	–	–	–	5,692,950

Common stock offering costs	–	–	(322,781)	–	–	–	(322,781)

Warrants granted in connection
with the issuance of common stock	–	–	322,781	–	–	–	322,781

Common stock warrants granted in connection with notes payable	–	–	162,336	–	–	–	162,336

Common stock warrants granted in connection with notes payable, related parties	–	–	650,412	–	–	–	650,412

Common stock warrants granted to extend notes payable terms	–	–	25,330	–	–	–	25,330

Common stock warrants granted in connection with the execution of revenue sharing agreements	–	–	26,754	–	–	–	26,754

Common stock warrants granted in connection with the sale of well bores	–	–	63,232	–	–	–	63,232

See accompanying notes to consolidated financial statements

Maxim TEP, Inc.

Consolidated Statements of Stockholders’ Deficit (Continued)

For the Years Ended December 31, 2006 and 2005

	Common Stock		Additional Paid-In	Deferred Stock Based	Accumulated	Treasury	Total Stockholders’
	Shares	Amount	Capital	Compensation	Deficit	Stock	Deficit

Common stock warrants granted for services	–	$–	$1,082,825	$–	$–	$–	$1,082,825

Stock based compensation - options	–	–	1,232,000	(1,232,000)	–	–	–

Amortization of stock based compensation - options	–	–	–	1,030,400	–	–	1,030,400

Beneficiay conversion feature in connection with convertible notes payable, related party	–	–	29,860	–	–	–	29,860

Beneficiary conversion feature in connection with convertible notes payable	–	–	199,141	–	–	–	199,141

Net loss	–	–	–	–	(17,922,529)	–	(17,922,529)

Balance at December 31, 2005	44,327,940	443	19,167,293	(201,600)	(22,436,062)	–	(3,469,926)

Deferred compensation reversal related to adoption of SFAS No.123(R)	–	–	(201,600)	201,600	–	–	–

Common stock issued for cash	6,760,865	68	5,050,582	–	–	–	5,050,650

Common stock issued for services	2,011,500	20	1,508,605	–	–	–	1,508,625

Common stock issued to purchase intellectual assets	1,000,000	10	749,990	–	–	–	750,000

Common stock issued in exchange for cancellation of warrants	18,305,545	183	10,934,297	–	–	–	10,934,480

See accompanying notes to consolidated financial statements

Maxim TEP, Inc.

Consolidated Statements of Stockholders’ Deficit (Continued)

For the Years Ended December 31, 2006 and 2005

	Common Stock		Additional Paid-In	Deferred Stock Based	Accumulated	Treasury	Total Stockholders’
	Shares	Amount	Capital	Compensation	Deficit	Stock	Deficit

Common stock issued upon the conversion of debt and interest	3,407,398	$34	$2,555,513	$–	$–	$–	$2,555,547

Common stock issued to settle penalty fees	1,333,333	13	999,987	–	–	–	1,000,000

Purchase of common stock, 333,333 shares, at cost	–	–	–	–	–	(250,000)	(250,000)

Common stock offering costs	–	–	(176,184)	–	–	–	(176,184)

Common stock warrants granted in connection with the issuance of common stock	–	–	176,184	–	–	–	176,184

Common stock warrants granted in connection with notes payable	–	–	102,111	–	–	–	102,111

Common stock warrants granted in connection with notes payable, related parties	–	–	86,942	–	–	–	86,942

Common stock warrants granted for services	–	–	443,352	–	–	–	443,352

Cancellation of common stock warrants	–	–	(9,855)	–	–	–	(9,855)

Stock based compensation - options	–	–	1,134,675	–	–	–	1,134,675

Net loss	–	–	–	–	(36,822,509)	–	(36,822,509)

Balance at December 31, 2006	77,146,581	$771	$42,521,892	$–	$(59,258,571)	$(250,000)	$(16,985,908)

See accompanying notes to consolidated financial statements

Maxim TEP, Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2006	2005

Cash flows from operating activities:
Net loss	$(36,822,509)	$(17,922,529)
Adjustments to reconcile net loss to net
cash used in operating activities:
Depletion, depreciation and amortization	1,760,401	741,442
Accretion of asset retirement obligation	107,596	14,299
Gain on lawsuit settlements	–	(399,458)
Loss on disposal of assets	768,205	–
Impairment of oil and natural gas properties	4,843,688	6,330,320
Impairment of investment	179,400	97,600
Amortization of debt discount	334,761	1,000,247
Amortization of deferred financing costs	2,015,609	2,189,192
Loss on early extinguishment of debt	234,630	455,410
Common stock issued to settle penalty fees	1,000,000	–
Common stock issued for services	1,508,625	1,283,625
Common stock warrants granted to non-employees for services	248,145	236,500
Common stock warrants granted to extend notes payable terms	–	25,330
Stock based compensation-options	1,134,675	1,030,400
Warrant inducement expense	10,934,480	–
Revenue sharing agreements exchanged for services	–	649,380

Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	341,461	(809,234)
Other receivable	(244,235)	(9,413)
Inventories	(303,524)	(149,008)
Prepaid expenses and other current assets	19,984	38,317
Accounts payable	340,738	827,422
Accounts payable to operators	(224,007)	327,369
Accrued payroll and related taxes and benefits	(86,141)	674,311
Accrued liabilities	452,076	816,629
Deferred revenue	(110,000)	195,000

Net cash used in operating activities	(11,565,942)	(2,356,849)

Cash flows from investing activities:
Acquisition of oil and natural gas properties	(6,599,263)	(8,487,818)
Capital expenditures for oil and natural gas properties	(7,669,068)	(13,179,150)
Capital expenditures for property and equipment	(2,254,380)	(236,185)
Proceeds from sale of assets	1,558,829	–
Change in oil and natural gas properties accrual and prepayments	(8,987,721)	5,292,982
Proceeds from sale of oil and natural gas well bores	–	2,500,000
Proceeds from sale of net revenue interests and sharing agreements	–	210,000
Purchase of intangible assets	(250,000)	(1,397,600)
Investment in other assets	(1,535,712)	(410,610)
Investment in certificates of deposit	(339,000)	(15,000)

Net cash used in investing activities	(26,076,315)	(15,723,381)

See accompanying notes to consolidated financial statements

Maxim TEP, Inc.

Consolidated Statements of Cash Flows (Continued)

	Year Ended December 31,
	2006	2005

Cash flows from financing activities:
Proceeds from borrowings, production payment payable	222,000	6,275,000
Payment on production payment payable	(55,338)	–
Proceeds from issuance of notes payable	39,197,772	2,990,000
Payments on notes payable	(644,525)	(305,000)
Proceeds from issuance of notes payable, related parties	319,472	4,543,000
Payments on notes payable, related parties	(657,805)	(264,041)
Payment of financing costs	(2,723,619)	(884,023)
Purchase of treasury stock	(250,000)	–
Proceeds from issuance of common stock	$5,050,650	$4,523,155
Proceeds from exercise of common stock options and warrants	–	583,125

Net cash provided by financing activities	40,458,607	17,461,216

Increase (decrease) in cash and cash equivalents	2,816,350	(619,014)

Cash and cash equivalents at beginning of year	149,543	768,557

Cash and cash equivalents at end of year	$2,965,893	$149,543

Supplemental cash flow disclosures:
Cash paid for interest, net of amounts capitalized	$1,825,574	$52,448

Non cash financing and investing activities:
Notes payable exchanged for common stock	$2,517,792	$5,570,209
Accrued interest exchanged for common stock	$37,755	$122,741
Note payable exchanged for working interest in oil and natural gas well bores	$–	$500,000
Asset retirement obligation incurred	$890,355	$727,603
Intangible asset purchased with common stock	$750,000	$–
Notes payable, related party, issued to acquire intellectual property	$3,650,000	$–
Notes payable issued in connection with acquisition of oil and natural gas property	$6,000,000	$–
Property and equipment purchased with note payable	$500,000	$–
Common stock warrants granted in connection with notes payable	$102,111	$162,336
Common stock warrants granted in connection with notes payable, related parties	$86,942	$650,412
Common stock warrants granted in connection with revenue s haring agreements	$–	$26,754
Common stock warrants granted in connection with sale of well bores	$–	$63,232
Common stock warrants granted as offering costs	$176,184	$322,781
Beneficial conversion feature in connection with convertible debt	$–	$199,141
Beneficial conversion feature in connection with convertible debt, related party	$–	$29,860
Revenue sharing agreements entered in connection with notes payable	$108,663	$134,151
Revenue sharing agreements entered in connection with notes payable, related parties	$–	$749

See accompanying notes to consolidated financial statements

Maxim TEP, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2006

Note 1 –	Financial Statement Presentation

Organization and nature of operations

Maxim TEP, Inc. was formed in 2004 as a Texas corporation to acquire, develop, produce and exploit oil and natural gas properties. Maxim Energy, Inc., Maxim TEP, Inc.’s predecessor, founded in 2003, was merged into Maxim TEP, Inc. in 2004. Maxim TEP, Inc. and its wholly owned subsidiaries (collectively referred to as the “Company”) have a patented technology for horizontal lateral drilling, the Landers’ Horizontal Drilling Technology (“LHD Technology”), a secondary enhancement technique designed to open lateral channels extending radially from the well bore or horizontally into the oil and natural gas reservoir. The Company’s major oil and natural gas properties are located in California, Kentucky, Arkansas, Louisiana, Kansas and New Mexico. The Company’s executive offices are located in The Woodlands, Texas.

Going concern

As presented in the financial statements, the Company has incurred a net loss of $ 36,822,509 and $ 17,922,529 during the years ended December 31, 2006 and 2005, respectively, and losses are expected to continue in the near term. Current liabilities exceeded current assets by $36,808,692   and $8,427,147 at December 31, 2006 and 2005, respectively, and the accumulated deficit is $ 59,258,571 and $ 22,436,062 at December 31, 2006 and 2005, respectively. Amounts outstanding and payable to creditors are in arrears and the Company is in negotiations with certain creditors to obtain extensions and settlements of outstanding amounts. The Company is currently in default on certain of its debt obligations and the Company has no future borrowings or funding sources available under existing financing arrangements. Management anticipates that significant additional capital expenditures will be necessary to develop the Company’s oil and natural gas properties, which consist primarily of proved reserves that are non-producing, before significant positive operating cash flows will be achieved.

Management's plans to alleviate these conditions include the renegotiation of certain trade payables, settlements of debt amounts with stock, deferral of certain scheduled payments, and sales of certain non-core properties, as considered necessary. In addition, management is pursuing business partnering arrangements for the acquisition and development of its properties as well as debt and equity funding through private placements. Without outside investment from the sale of equity securities, debt financing or partnering with other oil and natural gas companies, operating activities and overhead expenses will be reduced to a pace that available operating cash flows will support.

The accompanying financial statements are prepared as if the Company will continue as a going concern. The financial statements do not contain adjustments, including adjustments to recorded assets and liabilities, which might be necessary if the Company were unable to continue as a going concern.

Note 2 –	Summary of Significant Accounting Policies

Principles of consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries after elimination of all material intercompany balances and transactions. Investments in entities in which the Company has a controlling interest are consolidated for financial reporting purposes. Investments in entities in which the Company does not have a controlling interest are accounted for under either the equity method or cost method of accounting, as appropriate. These investments are regularly reviewed for impairment and propriety of current accounting treatment.

Maxim TEP, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2006

Note 2 –	Summary of Significant Accounting Policies (Continued)

Cash and cash equivalents

The Company considers all highly liquid investments, including money market accounts, with maturities of three months or less at the time of purchase to be cash and cash equivalents.

Concentration of credit risk

The Company maintains its cash with major U.S. banks. From time to time, cash amounts may exceed the federally insured limit of $100,000. The terms of these deposits are on demand to minimize risk. Historically, the Company has not incurred losses related to these deposits.

Other financial instruments which potentially subject the Company to concentration of credit risk consist primarily of oil and natural gas sales receivables. For oil and natural gas properties in which the Company is not the operator, oil and natural gas receivables consist of amounts due from the outside operator. The outside operator sells the Company’s share of oil and natural gas to third party purchasers and remits amounts collected to the Company. For oil and natural gas properties in which the Company is the operator, oil and natural gas receivables consist of amounts collectible from purchasers of oil and natural gas sold. None of the Company’s oil and natural gas receivables are collateralized. For the year ended December 31, 2006, the Company had one customer and one outside operator that accounted for 51% and 47%, respectively, of total oil and natural gas revenues. For the year ended December 31, 2005, one outside operator represented 97% of total oil and natural gas revenues.

An allowance for doubtful accounts is recorded when it is determined that a customer or operator’s or purchaser’s account is not realizable in whole or in part. As of December 31, 2006 and 2005, the Company has not recorded any bad debt expense nor has it been required to record an allowance for doubtful accounts.

Accounting estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods reported. Actual results could differ from these estimates.

Significant estimates include volumes of oil and natural gas reserves used in calculating depletion of proved oil and natural gas properties, future net revenues and abandonment obligations, impairment of proved and unproved properties, future income taxes and related assets and liabilities, the fair value of various common stock, warrants and option transactions, and contingencies. Oil and natural gas reserve estimates, which are the basis for unit-of-production depletion and the calculation of impairment, have numerous inherent uncertainties. The accuracy of any reserve estimate is a function of the quality of available data, the engineering and geological interpretation and judgment. Results of drilling, testing and production subsequent to the date of the estimate may justify revision of such estimate. Accordingly, reserve estimates are often different from the quantities of oil and natural gas that are ultimately recovered.

Maxim TEP, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2006

Note 2 –	Summary of Significant Accounting Policies (Continued)

Accounting estimates (continued)

In addition, reserve estimates are vulnerable to changes in wellhead prices of crude oil and natural gas. Such prices have been volatile in the past and can be expected to be volatile in the future.

These significant estimates are based on current assumptions that may be materially effected by changes to future economic conditions such as the market prices received for sales of volumes of oil and natural gas, interest rates, the fair value of the Company’s common stock and corresponding volatility, and the Company’s ability to generate future taxable income. Future changes to these assumptions may affect these significant estimates materially in the near term.

Inventories

Inventories consist primarily of lateral rigs, drill pipe, spare parts, and other materials used in exploration and producing activities, and are valued at the lower of cost or market.

Deferred financing costs, net

Financing costs incurred related to the Company’s various debt transactions are capitalized as incurred and are amortized over the life of underlying loans using the effective interest method.

Oil and natural gas properties

The Company accounts for its oil and natural gas operations using the successful efforts method of accounting. Under this method, all costs associated with property acquisitions, successful exploratory wells, all development wells, including dry hole development wells, and asset retirement obligation assets are capitalized. Additionally, interest is capitalized while wells are being drilled and the underlying property is in development. Costs of exploratory wells are capitalized pending determination of whether each well has resulted in the discovery of proved reserves. Oil and natural gas mineral leasehold costs are capitalized as incurred. Items charged to expense generally include geological and geophysical costs, costs of unsuccessful exploratory wells, and oil and natural gas production costs. Capitalized costs of proved properties including associated salvage are depleted on a well-by-well or field-by-field (common reservoir) basis using the units-of-production method based upon proved producing oil and natural gas reserves. Oil and natural gas properties are also subject to impairment at each reporting period. Unproved property costs are excluded from depletable costs until the related properties are developed. See oil and natural gas property discussed in detail in Note 3 and impairment discussed in “Long-lived assets and intangible assets” below.

Property and equipment

Property and equipment are recorded at cost. Cost of repairs and maintenance are expensed as they are incurred. Major repairs that extend the useful life of equipment are capitalized and depreciated over the remaining estimated useful life. When property and equipment are sold or otherwise disposed, the related costs and accumulated depreciation are removed from the respective accounts and the gains or losses realized on the disposition are reflected in operations. The Company uses the straight-line method in computing depreciation for financial reporting purposes.

Maxim TEP, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2006

Note 2 –	Summary of Significant Accounting Policies (Continued)

Property and equipment (continued)

During the year ended December 31, 2006, the Company disposed of rigs that it had originally acquired for drilling purposes. Proceeds of $1,558,829 were received and a loss of $768,205 was recorded on the disposal.

Estimated useful lives of property and equipment are as follows:

Buildings	15-20 years
Leasehold improvements	Lease term (5 years)
Field service vehicles and equipment	3-10 years
Drilling equipment	5-10 years
Office equipment and computers	3-7 years
Furniture and fixtures	5 years

Long-lived assets and intangible assets

The Company accounts for intangible assets in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, "Accounting for Goodwill and Other Intangible Assets .” Intangible assets that have defined lives are subject to amortization over the useful life of the assets. Intangible assets held having no contractual factors or other factors limiting the useful life of the asset are not subject to amortization.

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with SFAS No. 144, “ Accounting for the Impairment and Disposal of Long-Lived Assets . ” If the carrying amount of the asset, including any intangible assets associated with that asset, exceeds its estimated future undiscounted net cash flows, the Company will recognize an impairment loss equal to the difference between its carrying amount and its estimated fair value. The fair value used to calculate the impairment for a producing oil and natural gas field is first determined by comparing the undiscounted future net cash flows associated with total proved properties to the carrying value of the underlying evaluated property. If the cost of the underlying evaluated property is in excess of the undiscounted future net cash flows, the future net cash flows are used discounted at 10% to determine the amount of impairment.

For unproved property costs, management reviews these investments for impairment on a property-by-property basis at each reporting period or if a triggering event should occur that may suggest that an impairment may be required.

Accordingly, the Company recorded $ 4,843,688 and $ 6,330,320 as impairment of proved oil and natural gas properties and related equipment during the years ended December 31, 2006 and 2005, respectively. Using the prices in effect and estimated proved reserves on December 31, 2006, the after-tax write-down would have been approximately $5.3 million, had we not taken into account subsequent improvements in oil and natural gas prices. Because of the volatility of oil and natural gas prices, no assurance can be given that we will not experience a write-down in future periods. There was no impairment of unproved properties required at December 31, 2006 and 2005.

Maxim TEP, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2006

Note 2 –	Summary of Significant Accounting Policies (Continued)

Asset retirement obligation

SFAS No. 143, “ Accounting for Asset Retirement Obligations,” requires that the fair value of the liability for asset retirement costs be recognized in an entity’s balance sheet, as both a liability and an increase in the carrying values of such assets, in the periods in which such liabilities can be reasonably estimated. The present value of the estimated future asset retirement obligation (“ARO”), as of the date of acquisition or the date at which a successful well is drilled, is capitalized as part of the costs of proved oil and natural gas properties and recorded as a liability. The asset retirement costs are depleted over the production life of the oil and natural gas property on a unit-of-production basis.

The ARO is recorded at fair value and accretion expense is recognized as the discounted liability is accreted to its expected settlement value. The fair value of the ARO asset and liability is measured by using expected future cash outflows discounted at the Company’s credit adjusted risk free interest rate.

Amounts incurred to settle plugging and abandonment obligations that are either less than or greater than amounts accrued are recorded as a gain or loss in current operations.

The following table is a reconciliation of the ARO liability for the years ended December 31:

	2006	2005

Asset retirement obligation at beginning of year	$779,484	$37,582
Liabilities incurred	609,614	727,603
Revisions to previous estimates	280,741	–
Accretion expense	107,596	14,299

Asset retirement obligation at end of year	$1,777,435	$779,484

Revenue recognition

The Company recognizes oil and natural gas revenues when sold. Volumes sold are not materially different than volumes produced.

The Company recognizes drilling revenues when services are performed and earned.

The Company recognizes revenue from issuing sublicenses for the right to use the Company’s LHD Technology and from the sale of specifically constructed lateral drilling rigs and related rig service parts required by the licensees to utilize the LHD Technology. Revenue from license fees is recognized over the term of the license agreement. For license agreements entered into that have an indefinite term, revenue is earned and recorded at closing, subject to the credit worthiness of the licensee if credit terms are offered. License royalty revenue is recognized when licensees drill wells that utilize LHD Technology and a royalty is earned. Revenue generated from the sale of rigs and rig service parts is recognized upon delivery.

Maxim TEP, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2006

Note 2 –	Summary of Significant Accounting Policies (Continued)

Financial instruments

The Company’s financial instruments consist of cash, receivables, payables and various debt instruments. The carrying amount of cash, receivables and payables approximates fair value because of the short-term nature of these items. The Company’s various debt instruments approximate fair value as the underlying interest rates are commensurate with debt instruments carrying similar credit risk and maturity terms.

Income taxes

The Company accounts for income taxes in accordance with the provisions of SFAS No. 109, “ Accounting for Income Taxes .” Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. Deferred tax assets include tax loss and credit carryforwards and are reduced by a valuation allowance if, based on available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Stock based compensation

Beginning January 1, 2006, the Company adopted SFAS No. 123(R), “Accounting for Stock Based Compensation,” to account for its Incentive Compensation Plan (the “2005 Incentive Plan”). Prior to January 1, 2006, the Company followed the provisions of SFAS No. 123. SFAS No. 123(R) requires all share-based payments to employees (which includes non-employee Board of Directors), including employee stock options, warrants and restricted stock, be measured at the fair value of the award and expensed over the requisite service period (generally the vesting period). The fair value of common stock options or warrants granted to employees is estimated at the date of grant using the Black-Scholes option pricing model by using the historical volatility of a comparable public company. The calculation also takes into account the common stock fair market value at the grant date, the exercise price, the expected life of the common stock option or warrant, the dividend yield and the risk-free interest rate.

Amortization of the calculated value of non-vested stock grants was accounted for as a charge to non-cash compensation and an increase in additional paid-in-capital over the requisite service period. With the adoption of SFAS No. 123(R), the Company offset the remaining unamortized deferred compensation balance ($201,600 at December 31, 2005) in stockholders’ deficit against additional paid-in-capital. Amortization of the remaining unamortized balance will continue under SFAS No. 123(R) as described above.

Under the 2005 Incentive Plan, the Company from time to time may issue stock options, warrants and restricted stock to acquire goods or services from third parties. Restricted stock, options or warrants issued to other than employees or directors are recorded on the basis of their fair value, which is measured as of the date required by Emerging Issues Task Force (“EITF”) Issue 96-18, “ Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” In accordance with EITF 96-18, the options or warrants are valued using the Black-Scholes model on the basis of the market price of the underlying equity instrument on the “valuation date,” which for options and warrants related to contracts that have substantial disincentives to non-performance, is the date of the contract, and for all other contracts is the vesting date. Expense related to the options and warrants is recognized on a straight-line basis over the shorter of the period over which services are to be received or the vesting period.

Maxim TEP, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2006

Note 2 –	Summary of Significant Accounting Policies (Continued)

Earnings per share

Basic earnings per share is computed using the weighted average number of common shares outstanding. Diluted earnings per share reflects the potential dilutive effects of common stock equivalents such as options, warrants and convertible securities. Due to the Company incurring a net loss during the years ended December 31, 2006 and 2005, basic and diluted loss per share are the same as all potentially dilutive common stock equivalents are antidilutive.

Unimplemented accounting pronouncements

During September 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, “ Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109 ,” (“FIN 48”) which provides guidance for the recognition and measurement of a tax position taken or expected to be taken in a tax return. Under FIN 48, the Company is required to determine whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. If the tax position meets the “more likely than not” recognition threshold, it is then measured and recorded at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement.   Management evaluated the provisions of FIN 48 and determined that there was no impact.

During September 2006, the FASB issued SFAS No. 157, “ Fair Value Measurements”. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements, where fair value has been determined to be the relevant measurement attribute. This statement is effective for financial statements of fiscal years beginning after November 15, 2007. Management is evaluating the impact that this guidance may have on the consolidated financial statements.

In September 2006, the FASB issued SFAS No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” This statement SFAS No. 87, “Employers' Accounting for Pensions,” SFAS No. 88,  “ Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits ,” FASB Statement No. 106, “Employers' Accounting for Postretirement Benefits Other Than Pensions,” and SFAS No. 132 (revised 2003) ,“ Employers’ Disclosures about Pensions and Other Postretirement Benefits,” and other related accounting literature. SFAS No. 158 requires an employer to recognize the over-funded or under-funded status of a defined benefit postretirement plan (other than a multi-employer plan) as an asset or liability in its statement of financial position and to recognize changes in the funded status in the year in which the changes occur through comprehensive income. This statement also requires employers to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions.   Employers with publicly traded equity securities are required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. The Company currently has no defined benefit or other postretirement plans subject to this standard.

Maxim TEP, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2006

Note 2 –	Summary of Significant Accounting Policies (Continued)

Unimplemented accounting pronouncements (continued)

During February 2007, the FASB issued SFAS No. 159, “ The Fair Value Option for Financial Assets and Financial Liabilities including an amendment of FASB Statement No. 115 .” The new standard permits an entity to make an irrevocable election to measure most financial assets and financial liabilities at fair value. The fair value option may be elected on an instrument-by-instrument basis, with a few exceptions, as long as it is applied to the instrument in its entirety. Changes in fair value would be recorded in income. SFAS No. 159 establishes presentation and disclosure requirements intended to help financial statement users understand the effect of the entity’s election on earnings. SFAS No. 159 is effective as of the beginning of the first fiscal year beginning after November 15, 2007. Early adoption is permitted. Management is evaluating the impact that this guidance may have on the consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, “ Noncontrolling Interests in Consolidated Financial Statement—amendments of ARB No. 51.”      SFAS No. 160 states that accounting and reporting for minority interests will be recharacterized as noncontrolling interests and classified as a component of equity.  The statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.  SFAS No. 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary.  This statement is effective as of the beginning of an entity’s first fiscal year beginning after December 15, 2008.

Note 3 –	Oil and Natural Gas Properties

Kentucky

Effective March 2004, the Company, as operator, acquired working interests in various leases and underlying mineral rights covering approximately 3,000 acres in Muhlenberg County, Kentucky, for approximately $246,500. This property had eight producing wells with minimal production and also contains various development opportunities. The lease conveys the outstanding overriding royalty interests, royalty interest and working interest to the Company, except for a one-sixteenth (1/16 th ) overriding royalty interest which is reserved by the seller according to the purchase agreement. The overriding royalty interests, royalty interest and working interest vary by well location and lease. At December 31, 2006, the Company has decided to shut-in these existing depleted wells and pursue plugging these wells as cash flows will permit, beginning in 2008, in preparation for a new drilling program.

Oklahoma

During 2004, the Company and Metro Energy Group, Inc. (“Metro”) entered into an Area of Mutual Interest and Drilling Program Agreement (the “AMI/DP Agreement”). The AMI/DP Agreement stipulated that Metro will be the program manager and operator of the leases and all drilling. The Company was obligated to fund 100% of the drilling and completion costs of each well in the drilling program. During late 2004, due to various mechanical failures encountered while completing workovers on the initial four wells, the wells were abandoned, deemed to have no future benefit to the Company and fully impaired.

Maxim TEP, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2006

Note 3 –	Oil and Natural Gas Properties (Continued)

Oklahoma (continued)

During 2005, the Company and Metro agreed to a settlement in which the Company received $500,000 in cash and a 100% working interest (81.25% net revenue interest (“NRI”)) in an approximate 640 acre oil and natural gas lease located in Barber County, Kansas which had a fair value of $250,000. Simultaneously, the AMI/DP Agreement dated July 26, 2004 between the Company and Metro was terminated and the Company no longer has any rights or claims under such agreement (see Note 13).

California

During December 2004, the Company and Orchard Petroleum Inc. (“Orchard”) executed an agreement to jointly develop the 960-acre “Sledge Hamar” prospect, in the South Belridge Field located in Kern County, California. An option agreement was executed by and between the Company and Orchard for which the Company paid $600,000 during 2004 to Orchard for an exclusive right to enter into an Area of Mutual Interest and Joint Participation Agreement that was to expire on January 31, 2005, when a closing payment of $1,520,000 would be due.

An extension of the option agreement was executed on January 31, 2005. The Area of Mutual Interest and Joint Participation Agreement was executed on February 4, 2005 and the closing payment of $1,520,000 was made, of which $400,000 was applied to the Company’s drilling cost commitment.

The agreement provided that for the initial investment and a commitment to fund 100% of the first $28.5 million costs of certain drilling operations, the Company will earn a 75% working interest of Orchard’s working interest in the Sledge Hamar prospect.

Further fundings of the drilling program to the extent amounts are in excess of $28.5 million will be shared by the Company and Orchard at their working interest percentages of 75% and 25%, respectively. During June 2006, the Company reached an agreement with Orchard regarding the future development of its California property, that in exchange for a 25% working interest in the remaining acreage to be developed in the Sledge Hamar prospect, the promotion of capital expenditures to be funded 100% by the Company was reduced to $23.5 million. As of December 31, 2006 and 2005, the Company has funded approximately $23.5 million and $10.1 million, respectively, of its Joint Participation Agreement commitment, and at December 31, 2006, a total of $3,694,739 of that funding has been recorded as current assets representing a prepayment to Orchard. The prepayment was subsequently applied to the Joint Participation Agreement commitment for future wells to be drilled in 2007. In early 2007, the Company paid $500,000 for a 50% working interest in 600 acres of section 18 which is adjacent to the original 960 acre prospect.

During 2006, as a result of late payments to Orchard, the Company made several cash payments totaling $1,152,501 and issued 1,333,333 shares of company common stock to Orchard as late fees. The fair market value of the underlying common stock on the date of issuance was $0.75 per share with a total fair value of $1,000,000 (see Note 9). The Company recorded a total of $2,152,501 as penalties for late payments to operator to account for the late fees paid to Orchard during the year ended December 31, 2006.

Maxim TEP, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2006

Note 3 –	Oil and Natural Gas Properties (Continued)

Louisiana

On December 22, 2005, the Company entered into a Definitive Asset Purchase Agreement with Ergon Exploration, Inc. (“Ergon”) to acquire certain land, buildings, oil and natural gas mineral interests and wells, equipment, and improvements located in the Monroe Gas Field, in Union Parish, Louisiana covering approximately 22,000 acres. The Company recorded a total purchase price of $7,367,818, of which $6,250,000 was funded through a production payment payable (see Note 6). The purchase price was allocated to the assets acquired and the liabilities assumed based on management’s estimate of their fair value on the date of acquisition.

The Ergon purchase price allocation to the respective assets and liabilities acquired is as follows:

Other receivable	$80,066
Inventories	11,814
Oil and natural gas properties	7,355,297
Property and equipment	451,161
Liabilities assumed	(80,066)
Asset retirement obligation	(450,454)

Purchase price	$7,367,818

The operating results of this acquisition are included in the Company’s consolidated financial statements since the date of acquisition. Revenues and direct operating expenses for this acquisition for the two years ended December 31, 2006 were as follows:

	2006	2005
		(Unaudited)

Oil and natural gas revenues	$1,525,424	$2,011,217
Direct operating expenses	896,843	676,198

	$628,581	$1,335,019

In addition, during September 2006, the Company executed a purchase and sale agreement with McGowan Working Partners, Inc., to purchase 100% of the membership interests in Delhi Oil and Gas, LLC (“Delhi”). The transaction was closed in December 2006. In conjunction with the acquisition, the Company entered into a separate purchase and sale agreement with a third party, RF Petroleum LA1, LLC (“RF Petroleum LA1”) to convey a 15% ownership interest in the surface and oil and natural gas leasehold in the Delhi Field if RF Petroleum LA1 put up a non-refundable down payment of $640,000. Upon execution of these two purchase and sale agreements, the Company was conveyed an 80.771% working interest and a 70.594% NRI in the Delhi Field covering approximately 1,400 acres in Richland Parish, Louisiana for a net total purchase price of $5,789,391 including legal fees.

The Delhi purchase price allocation to the respective assets and liabilities acquired is as follows:

Other receivable	$39,898
Oil and natural gas properties	5,696,857
Property and equipment	355,000
Liabilities assumed	(39,898)
Asset retirement obligation	(262,466)

Purchase price	$5,789,391

Maxim TEP, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2006

Note 3 –	Oil and Natural Gas Properties (Continued)

Kansas

As a result of a Settlement Agreement effective December 20, 2005 (see Note 13) between the Company and Metro, Metro assigned by a quick claim assignment to the Company a 100% working interest and a 81.25% NRI in certain oil and natural gas leases located in Barber County, Kansas covering approximately 640 acres. The value of the property was determined to be $250,000 based on management’s estimate of its fair value on the date of assignment.

Arkansas

During November 2006, the Company entered into a purchase and sale agreement to acquire a 100% working interest (75% NRI) in oil and natural gas properties in Days Creek Field Unit (“Days Creek”) located in Miller County, Arkansas. In conjunction with the acquisition, the Company entered into a separate purchase and sale agreement with a third party, RF Petroleum AR1, LLC (“RF Petroleum AR1”), to convey a 15% ownership interest in all oil, natural gas and other mineral interest, equipment, and other interests in the Days Creek Field if RF Petroleum AR1 put up the non-refundable down payment of $675,000. Upon execution of these two purchase and sale agreements, the Company was conveyed an 85% working interest and a 63.75% NRI in the oil and natural gas properties in the Days Creek Field for a total purchase price of $6,080,245, of which $6,000,000 was financed by the issuance of three convertible notes payable to the sellers for $2,000,000 each (see Note 5).

The Days Creek purchase price allocation to the respective assets and liabilities acquired is as follows:

Oil and natural gas properties	$6,364,773
Property and equipment	60,903
Asset retirement obligation	(345,431)

Purchase price	$6,080,245

During 2006, the Company entered into an Asset Purchase and Sale Agreement for a total price of $400,630 including legal fees to acquire a 40% working interest in several 75% net working interest leases in Smackover Creek Field (“Smackover”) in Columbia County, Arkansas, covering approximately 1,114 acres. In a separate transaction, the Company later assigned a 16% working interest in the oil and natural gas properties in Smackover to Newton Petroleum AR1, LLC (“Newton”), a related party to RF Petroleum LA1 and RF Petroleum AR1, to acknowledge the down payments made in the purchase of the Delhi and Days Creek oil and natural gas properties.

The estimated fair value of this assigned interest totaled $160,000 and was recorded as other expense during the year ended December 31, 2006. This left the Company with a 24% working interest, but the Company also agreed to carry certain development costs of the seller, which gives the Company an effective 37.33% before casing point working interest.

In addition, Newton was also assigned a 40% ownership interest in the Company’s anticipated purchase of oil and natural gas properties in Clovis, New Mexico. As this acquisition was not completed during 2006, no value was recorded for the assignment during the year ended December 31, 2006.

Maxim TEP, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2006

Note 3 –	Oil and Natural Gas Properties (Continued)

New Mexico

During 2006, the Company made payments aggregating $ 328,997 to purchase lease and various lease options in the Hospah and Lone Pine Oil and Gas Fields in McKinley County, New Mexico.

Exploratory well cost

There is no capitalized exploratory well cost that is pending the determination of proved reserves for the years ended December 31, 2006 and 2005.

Note 4 –	Intangibles and Other Assets

Through December 31, 2005, the Company made payments aggregating $298,000 to Alchem Field Services, Inc. (“Alchem”) to acquire an equity interest in Alchem which is recorded on a cost basis. At December 31, 2006 and 2005, the Company reviewed the investment for impairment and determined that the investment had decreased in value. Accordingly, an impairment of $179,400 and $97,600 was recorded at December 31, 2006 and 2005, respectively, to reflect the net recoverable value of the investment estimated to be approximately $21,000 and $200,400, respectively.

During 2004, the Company entered into a joint venture agreement with a related party to utilize the LHD Technology and trade secrets, which is designed as a secondary enhancement technique for the purpose of stimulating oil and gas production by opening lateral channels extending radially from the well bore or horizontally into the oil and natural gas producing reservoir. The joint venture also includes the use of certain down-hole equipment. The agreement may be terminated by mutual consent of both parties at any time, and if for cause, termination must be in writing or may be terminated immediately in writing should the Company cease doing business or for other causes, as defined. At December 2006 and 2005, the Company has recorded $15,000 as an intangible asset to account for the license to use the LHD Technology and related trade secrets.

During 2004, the Company commenced negotiations with a related party to acquire their rights, title and interest in the LHD Technology, which is held by a patent, for a total price of $4,750,000 comprised of $4,000,000 of cash and 1,000,000 shares of the Company’s common stock valued at $0.75 per share or $750,000. A payment of $100,000 was made in 2005 as initial consideration while in negotiation, which was recorded as other assets. Effective September 12, 2006, the Company and the related party reached a final agreement to acquire the LHD Technology for an additional cash payment of $250,000, the issuance of two notes payable to the seller totaling $3,650,000 (see Note 5) and the issuance of 1,000,000 shares of common stock at fair market value of $0.75 per share (see Note 9).

The Company has recorded $4,750,000 as intangible assets at December 31, 2006 to account for the purchase agreement. The patent expires in 2013 and is being amortized over the life of the patent using the straight line method. At December 31, 2006, accumulated amortization totaled $ 169,643 .

Maxim TEP, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2006

Note 4 –	Intangibles and Other Assets (Continued)

Effective March 8, 2005, the Company entered into an assignment of a license agreement with Verdisys, Inc. (“Verdisys”) whereby Verdisys will assign all its right, title, and interest in its LHD Technology License (“Verdisys License”) for total cash consideration of $1,300,000. As further consideration of this assignment, the Company forgave and released Verdisys from a previously issued vender credit of $270,000, in exchange for two lateral drilling rigs with a fair market value totaling $270,000. At December 31, 2006 and 2005, the Company recorded $1,300,000 as intangible assets to account for the purchase of the license agreement. The patent expires in 2013 and the license is being amortized over the life of the patent using the straight line method. At December 31, 2006, accumulated amortization totaled $ 167,742 .

As of December 31, 2006 and 2005, management believes that the LHD Technology assets referred to above are fully realizable, thus no impairment is required.

Effective May 15, 2005, the Company entered into a purchase agreement with Edge Capital Group, Inc. (“ECG”) whereby ECG will convey, transfer, and deliver its rights to a license of the LHD Technology to the Company for a total consideration of $500,000. Payments are expected to be made in several installments and the title will be transferred and delivered upon the final payment. Total payments aggregating $75,000 have been recorded as other assets as of December 31, 2006 and 2005.

Effective September 26, 2006, the Company entered into a purchase agreement with J Integral Engineering, Inc. (“JIE”) for the acquisition of 100% of the common stock of JIE for a total purchase price of $6,000,000. JIE had a technology to fracture formations that fit the Company’s technology enhancement business plan. Several restrictions in the purchase agreement prevented the Company from having control of this business until the purchase price consideration was paid in full, therefore partial payments were recorded as other assets. Total payments including direct legal expenses aggregating $1,565,712 and $30,000 have been recorded as other assets as of December 31, 2006 and 2005, respectively. Subsequently in May 2007, the purchase and sale agreement was mutually terminated and the transaction unwound resulting in a loss of approximately $1.1 million being recorded at that time (see Note 16).

During 2006, the Company purchased two certificates of deposit totaling $300,000, of which $250,000 and $50,000 are collateral for letters of credit required by the State of Louisiana and Ergon, respectively, as financial security to be an operator in the state. The certificates of deposit matured on September 6, 2006 but have been extended to mature on September 6, 2008 and are subject to automatic extension for a period of twelve months on each successive expiration date unless terminated upon mutual agreement. The certificate of deposits have been recorded on the long-term basis within other assets.

Maxim TEP, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2006

Note 4 –	Intangibles and Other Assets (Continued)

Intangible assets consisted of the following at December 31:

	2006	2005

LHD Technology Joint Venture	$15,000	$15,000
LHD Technology Patent	4,750,000	-
Verdisys License	1,300,000	1,300,000

	6,065,000	1,315,000

Accumulated amortization	(337,385)	-

Intangible assets, net	$5,727,615	$1,315,000

Future amortization expense related to license and patent agreements is as follows:

2007	$846,313
2008	846,313
2009	846,313
2010	846,313
2011	846,313
Thereafter	1,481,050

$5,712,615

Note 5 –	Debt

Notes payable

Notes payable consists of the following at December 31:

	2006	2005

Notes payable	$1,229,475	$1,425,000
Notes payable, related party	3,650,000	605,000
Convertible notes payable	43,408,772	411,125
Convertible notes payable, related party	700,000	700,000

	48,988,247	3,141,125

Less unamortized debt discount	–	(138,925)

	48,988,247	3,002,200
Less current maturities:
Notes payable, net of discount	(38,638,247)	(572,283)
Notes payable, related party, net of discount	(3,650,000)	(529,917)

Notes payable, net of current maturities and discount	$6,700,000	$1,900,000

Maxim TEP, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2006

Note 5 –	Debt (Continued)

Notes payable (continued)

Effective September 12, 2006, the Company and a related party entered into a formal purchase and sale agreement to purchase their right, title and interest in the LDH Technology for a total purchase price of $4,750,000 comprised of $4,000,000 of cash and 1,000,000 shares of the Company’s common stock valued at $750,000 (see Note 4). During 2006, as part of the payment consideration, the Company issued two notes payable to the seller totaling $1,650,000 and $2,000,000, respectively. These notes payable mature on June 1, 2007 and December 31, 2007, respectively, and interest will accrue at a fixed interest rate of 8% starting from January 1, 2007 and January 1, 2008, respectively, until the amounts are paid. The Company had a total of $3,650,000 outstanding at December 31, 2006, and is currently in default on the $3,650,000 notes payable and is negotiating with the lender to convert $3,000,000 of the outstanding notes payable into the Company’s common stock and to extend the maturity date of the remaining $650,000.

In September 2006, the Company issued a promissory note to a financial institution in connection with the purchase of an automobile. The note matures on September 12, 2007, and bears interest at 5.5% per annum, payable in monthly installments of $3,349. The note is secured by the purchased equipment. The Company owed $29,475 under the note at December 31, 2006.

During 2006 and 2005, the Company executed notes payable with various individual investors aggregating $2,569,472 and $4,733,000, respectively. Of the notes payable executed during 2006 and 2005, $319,472 and $2,193,000, respectively, were with related parties. These notes payable mature from April 25, 2005 to May 18, 2007 bearing interest at fixed rates ranging from 6% to 12%. Simple interest will accrue from the note issue date and is due and payable either at maturity or quarterly or semi-annually until maturity. Should a note payable go into default, interest will accrue at a higher rate. Certain notes payable are secured by certain assets of the Company. At December 31, 2006 and 2005, the Company had $1,200,000 and $2,030,000, respectively, of these notes payable outstanding. Of the total balance outstanding at December 31, 2005, $605,000 was payable to related parties. No balance outstanding was payable to related parties at December 31, 2006. The Company is in default on notes payable of $400,000 at December 31, 2006 and is in the process of renegotiating its terms.

In April 2005, an unrelated party note holder, with a principal amount totaling $250,000, filed a claim against the Company as a result of its default of payment at maturity. During the same year, a settlement agreement was reached whereby the Company agreed to pay the note holder $100,000 in addition to repayment of the promissory note plus accrued interest and related costs. As a result, the note holder’s net revenue interest conveyed as part of the original note payable agreement was forfeited, which had no determinable fair value. At December 31, 2005, the Company recorded a $100,000 loss from this lawsuit settlement which is included as a reduction of the gain on lawsuit settlement within the statement of operations for the year ended December 31, 2005.

During 2006 and 2005, the Company offered various note holders the option to convert their outstanding notes payable and corresponding accrued interest into the Company’s common stock at an exchange rate of one share for each $0.75 of principal and interest. These notes were originally not convertible in accordance with the underlying terms of the loan agreements.

Maxim TEP, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2006

Note 5 –	Debt (Continued)

Notes payable (continued)

As a result, various note holders converted $2,216,667 and $3,663,959 of principal and $15,993 and $107,201 of accrued interest into 2,976,879 and 5,028,213 shares of the Company’s common stock during 2006 and 2005, respectively. Because of the early extinguishment, any unamortized debt discount or loan origination costs were recorded as loss on early extinguishment of debt, as discussed in more detail below under “Loss on early extinguishment of debt.”

During 2005, one note holder exchanged a $500,000 note payable for a 20% working interest in the Company’s interest in one of the Company’s wells being drilled at that time.

Convertible notes payable

During 2006, the Company executed three convertible promissory notes with Maxim TEP, PLC, a U.K. based unaffiliated company, totaling $37,408,772, of which $20,000,000 matures on June 30, 2007, bearing interest at the rate of zero percent through December 31, 2006, and 8% from January 1 through the maturity date. The remaining $17,408,772 is comprised of two notes, $15,408,772 and $2,000,000, which mature on January 31, 2007 and August 11, 2007, respectively, and bear interest at 8% per annum. These notes payable are convertible into shares of the Company’s common stock at an exchange rate of $0.75 per share, or into approximately 49.9 million shares. These notes are secured by certain oil and natural gas properties of the Company. During 2007, these notes went into default and are currently accruing interest at default rates of 10% and 18%, respectively. In December 2007, the Company and Maxim TEP, PLC entered into further agreements related to these promissory notes (see Note 16).

During November 2006, the Company entered into three convertible notes payable totaling $2,000,000 each ($6,000,000 in total) bearing interest at a rate of 10% which matured on October 31, 2007, secured by the leases in the Days Creek Field. These notes payable are convertible into shares of the Company’s common stock at an exchange rate of $1.50 per share, or into approximately 4,000,000 shares. These notes are collateralized by the Company’s oil and natural gas properties in Days Creek during 2007. The maturity dates on these notes were extended to mature on March 31, 2008, whereby the Company agreed to pay an additional $300,000 to the note holders as a fee for the extension. The extension fee is being amortized to interest expense using the interest method over the extension period. The company has an executed debt facility term sheet and is in the later stages of the due diligence process with an institutional financial company for development, refinancing and acquisition funding, of which a portion of the proceeds are for the payment of the three notes payable totaling $6 million. The notes have been verbally extended to the date this funding goes forward and the proceeds are released, but in lieu of an executed agreement they are technically in default.

During 2005, the Company executed convertible notes payable with other individual investors aggregating $2,800,000. Of the convertible notes payable executed during 2005, $2,350,000 were entered into with related parties. These notes payable mature from August 31, 2005 to May 18, 2007 bearing interest at a fixed rate ranging from 9% to 18%. Simple interest will accrue from the note date and is due and payable either at maturity or semi-annually until maturity. Should any of the 9% convertible notes go into default, interest will accrue at a rate of 11%. The notes are unsecured. Upon maturity and in lieu of receipt of payment of all or a portion of the outstanding principal, note holders may convert their note, in whole or in part, into shares of common stock of the Company determined by dividing the principal amount of the note by $0.75 per share. Some note holders also have the option to convert accrued interest on their notes into shares of common stock of the Company determined by dividing the accrued interest amount by $0.75 per share. At December 31, 2006 and 2005, the Company had $700,000 and $1,111,125, respectively, outstanding of convertible notes payable to certain of these investors.

Maxim TEP, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2006

Note 5 –	Debt (Continued)

Convertible notes payable (continued)

At December 31, 2006 should all the note holders execute their right to convert, the Company would be obligated to issue 933,333 shares of the Company’s common stock. Of the total outstanding balance at December 31, 2006 and 2005, $700,000 was payable to a related party. Subsequently in 2007, the maturity date of the note payable to the related party has been extended to March 30, 2008, whereby the Company issued warrants to purchase 466,666 shares of the Company’s common stock at an exercise price of $0.75 per share for a period of three years as a fee for extension. The fair value of the warrants is being amortized to interest expense using the interest method over the term of the extended note. The note payable bears interest at 12% from October 1, 2007 through March 30, 2008 and 18% in the event of default.

During 2006 and 2005, several note holders converted $301,125 and $1,906,250 of principal of their notes and $21,762 and $15,540 of corresponding accrued interest into 430,519 and 2,562,387 shares, respectively, of the Company’s common stock at an exchange rate of one share for each $0.75 of principal and interest converted. In case of early extinguishment, any unamortized debt discount or loan origination costs were recorded to interest expense, as discussed further below.

Beneficial conversion features

From time to time, the Company may issue convertible notes that have detached warrants and may contain an imbedded beneficial conversion feature. A beneficial conversion feature exists on the date a convertible note is issued when the fair value of the underlying common stock to which the note is convertible into is in excess of the remaining unallocated proceeds of the note after first considering the allocation of a portion of the note proceeds to the fair value of the warrants, if related warrants have been granted. In accordance with EITF 00-27 “ Application of Issue No. 98-5 to  Certain Convertible Instruments ,” the intrinsic value of the beneficial conversion feature is recorded as a debt discount with a corresponding amount to additional paid in capital. The debt discount is amortized to interest expense over the life of the note using the interest method. During the year ended December 31, 2005, beneficial conversion features related to convertible notes payable totaling $229,001 were recorded ($29,860 was attributable to related parties).

Detachable common stock warrants

In addition to their rights to receive principal and interest, certain note holders have a right to receive fully vested warrants to purchase shares of the Company’s common stock with an exercise price of $0.75 per share expiring three to five years from the date of the note.

During the years ended December 31, 2006 and 2005, certain note payable agreements provided for warrants to purchase a total of 825,000 shares and 7,343,500 shares of the Company’s common stock at an exercise price of $0.75 per share, respectively, of which warrants to purchase 375,000 shares and 5,856,000 shares were issued to related parties, respectively. The fair value of the warrants was determined using the Black-Scholes option pricing model and was recorded as a debt discount totaling $189,053 and $812,748 during the years ended December 31, 2006 and 2005, respectively.

Maxim TEP, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2006

Note 5 –	Debt (Continued)

Detachable common stock warrants (continued)

The debt discount is being amortized to interest expense over the life of the notes using the straight line method. Upon the repayment or conversion of a note payable into the Company’s common stock, any remaining unamortized debt discount is charged to interest expense or loss on early extinguishment of debt. At December 31, 2006 and 2005, accumulated amortization of debt discount totaled $968,963 and $779,910, respectively.

During 2005, warrants to acquire 170,000 shares of the Company’s common stock with an exercise price of $0.75 per share, expiring five years from the date of grant, were granted to two note holders to extend the maturity date of their notes payable totaling $94,875 for another year from October 31, 2005 to October 31, 2006. The fair value of each warrant was estimated on the note extension date using the Black-Scholes option pricing model. The estimated fair value of the warrants totaled $25,330.

Net revenue interest

Certain note holders are entitled to either receive a net revenue interest in certain of the Company’s oil and natural gas properties or to enter into revenue sharing agreements with the Company. Certain note holders have been conveyed certain of the following interests in the Company’s oil and natural gas activities:

1)
as of December 31, 2006 and 2005, a total of 13.5% net revenue interest in all wells in which the Company shall have an interest, not to exceed $4,000,000 per year of the Company’s net revenue, as defined;

2)
an approximate aggregate 4.8% and 2.6% net revenue interest in seven wells owned by the Company in South Belridge, California as of December 31, 2006 and 2005, respectively. The fair value of the net revenue interest was determined based on the present value of the underlying wells’ future net cash flows discounted at 10% and recorded as a debt discount totaling $108,663 and $134,900 during the year ended December 31, 2006 and 2005, respectively. The debt discount is being amortized to interest expense;

3)
as of December 31, 2006 and 2005, a total 20% working interest in the Company’s interest in a well bore on the Company’s California property. The well bore assignment was issued to a related party note holder as consideration for entering into a prior loan with the Company. The fair value of the well bore assignment incentive was determined based on the present value of the underlying well’s future net cash flows discounted at 10%. The estimated fair value of the well bore assignment totaled $162,920 and was recorded as other expense during the year ended December 31, 2005, the year it was acquired;

4)
as of December 31, 2006 and 2005, a total 20% net revenue interest in field net revenues, as defined, generated from certain of the Company’s oil and natural gas properties in Kentucky and California; and

5)	as of December 31, 2006, an aggregate 58.5% overriding royalty interest, as defined, in a well named McDermott Estate #5 located in Union Parish, Louisiana.

Maxim TEP, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2006

Note 5 –	Debt (Continued)

Interest expense, net

Interest expense consists of the following for the years ended December 31:

	2006	2005
Interest expense related to debt	$2,324,433	$773,879
Amortization of debt discount	334,761	1,000,247
Amortization of deferred financing costs	2,015,609	2,189,192
Capitalized interest	(141,985)	(225,431)
Interest income	(64,445)	(729)

	$4,468,373	$3,737,158

Loss on early extinguishment of debt

During the years ended December 31, 2006 and 2005, various debt instruments were extinguished prior to their maturity dates. At the time of extinguishment, any remaining unamortized debt discount or loan origination costs were either charged to interest expense (convertible notes) or recorded as a loss on early extinguishment of debt. During the years ended December 31, 2006 and 2005, $ 234,630 and $ 455,410, respectively, was recorded as loss on early extinguishment of debt.

Note 6 –	Production Payment Payable

During 2005, the Company entered into a production payment payable with a reputable third party financial institution that provides for total borrowings of up to $6,802,000, of which $222,000 and $6,275,000 was funded during 2006 and 2005, respectively. Of the proceeds received in 2005, $6,250,000 was used to acquire all the rights, title and interest in leases covering approximately 22,000 acres and 500 well bores owned by Ergon in the Monroe Gas Rock Field, Union Parish, Louisiana. The production payment payable is secured by the underlying property. Principal and interest will be paid out of production from the underlying property equal to 56% of the Company’s share of revenue produced until the principal has been repaid in full and an 18% internal rate of return is obtained by the financial institution. When the production payment payable has been repaid in full it will be terminated and replaced with a permanent 3% overriding royalty interest in the properties.

During 2006, production payments made to the financial institution were not sufficient to meet the aforementioned internal rate of return of 18%, therefore, the outstanding balance of the production payment payable was increased to accrue for the unpaid interest expense. At December 31, 2006 and 2005, the Company has a total of $ 6,714,356 and $6,275,000 outstanding as production payment payable, respectively.

Note 7 –	Revenue Sharing Agreements

During 2004, the Company entered into a revenue sharing agreement with four individual investors in the Oklahoma properties, of which two of the investors are Board of Directors and two investors are unrelated third parties who invested a total of $800,000 and $200,000, respectively.

Maxim TEP, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2006

Note 7 –	Revenue Sharing Agreements (Continued)

The revenue sharing agreements provided for (i) a 1% to 4.5% net royalty interest for each $100,000 of investment made to be paid from net revenue, as defined , received by the Company from four wells located on the Oklahoma property and (ii) warrants to purchase common stock of the Company with an exercise price of $0.75 per share expiring five years from the date of the agreement.

In the aggregate, the revenue sharing agreements resulted in the conveyance of a 17.5% net revenue interest in the Company’s Oklahoma wells and the granting of warrants to purchase 2,533,332 shares of common stock. The fair value of the warrants was determined using the Black-Scholes option pricing model and totaled $210,110. Proceeds allocated to the value of the net revenue interest conveyed totaled $789,890 resulting in a gain of $447,852 being recorded. Due to the abandonment of the Oklahoma property during January 2005, the Company offered these investors the option to exchange their net revenue interest in the four Oklahoma wells for a 17.5% net revenue interest in all wells in which the Company shall have an interest, subject to the first $4,000,000 per year (net revenue cap) of the Company’s net revenue, as defined. The $4,000,000 net revenue cap will decline by 2.5% per year beginning January 1, 2006. All the investors accepted the offer.

Additionally during 2005, the Company entered into revenue sharing agreements with two related parties for a 6% net revenue interest in all wells in which the Company shall have an interest, subject to the same $4,000,000 net revenue cap referred to above. This revenue interest was granted as compensation for their general fund raising services. The fair value of the revenue interest was determined based on the present value of the underlying wells’ future net cash flows discounted at 10%. The estimated fair value totaled $486,460 and was recorded as other expense during the year ended December 31, 2005.

During 2005, the Company entered into a revenue sharing agreement with two related parties who invested a total of $180,000 and $30,000 to purchase 1.2% and 0.2%, respectively, of net revenue, as defined, from oil and natural gas production attributable to and derived from the Louisiana wells in which the Company shall have an interest. The agreements also provided for warrants to purchase 180,000 and 30,000 shares, respectively, of common stock of the Company with an exercise price of $0.75 per share expiring five years from the date of the agreement. The fair value of the warrants was determined using the Black-Scholes option pricing model and totaled $26,754 which was allocated out of the proceeds of the sale and recorded as additional paid-in capital during the year ended December 31, 2005.

Note 8 –	Sale of Well Bores

During 2005, the Company entered into sale agreements with several investors to acquire working interests in three of the Company’s wells being drilled at that time; generating total proceeds of $3,000,000, of which $1,500,000 and $1,500,000 were invested by related parties and unrelated parties, respectively. Of the $3,000,000 received, $500,000 was attributable to a note holder who elected to exchange their note payable for a 20% working interest in the Company’s interest in a well (see Note 5). The agreement provides each investor, for every $250,000, 10% of the Company’s right, title and interest in and to certain well bores and associated interest in all surface facilities and casings in certain wells located on the California property. In addition, the agreements provide for warrants to purchase common stock of the Company with an exercise price of $0.75 per share expiring five years from the date of the agreement.

Maxim TEP, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2006

Note 8 –	Sale of Well Bores (Continued)

The final execution of the purchase and sale agreements resulted in the conveyance of a 40% working interest in the Company’s interest in two wells and a 20% working interest in the Company’s interest in one well, and the issuance of warrants to purchase 500,000 shares of the Company’s common stock. Of the warrants issued, 250,000 were issued to related parties. The fair value of the warrants was determined using the Black-Scholes option pricing model and totaled $63,232 and was recorded as additional paid-in capital during the year ended December 31, 2005. The proceeds received and debt exchanged were recorded as a reduction in the costs of the wells being drilled as they represented the reimbursement of the investors proportionate sharing of the cost to be incurred to drill and complete the wells including the underlying leasehold. The investors are also entitled to 100% of net revenue produced form their respective wells until the well has returned their investment (payout) of which at that time the Company will back-in to their respective net revenue interests retained.

In addition, during 2005, the Company assigned a related party note holder, with underlying principal totaling $1,000,000, a 20% working interest in the Company’s interest in a well bore located on the California property and to all of the Company’s interest in all surface facilities and casing associated with that well bore, for consideration of a prior investment and other services. The fair value of the 20% working interest conveyed was determined based on the present value of the underlying well’s future net cash flows discounted at 10%. The estimated fair value of the assignment totaled $162,920 and was recorded as other expense during the year ended December 31, 2005.

Note 9 –	Stockholders’ Equity

Preferred stock

The Company has preferred stock, $0.00001 par value, 50,000,000 shares authorized with zero shares issued and outstanding as of December 31, 2006 and 2005. The terms of the preferred shares are to be determined at the time of issuance.

Common stock

The Company has common stock, $0.00001 par value, 250,000,000 shares authorized. From time to time, common stock may be issued for goods and services, the fair value of these transactions has been determined based on recent cash transactions where common stock has been sold to investors or the fair value of the underlying transactions, whichever is more determinable.

During 2006 and 2005, total proceeds of $5,050,650 and $4,523,155 were generated through private offerings of common stock from the issuance of 6,760,865 and 6,030,878 shares, respectively, at $0.75 per share. Of the total number of common shares sold during the years ended December 31, 2006 and 2005, 466,667 and 136,666 shares were sold to related parties generating proceeds of $350,000 and $102,500, respectively.

During 2006, the Company issued 2,011,500 shares of common stock with a fair value of $0.75 per share with a total fair value of $1,508,625 for services to third parties.

During 2006, as a result of late payments to Orchard, the Company issued 1,333,333 shares of common stock as late fees. The fair market value of the underlying common stock on the date of issuance was $0.75 per share. The Company recorded $1,000,000 in other income (expense) as penalties for late payment to operator to account for the fair value of the common stock issued (see Note 3).

Maxim TEP, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2006

Note 9 –	Stockholders’ Equity (Continued)

Common stock (continued)

During 2006, the Company granted 1,000,000 shares of common stock at a fair value of $0.75 per share, or $750,000, as partial consideration to a related party for the purchase of patents, technology, techniques and trade secrets embodied in the LHD Technology (see Note 4).

During 2005, the Company issued 1,711,500 shares of common stock with a fair value of $0.75 per share with a total fair value of $1,283,625 as compensation to certain related consultants, Board of Directors, Advisory Directors, and Officers.

In order to reduce the number of warrants outstanding during 2006, the Company offered warrant holders an option to exchange their warrants for common stock on a four for five basis. Accordingly, the Company issued 18,305,545 shares of common stock to warrant holders and cancelled 22,915,255 warrants, with an original exercise price of $0.75 per share. Management’s estimate of fair market value of the underlying common stock on the date of the exchange was $0.75 per share. The Company recorded $10,934,480 as warrant inducement expense within other income (expense) during 2006 to account for the excess fair value of the common stock over the original estimate of the fair value of the underlying warrants.

During 2005, total proceeds of $300,000 and $283,125 were generated from Board of Directors exercising common stock options and warrants at $0.75 per share resulting in the issuance of 400,000 and 377,500 shares of common stock, respectively.

During 2006 and 2005, note holders comprising $2,555,547 and $5,692,950 of principal and accrued interest elected to convert into 3,407,398 and 7,590,600 shares of the Company’s common stock, respectively, at an exchange rate of one share for each $0.75 of principal (see Note 5).

During 2006, the Company repurchased 333,333 of the Company’s common stock for a total cost of $250,000, and these shares are being held in treasury.

Warrants

During 2006 and 2005, the Company entered into various note payable agreements with related and unrelated third party investors to fund its operations (see Note 5 under the caption “Detachable Warrants”). At December 31, 2006 and 2005, certain note payable agreements provide for warrants to purchase a total of 825,000 and 7,343,500 of the Company’s common stock, respectively, at an exercise price of $0.75 per share of which 375,000 shares and 5,856,000 shares were granted to related parties, respectively. These warrants expire three or five years from the date of grant. The fair value of these warrants was determined using the Black-Scholes option pricing model and was recorded as a debt discount totaling $189,053 and $812,748 during the years ended December 31, 2006 and 2005, respectively. The debt discount is being amortized to interest expense over the life of the notes using the straight line method.

Maxim TEP, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2006

Note 9 –	Stockholders’ Equity (Continued)

Warrants (continued)

During 2005, the Company entered into revenue sharing agreements with two related party investors (see Note 7). These revenue sharing agreements included warrants to purchase 210,000 shares of the Company’s common stock with an exercise price of $0.75 per share expiring five years from the date of the agreements. The estimated fair value of these warrants was determined using the Black-Scholes option pricing model and totaled $26,754. The fair value of the warrants were allocated out of the proceeds received and recorded as additional paid-in capital.

During 2005, the Company entered into the sale of working interests in well bores with several related and unrelated third party investors (see Note 8). The well bore sale agreements also provided for warrants to purchase a total of 500,000 shares of the Company’s common stock with an exercise price of $0.75 per share expiring five years from the date of the agreements. Of these warrants issued, 250,000 were issued to related parties. The estimated fair value of these warrants was determined using the Black-Scholes option pricing model and totaled $63,232 and was recorded as additional paid-in capital.

Warrants to purchase 1,288,815 and 8,093,567 shares of the Company’s common stock with an exercise price of $0.75 per share were granted to certain consultants, Board of Directors, and Advisory Directors for consulting and fund raising services provided during 2006 and 2005, respectively. These warrants expire five years from the date of grant. Of these warrants issued in 2005, 7,193,000 were granted to related parties. The estimated fair value of these warrants was determined using the Black-Scholes option pricing model and totaled $443,352 and $1,082,825 during 2006 and 2005, respectively, and was recorded as general and administrative expense or other expense based on the nature of service provided.

During 2005, warrants to purchase 170,000 shares of the Company’s common stock with an exercise price of $0.75 per share were granted to two unrelated parties for extending the terms of their notes payable (see Note 5). These warrants expire five years from the date of grant. The estimated fair value of these warrants was determined using the Black-Scholes option pricing model and totaled $25,330.

During 2006 and 2005, warrants to acquire 512,163 and 2,416,833 shares, respectively, of the Company’s common stock with an exercise price of $0.75 per share were granted to various stockholders in connection with the sale of the Company’s common stock. These warrants expire five years from the date of grant. Of these warrants issued in 2005, 633,000 were granted to related parties. The estimated fair value of the warrants was determined using the Black-Scholes option pricing model and totaled $176,184 and $322,781, respectively, and was recorded as common stock offering costs included in additional paid-in capital during 2006 and 2005, respectively.

Maxim TEP, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2006

Note 9 –	Stockholders’ Equity (Continued)

Warrants (continued)

The following is a summary of the warrant activity for the years ended December 31:

	2006		2005
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price

Outstanding, beginning of year	25,904,271	$0.75	7,547,871	$0.75

Granted	2,625,978	0.75	18,733,900	0.75
Exercised	(22,915,255)	0.75	(377,500)	0.75
Expired or cancelled	(67,500)	0.75	–	–

Outstanding, end of year	5,547,494	$0.75	25,904,271	$0.75

Exercisable, end of year	5,547,494	$0.75	25,904,271	$0.75

The weighted remaining contractual life of outstanding and exercisable warrants at December 31, 2006 is 3.5 years.

The weighted average fair value of the warrants granted during the years ended December 31, 2006 and 2005 was $0.34 and $0.13, respectively. The fair value of common stock warrants granted is estimated at the date of grant using the Black-Scholes option pricing model by using the historical volatility of a comparable public company. The calculation also takes into account the common stock fair market value at the grant date, the exercise price, the expected life of the common stock warrant, the dividend yield and the risk-free interest rate. Following are the assumptions used during the years ending December 31:

	2006	2005

Risk free rate	4.20% - 4.30%	3.39% - 4.14%
Expected life	5 years	3-5 years
Volatility	46%	1%
Dividend yield	0%	0%

Stock options

Effective May 13, 2005, the Board of Directors approved the 2005 Incentive Plan (“the Plan”) whereby the Company may award stock options and restricted stock to its employees, Board of Directors, consultants and advisors. As of December 31, 2006, the Company has authorized a maximum of 15,000,000 options to be made available for grant under the Plan (see Note 16).

Maxim TEP, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2006

Note 9 –	Stockholders’ Equity (Continued)

Stock options (continued)

During 2006 and 2005, the Company granted options to purchase 1,525,000 and 3,125,000 shares, respectively, of the Company’s common stock at an exercise price of $0.75 per share to the Board of Directors and Advisory Directors for services provided. These options expire ten years from the date of grant. Of these options granted in 2005, 1,925,000 vested at the date of grant, and 1,200,000 vest annually in one-third increments (400,000 each year) commencing on the date of grant. All the options granted in 2006 vested immediately on the grant date. During 2006, the estimated fair value of these stock options was determined on the grant date using the Black-Scholes option pricing model and the Company recorded $820,600 as general and administrative expense to account for the vested options. As of December 2005, out of the total fair value of $787,500, $585,900 was amortized to general and administrative expense during the year ended 2005 with the remainder of $201,600 being recorded as unamortized deferral compensation within the statement of stockholders’ equity (deficit). With the adoption of SFAS No. 123(R) effective January 1, 2007, the Company offset the remaining unamortized deferred compensation balance of $201,600 at December 31, 2005 against additional paid-in capital.

On August 29, 2006, the Company entered into a separation agreement with a board member. As part of the agreement, at the board member’s option, at any time prior to March 31, 2007, the board member may elect to exchange their option to purchase 250,000 shares of the Company’s stock for 250,000 shares of the Company’s stock. The estimated fair value of the option to exchange was determined on the agreement date using the Black-Scholes option pricing model to be $102,500 and recorded as general and administrative expense.

In addition, during 2006 and 2005, the Company granted options to purchase 650,000 and 3,450,000 shares, respectively, of the Company’s common stock at an exercise price of $0.75 per share to employees for services provided. These options expire five to seven years from the date of grant. Of these options granted, 525,000 and 3,450,000 were 100% vested on the date of grant during 2006 and 2005, respectively, and 125,000 granted in 2006 vest one year from the grant date. The estimated fair value of these stock options was determined on the grant date using the Black-Scholes option pricing model to be $261,950 and $444,500, respectively, of which $211,575 and $444,500, was amortized to general and administrative expense during 2006 and 2005, respectively.

During 2005, options to purchase 400,000 shares of the Company’s common stock were exercised by two related parties with an exercise price of $0.75 per share, generating proceeds of $300,000.

At December 31, 2006, 6,400,000 stock options were available under the Plan.

The aggregate intrinsic value of stock options outstanding and exercisable at December 31, 2006 is zero and the intrinsic value of common stock options exercised during 2005 was zero.

Maxim TEP, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2006

Note 9 –	Stockholders’ Equity (Continued)

Stock options (continued)

The following is a summary of the stock option activity for the years ended December 31:

	2006		2005
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price

Outstanding, beginning of year	6,425,000	$0.75	250,000	$0.75

Granted	2,175,000	0.66	6,575,000	0.75
Exercised	–	–	(400,000)	0.75
Expired or cancelled	–	–	–	–

Outstanding, end of year	8,600,000	$0.73	6,425,000	$0.75

Exercisable, end of year	8,075,000	$0.73	5,625,000	$0.75

The weighted average remaining contractual life of outstanding and exercisable stock options at December 31, 2006 is 6.5 and 6.4 years, respectively.

The weighted average fair value of options granted during the years ended December 31, 2006 and 2005 was $0.50 and $0.25, respectively. As of December 31, 2006, the unamortized amount remaining to be charged to expense in 2007 is $158,375. The fair value of common stock options granted is estimated at the date of grant using the Black-Scholes option pricing model by using the historical volatility of a comparable public company. The calculation also takes into account the common stock fair market value at the grant date, the exercise price, the expected life of the common stock option, the dividend yield and the risk-free interest rate. In addition, the Company estimates a forfeiture rate at the inception of the option grant based on historical data and adjusts this prospectively as new information regarding forfeitures becomes available. Following are the assumptions used during the years ending December 31:

	2006	2005

Risk free rate	4.20% - 4.30%	3.39% - 4.14%
Expected life	5-10 years	5-10 years
Volatility	46%	1%
Dividend yield	0%	0%

Maxim TEP, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2006

Note 9 –	Stockholders’ Equity (Continued)

Stock options (continued)

The following is a summary of the non-vested stock option activity for the years ended December 31:

	2006		2005
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price

Non-vested, beginning of year	800,000	$0.75	–	$–

Granted	2,175,000	0.66	6,575,000	0.75
Vested	(2,450,000)	0.67	(5,775,000)	0.75
Expired or cancelled	–	–	–	–

Non-vested , end of year	525,000	$0.75	800,000	$0.75

Note 10 –	Related Party Transactions

During 2006 and 2005, the Company sold common stock of the Company totaling 466,667 and 136,666 shares, respectively, at $0.75 per share to its Board of Directors or to members of their immediate family. The total proceeds received from the sale of these shares during 2006 and 2005 were $350,000 and $102,500, respectively.

During 2005, total proceeds of $300,000 and $283,125 were generated from a Board of Director who exercised their common stock options and warrants resulting in the issuance of 400,000 and 377,500 shares of common stock at $0.75 per share, respectively.

In order to reduce the number of warrants outstanding during 2006, the Company offered warrant holders an option to exchange their warrants on a four for five basis. The Company issued 15,165,600 shares of common stock to related party warrant holders in exchange for approximately 18,957,000 warrants, with an original exercise price of $0.75 per share. The fair market value of the underlying common stock on the date of the exercises was $0.75 per share. The Company recorded approximately $9,200,000 as warrant inducement expense within other income (expense) to account for the excess fair value of the common stock over the original estimate of the fair value of the warrants.

At December 31, 2006 and 2005, the Company had notes payable in the amount of $4,350,000 and $1,229,917 (net of unamortized debt discount of $0 and $53,727, respectively) owed to related parties, respectively. Total borrowings from related parties during the years ended December 31, 2006 and 2005 were $3,969,472 and $4,543,000, respectively.

Total interest expense on notes payable, related parties, was $262,090 and $1,115,246 for 2006 and 2005, respectively, of which $6,112 and $109,284 has been capitalized to oil and natural gas properties. Total interest payments were $232,655 and $143,866 in 2006 and 2005, respectively. In addition to these notes payable, the related party note holders received warrants to purchase a total of 375,000 and 5,856,000 shares of the Company’s common stock at an exercise price of $0.75 per share during 2006 and 2005, respectively. In addition, certain related party note holders are entitled either to receive a net revenue interest in certain of the Company’s oil and gas properties or to enter into revenue sharing agreements with the Company.

Note 10 –	Related Party Transactions (Continued)

As of December 31, 2006 and 2005, the related party note holders have received the following:

1)	an 8.5% net revenue interest in all wells in which the Company shall have an interest, not to exceed $4,000,000 per year of the Company’s net revenue, as defined;

2)
a 0.01428% net revenue interest in seven wells owned by the Company in South Belridge, California. The fair value of the net revenue interest was determined based on the present value of the underlying wells’ future net cash flows discounted at 10% and recorded as a debt discount totaling $749 during the year ended December 31, 2005;

3)
a 20% working interest in the Company’s interest in a well bore on the Company’s California property. The well bore assignment was received by a related party note holder as consideration for entering into a prior loan with the Company. The fair value of the well bore assignment was determined based on the present value of the underlying well’s future net cash flows discounted at 10%. The estimated fair value of the assignment totaled $162,920 and was recorded as other expense during the year ended December 31, 2005; and

4)	A 14.64% net revenue interest from field net revenues, as defined, generated from the Company’s oil and natural gas properties in Kentucky and California.

5)	as of December 31, 2006, an 8.5% overriding royalty interest, as defined, in a well named McDermott Estate #5 located in Union Parish, Louisiana.

During 2006 and 2005, related party note holders converted a total of $266,667 and $3,898,959, respectively, of principal and $7,364 and $68,957 of interest into 365,375 and 5,290,554 shares of common stock, respectively, at an exchange rate of one share for each $0.75 of principal and interest.

During 2005, the Company recorded a total of $152,930 for the loss on early extinguishment of related party debt.

During 2004, the Company sold revenue sharing agreements to two related party investors generating total proceeds of $800,000. The agreements resulted in the conveyance of a 15.5% net revenue interest in the Company’s Oklahoma property and the issuance of warrants to purchase 2,000,000 shares of common stock with an exercise price of $0.75 per share.

Due to the abandonment of the Oklahoma property during January 2005, the Company offered two related party investors the option to exchange their net revenue interest in the four Oklahoma wells for a 15.5% net revenue interest in all wells in which the Company shall have an interest, not to exceed $4,000,000 per year of the Company’s net revenue, as defined.

During 2005, the Company sold revenue sharing agreements to two related parties who invested a total of $180,000 and $30,000 to purchase 1.2% and 0.2%, respectively, of net revenue interest from production attributable to and derived from the Louisiana wells in which the Company shall have an interest. These agreements also provide for warrants to purchase 210,000 shares of common stock of the Company with an exercise price of $0.75 per share expiring five years from the date of the agreement. The fair value of the warrants was determined using the Black-Scholes option pricing model and totaled $26,754. During 2005, the Company entered into revenue sharing agreements with two related parties for a total of 6% net revenue interest in all wells in which the Company shall have an interest, not to exceed $4,000,000 per year of the Company’s net revenue, as defined.

Note 10 –	Related Party Transactions (Continued)

In addition, during 2005, a 6% net revenue interest was granted to two related parties as compensation for their fund raising services. The fair value was determined based on the present value of the underlying wells’ future net cash flows discounted at 10%. The estimated fair value of the 6% net revenue interest totaled $486,460 and was recorded as other expense during the year ended December 31, 2005.

During 2005, the Company entered into purchase and sale of working interest agreements with certain Board of Directors generating proceeds totaling $1,500,000. The agreements provide each investor, for every $250,000 investment, 10% of the Company’s right, title and interest in and to certain well bores and associated interest in all surface facilities and casing in certain wells located on the California property. In addition, the agreements provide for warrants to purchase common stock of the Company with an exercise price of $0.75 per share expiring five years from the date of the agreement. Execution of the agreements resulted in the conveyance of 40% and 20%, respectively, of working interest in the Company’s interest in two wells and the granting of warrants to purchase 250,000 shares of common stock. The estimated fair value model totaled $31,616 and was recorded as paid-in capital during the year ended December 31, 2005. The investors are also entitled to 100% of net revenue produced from their respective wells until the well has returned their investment (payout), at which time the Company will back-in to their respective net revenue interests retained.

At December 31, 2006 and 2005, the Company had receivables of $112,846 and $9,413, respectively, due from officers and employees and payables of $59,263 and $19,284, respectively, due to officers and employees. These amounts are recorded in other accounts receivable and accounts payable, respectively.

At December 31, 2006, the Company had receivables of $180,012 from related party well bore and revenue sharing agreement owners. At December 31, 2005, the Company had payables of $264,924 due to the same related parties. These amounts are recorded in other accounts receivable and accrued liabilities, respectively.

In addition to the transactions described above, the Company entered into various transactions with several of its board of directors, officers, employees, and members of their immediate family for services. The following is a summary of these transactions for the years ended December 31, 2006 and 2005:

	Year Ended December 31, 2006
	Cash	Common Stock Options	Common Stock	Total

Consulting fees-board members	$306,000	$923,100	$–	$1,229,100
Consulting fees-officers and their immediate family	37,000	–	–	37,000
Commissions-employee	200,000	–	–	200,000
Rental expense-board member	4,900	–	–	4,900
Finance costs-board member	12,000	–	–	12,000
Purchase of intellectual property- board member	250,000	–	750,000	1,000,000

	$809,900	$923,100	$750,000	$2,483,000

Maxim TEP, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2006

Note 10 –	Related Party Transactions (Continued)

	Year Ended December 31, 2005
	Cash	Common Stock Options	Common Stock	Warrants	Total

Consulting fees-board members	$3,000	$585,900	$375,000	$236,500	$1,200,400
Consulting fees-officers	1,800	–	–	–	1,800
Consulting fees-consultant	–	–	8,625	–	8,625
Marketing costs-board members	9,000	–	–	–	9,000
Finance costs-board members	50,000	–	–	715,554	765,554
Purchase of intellectual property - board member	100,000	–	–	–	100,000

	$163,800	$585,900	$383,625	$952,054	$2,085,379

Note 11 –	General and Administrative Expenses

General and administrative expenses consisted of the following for the years ended December 31:

	2006	2005

Payroll, payroll taxes, and related benefits	$5,024,402	$2,528,345
Consulting services	939,069	1,882,844
Commissions and marketing costs	343,698	67,209
Legal and professional	628,965	414,605
Travel and entertainment	639,839	937,253
Office and equipment lease	167,490	129,853
Insurance	123,728	147,789
Other expenses	290,034	328,084

Total	$8,157,225	$6,435,982

Note 12 –	Federal Income Tax

No provision for federal income taxes has been recognized for the years ended December 31, 2006 and 2005 as the Company incurred a net operating loss for income tax purposes in each year and has no carryback potential. Additionally, it is uncertain if the Company will have taxable income in the future so a valuation allowance has been established for the full value of net tax assets. Deferred tax assets and liabilities as of December 31, 2006 and 2005, consist of the following:

	2006	2005
Deferred tax assets:
Net operating loss carry forwards	$16,438,924	$7,163,568
Stock based compensation	1,168,216	631,687
Other	–	161,362

Total deferred tax assets	17,607,140	7,956,617

Maxim TEP, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2006

Note 12 –	Federal Income Tax (Continued)

	2006	2005
Deferred tax liabilities:
Basis difference in property and equipment	1,224,437	355,770
Other	9,357	–

Total deferred tax liabilities	1,233,794	355,770

Total deferred tax assets, net	16,373,346	7,600,847

Valuation allowance	(16,373,346)	(7,600,847)

Net deferred tax assets	$–	$–

The Company has provided a valuation allowance for net deferred tax assets, as it is more likely than not that these assets will not be realized. For the year ended December 31, 2006, the valuation allowance increased by $8,772,499.

At December 31, 2006, the Company has net operating loss carryforwards of approximately $48.0 million for federal income tax purposes. These net operating loss carryforwards may be carried forward in varying amounts until 2025 and may be limited in their use due to significant changes in the Company's ownership.

A reconciliation of the income tax provision computed at statutory tax rates to the income tax provision for the years ended December 31, 2006 and 2005 is as follows:

	2006	2005

Federal income tax expense (benefit) at statutory rate	(34)%	(34)%
Change in valuation allowance	34%	34%

Total income tax provision	–%	–%

Note 13 –	Commitments and Contingencies

From time to time the Company is involved in litigation matters that are routine to the ongoing operations to the Company. The final outcome of these matters are uncertain and management of the Company is not aware of any such matters pending that would have a material impact on the financial position of the Company.

Settled litigation

Oklahoma litigation

Metro, the operator of the Company’s Oklahoma property, initiated a lawsuit against the Company on March 9, 2005. The lawsuit originally sought $175,440 for labor and materials for the reworking of four natural gas wells on the Oklahoma property. The petition also sought to foreclose on the Company's interest in its four gas wells through Metro's oil and gas lien filed against the property.

Maxim TEP, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2006

Note 13 –	Commitments and Contingencies (Continued)

Settled litigation (continued)

Oklahoma litigation (continued)

The Company denied the allegation and filed a counterclaim asserting additional claims for conversion of funds Metro claims to be holding in suspense and an accounting for all proceeds and sales from the four gas wells. In addition, the Company filed a third-party complaint against four principals of Metro and a geologist in connection with their claim. The Company also claimed to seek the return of approximately $1,400,000 expended to work over the four wells on the property, attorney fees and other costs.

Effective December 20, 2005, Metro and the Company reached a settlement that dismissed all claims against all parties. The parties agreed to the following:

•
Both parties will release all claims and lawsuits. Metro will forgive the Company for unpaid expenses allegedly owed by the Company related to the Oklahoma properties. The Company will release all claims to any funds held in suspense and allow those funds to be released to Metro. The Company will be released from all plugging cost associated with the wells.

•	The AMI/DP Agreement dated July 26, 2004 was terminated and the Company no longer has any rights or claims under such agreement.

•	Metro will pay the Company $500,000 cash.

•	Metro will assign to the Company a 100% working interest and 81.25% NRI in an approximate 640 acre oil and natural gas lease located in Barber County, Kansas with a fair value of $250,000.

•
Metro and the Company will agree to grant each other easement rights across other properties Metro owns in Kansas that are near or adjacent to the Kansas property assigned to the extent necessary, and to the extent it can, so that the Company and Metro can connect to pipelines.

As a result of the settlement, the Company recorded a net gain on lawsuit settlements of $899,458 during 2005.

Note payable default

In April 2005, a note holder, with a principal amount totaling $250,000, filed a claim for statutory fraud as a result of the Company’s default of payment. During the same year, a settlement agreement was reached whereby the Company agreed to pay the note holder $100,000 in addition to repayment of the promissory note plus accrued interest and related costs. As a result, the note holder’s net revenue interest conveyed as part of the original note payable agreement was forfeited. At December 31, 2005, the Company recorded a $100,000 loss from this lawsuit settlement.

Pending litigation

At December 31, 2006, there is a legal action being pursued against the Company in which present and former owners of property are seeking damages for alleged soil, groundwater and other contamination, allegedly resulting from oil and gas operations of multiple companies in the Delhi Field in Richmond Parish, Louisiana over a time period exceeding fifty years.

Maxim TEP, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2006

Note 13 –	Commitments and Contingencies (Continued)

Pending litigation (continued)

Originally consisting of 14,000 acres when the field was discovered in 1952, the Company acquired its interest in leases covering 1,400 acres in 2007. As part of the acquisition terms, the Company agreed to indemnify predecessors in title, including its grantor, against ultimate damages related to the prior operations. Upon the Company’s purchase of its interest, a site specific trust account was established for property covered by its acquired interest. Discovery activity in the suit has only recently begun, and it is too early to predict the ultimate outcome, although the Company believes that it has meritorious defenses with regard to the plaintiffs’ claims with regard to the extent of its monetary exposure under its indemnity in favor of its predecessors in title. The Company intends to defend the suit vigorously through counsel retained in Louisiana for that purpose.

Operating leases

The Company leases its office space under a long-term operating lease that expires in 2009. Total rent expense incurred for the years ended December 31, 2006 and 2005 was $ 141,233 and $129,853, respectively.

Future minimum lease payments for no cancelable operating leases are as follows:

Year Ended December 31,

2007	$139,144
2008	143,756
2009	123,000

Total minimum lease payments	$405,900

Note 14 –	Reporting by Business Segments

The Company has three operating segments: oil and natural gas exploration and production, drilling services and lateral drilling services. These segments are managed separately because of their distinctly different products, operating environments and capital expenditure requirements. The oil and natural gas production unit explores for, develops, produces and markets crude oil and natural gas, with all areas of operation in the United States. The drilling services unit provides drilling services for the Company’s subsidiaries and their working interest partners and to third parties. The lateral drilling services unit provides lateral drilling services for third parties, sub-licenses the Company’s LHD Technology, and sells related LHD Technology equipment. Segment performance is evaluated based on operating income (loss), which represents results of operations before considering general corporate expenses, interest and debt expenses, other income (expense) and income taxes.

Maxim TEP, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2006

Note 14 –	Reporting by Business Segments (Continued)

	Year Ended December 31,
	2006	2005
Revenues:
Oil and natural gas exploration and production	$2,979,219	$713,239
Drilling services	66,344	–
Lateral drilling services	377,500	1,330,603
Total	3,423,063	2,043,842

Operating income (loss):
Oil and natural gas exploration and production	(10,820,025)	(8,424,804)
Drilling services	(1,117,711)	–
Lateral drilling services	(576,381)	(194,763)
Total	(12,514,117)	(8,619,567)

Corporate expenses (1)	(5,791,412)	(5,666,027)
Alternative investment market fund raising activities	(2,666,587)	(142,542)
Impairment of investment	(179,400)	(97,600)
Gain on lawsuit settlements, net	–	799,458
Warrant inducement expense	(10,934,480)	–
Interest expense, net	(4,468,373)	(3,737,158)
Loss on extinguishment of debt	(234,630)	(455,410)
Other miscellaneous expense, net	(33,510)	(3,683)

Net loss	$(36,822,509)	$(17,922,529)

Depletion, depreciation and amortization:
Oil and natural gas exploration and production	$1,347,137	$706,679
Drilling services	30,148	–
Lateral drilling services	337,385	–
Other	45,731	34,763
Total	$1,760,401	$741,442

Impairment of oil and natural gas properties:	$4,843,688	$6,330,320

Capital expenditures (2) :
Oil and natural gas exploration and production	$16,807,126	$8,018,036
Drilling services	1,866,392	–
Lateral drilling services	410,636	1,397,600
Other	77,015	104,317
Total	$19,161,169	$9,519,953

Total assets:
Oil and natural gas exploration and production	$32,135,951	$12,850,375
Drilling services	47,644	–
Lateral drilling services	6,204,684	1,908,508
Other	5,924,408	837,299
Total	$44,312,687	$15,596,182

(1)	Includes non-cash charges for the fair value of stock options granted to employees and non-employee directors for services of $1,134,675 and $1,030,400 in 2006 and 2005, respectively.
(2)	Includes capital expenditures for oil and natural gas properties, capital expenditures for property and equipment, change in oil and natural gas properties accrual, and purchase of intangible assets.

Maxim TEP, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2006

Note 15 –	Supplementary Financial Information on Oil and Natural Gas Exploration, Development and Production Activities (Unaudited)

The following disclosures provide unaudited information required by SFAS No. 69, “Disclosures About Oil and Gas Producing Activities.”

Results of operations from oil and natural gas producing activities

The Company’s oil and natural gas properties are located within the United States. The Company currently has no operations in foreign jurisdictions.

Results of operations from oil and natural gas producing activities are summarized below for the years ended December 31:

	2006	2005

Revenues	$2,979,219	$713,239
Production (lifting) costs
Production and lease operating expenses	1,725,211	342,364
Revenue sharing royalties	389,757	276,235
Exploration costs	882,884	763,428
Impairment of oil and natural gas properties	4,843,688	6,330,320
Accretion of asset retirement obligation	107,596	14,299
Depreciation, depletion and amortization	1,299,083	706,679

Total costs	9,248,219	8,433,325

Pretax income (loss) from producing activities	(6,269,000)	(7,720,086)
Income tax expense	–	–
Results of oil and natural gas producing activities (excluding overhead and interest costs)	$(6,269,000)	$(7,720,086)

Costs incurred

Costs incurred in oil and natural gas property acquisition, exploration and development activities are summarized below for the years ended December 31:

	2006	2005

Property acquisition costs:
Unproved	$6,094,136	$1,120,000
Proved	5,929,225	6,904,843
Exploration costs	85,453	2,174,789
Development costs	7,446,629	10,889,002
Asset retirement obligations	890,355	727,602
Total costs incurred	$20,445,798	$21,816,236

Maxim TEP, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2006

Note 15 –	Supplementary Financial Information on Oil and Natural Gas Exploration, Development and Production Activities (Unaudited) (Continued)

Oil and natural gas reserves

Proved reserves are estimated quantities of oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves that can reasonably be expected to be recovered through existing wells with existing equipment and operating methods.

Proved oil and natural gas reserve quantities at December 31, 2006 and 2005, and the related discounted future net cash flows are based on estimates prepared by independent petroleum engineers. The reserves as of December 31, 2006 were derived from reserve estimates prepared by Aluko & Associates, Inc., an independent reserve engineer. The reserves as of December 31, 2005 were derived from reserve estimates prepared by Netherland, Sewell & Associates, Inc, an independent reserve engineer, as of June 30, 2006 and were adjusted to reflect activities for the period January 1, 2006 to June 30, 2006 and to reflect pricing as of December 31, 2005 to be consistent with guidelines determined by the Securities and Exchange Commission. Such estimates have been prepared in accordance with guidelines established by the Securities and Exchange Commission.

The Company’s net ownership interests in estimated quantities of proved oil and natural gas reserves and changes in net proved reserves are summarized below as of December 31:

	Barrels of Oil and Condensate
	2006	2005

Proved developed and undeveloped reserves:
Beginning of year	82,289	685
Purchase of oil and natural gas property in place	2,435,779	–
Discoveries and extensions	–	92,420
Revisions	(37,080)	–
Sale of oil and natural gas properties in place	–	–
Production	(16,167)	(10,816)

End of year	2,464,821	82,289

Proved developed reserves at beginning of year	29,211	685

Proved developed reserves at end of year	665,751	29,211

Maxim TEP, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2006

Note 15 –	Supplementary Financial Information on Oil and Natural Gas Exploration, Development and Production Activities (Unaudited) (Continued)

Oil and natural gas reserves (continued)

	Million Cubic Feet of Natural Gas
	2006	2005

Proved developed and undeveloped reserves:
Beginning of year	4,928,839	–
Purchase of oil and natural gas property in place	–	4,461,788
Discoveries and extensions	66,997	499,112
Revisions	57,590	–
Sale of oil and natural gas properties in place	–	–
Production	(313,585)	(32,061)

End of year	4,739,841	4,928,839

Proved developed reserves at beginning of year	4,625,302	–

Proved developed reserves at end of year	4,739,841	4,625,302

Purchases of oil and gas property in 2005 related entirely to the acquisition of the Marion Field. Purchases of oil and gas property in 2006 consist of the Days Creek Field with 26,795 bbl of reserves and the Delhi Field with 2,408,983 bbl of reserves. Discoveries and extensions in 2005 were from the seven drilled and producing wells and two proved undeveloped wells in the South Belridge Field. Discoveries and extensions in 2006 were from the newly drilled wells in the Marion Field. Revisions in 2006 consist of favorable decline curve adjustments made by the independent engineers in the Marion field, offset by two wells in South Belridge included as proved undeveloped in 2005 being developed in 2006 and producing less oil and natural gas than originally projected in the 2005 reserve report. Production was almost entirely from the newly drilled wells coming on line throughout 2005 in the South Belridge field. Production in 2006 includes a full year of those wells in the South Belridge field and two more wells were put on production mid-year. Production in 2006 also includes natural gas production from the newly acquired Marion field.

Standardized measure

The standardized measure of discounted future net cash flows relating to the Company’s ownership interests in proved oil and natural gas reserves for the years ended December 31 are shown below:

	2006	2005

Future cash inflows	$162,138,215	$55,190,760
Future oil and natural gas operating expenses	(47,342,964)	(22,844,409)
Future development costs	(4,144,583)	(4,726,913)
Future income tax expenses	(14,199,754)	–
Future net cash flows	96,450,914	27,619,438
10% annual discount for estimating timing of cash flow	(43,133,667)	(14,340,168)
Standardized measure of discounted future net cash flow	$53,317,247	$13,279,270

Future cash flows are computed by applying year-end prices of oil and natural gas to year-end quantities of proved oil and natural gas reserves. Average prices used in computing year- end 2006 and 2005 future cash flows were $54.39 and $55.62 for oil, respectively, and $5.92 and $10.27 for natural gas, respectively. Future operating expenses and development costs are computed primarily by the Company’s petroleum engineers by estimating the expenditures to be incurred in developing and producing the Company’s proved oil and natural gas reserves at the end of the year, based on year end costs and assuming continuation of existing economic conditions.

Future income taxes are based on year-end statutory rates, adjusted for tax basis of oil and natural gas properties and availability of applicable tax assets. At December 31, 2005, it was uncertain if the Company would have taxable income in the future, thus no tax provision was provided. A discount factor of 10% was used to reflect the timing of future net cash flows.

Maxim TEP, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2006

Note 15 –	Supplementary Financial Information on Oil and Natural Gas Exploration, Development and Production Activities (Unaudited) (Continued)

Standardized measure (continued)

The standardized measure of discounted future net cash flows is not intended to represent the replacement cost or fair market value of the Company’s oil and natural gas properties. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs, and a discount factor more representative of the time value of money and the risks inherent in reserve estimates.

Changes in standardized measure

Included within standardized measure is reserves purchased in place. The purchase of reserves in place includes undeveloped reserves which were acquired at minimal value that have been estimated by independent reserve engineers to be recoverable through existing wells utilizing equipment and operating methods available to the Company and that are expected to be developed in the near term based on an approved plan of development contingent on available capital.

Changes in the standardized measure of future net cash flows relating to proved oil and natural gas reserves for the years ended December 31 is summarized below:

	2006	2005

Changes due to current-year operations:
Sale of oil and natural gas, net of oil and nature gas operating expenses	$(864,251)	$(94,641)
Extensions and discoveries	169,566	(223,052)
Development costs incurred	6,846,278	–
Purchase of oil and gas properties	57,031,266	13,639,736
Changes due to revisions in standardized variables:
Prices and operating expenses	(8,648,444)	(1,483)
Income taxes	(7,849,504)	–
Estimated future development costs	(2,898,848)	–
Revision of quantities	(2,156,261)	–
Sales of reserves in place	–	–
Accretion of discount	1,327,927	(3,744)
Production rates, timing and other	(2,919,752)	(104)

Net of change	40,037,977	13,316,712

Beginning of year	13,279,270	(37,442)

End of year	$53,317,247	$13,279,270

Note 16 –	Subsequent Events

In May 2007, the purchase agreement between the Company and JIE (see Note 4) was mutually terminated by the two parties and the transaction unwound. A loss of approximately $1.1 million was recorded during 2007 related to the abandonment of this investment.

Maxim TEP, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2006

Note 16 –	Subsequent Events (Continued)

Effective May 1, 2007, the Company entered into a purchase and sale agreement with Denbury Onshore, LLC, to sell all of its interest in the Holt Bryant Sand formation of the Delhi property for $2,500,000. The transaction closed on June 1, 2007 and the Company assigned its 96.194% working interest in nine specific wells, and all associated easements, rights-of-way, support facilities and equipment related to these wells. The proceeds received were recorded as an adjustment to the cost of the property and no gain or loss was recorded.

During the year ended December 31, 2007, total proceeds of approximately $3,200,000 were generated through private offerings of approximately 4,300,000 shares of the Company’s common stock.

During September 2007, the Company executed an agreement with a consulting services firm to provide investor relations services for a period of up to 24 months. As consideration for their services, 4,599,692 shares of common stock are to be issued contingent on the Company becoming traded on a publicly listed exchange.

During October 2007, the Company reacquired various working interests in certain wells located in the South Belridge field from several individuals. The purchase price consideration comprised offsetting $388,463 of joint interest billings owed to the Company, the issuance of $3,000,000 of 9% convertible notes payable maturing in October 2009, the issuance of 373,333 shares of common stock, and the granting of 1,000,000 warrants with an exercise price of $0.75 per share. The notes are convertible into common stock of the Company at a conversion rate of $0.75 per dollar of principal. Of the total of the convertible notes, common stock and warrants issued, $1,500,000, 233,332 shares of common stock and 625,000 warrants to acquire common stock of the Company at $0.75 per share, respectively, were issued to related parties.

During October 2007, the Company reacquired certain Revenue Sharing Agreements comprising 4.36% in the aggregate on a certain seven wells located in the South Belridge field by granting 1,106,672 warrants with an exercise price of $0.75 per share.

During the fourth quarter of 2007, the Company borrowed an additional $1,000,000 from a related party at a 20% imputed interest rate, maturing in one year from the note date.

During the fourth quarter of 2007, the Company sold a 5% overriding royalty interests in the Days Creek oil and natural gas property and granted to these investors 150,000 warrants with an exercise price of $0.75 per share, generating total proceeds of $500,000. Of this sale, 2.5% overriding royalty interest and 75,000 warrants were granted to a related party for $250,000.

During the fourth quarter of 2007, the Company 's Chief Executive Officer stepped down and was replaced by a member of the Board of Directors. Furthermore, the Chief Financial Officer was reassigned to the position of Chief Operations Officer and his former position filled by an experienced and reputable third party.

During December 2007, the Company and Maxim TEP, PLC entered into negotiations to restructure its debt obligation totaling $37,408,772. Management believes that a final agreement will be reached in first quarter of 2008.

During December 2007, the Board of Directors approved the increase in the number of shares of common stock of the Company available under the Plan from 15,000,000 to 30,000,000.

Maxim TEP, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2006

Note 16 –	Subsequent Events (Continued)

During January 2008, the Company restructured its management and terminated its Chief Operations Officer and Chief Information Officer in addition to certain employees whose positions had been combined with the remaining workforce.